Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ENCANA CORPORATION,

NEAPOLITAN MERGER CORP.,

and

NEWFIELD EXPLORATION COMPANY

dated as of

October 31, 2018

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 31, 2018, is by and among Encana Corporation, a Canadian corporation (“Parent”), Neapolitan Merger Corp., a Delaware corporation and an indirect, wholly-owned Parent Subsidiary (“Merger Sub”), and Newfield Exploration Company, a Delaware corporation (the “Company”).  All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement, unless the context clearly provides otherwise.  Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, Parent owns, directly or indirectly, all of the issued and outstanding stock of Alenco Inc., a Delaware corporation (“US Holdco”) and US Holdco owns all of the issued and outstanding stock of Encana Oil & Gas (USA) Inc., a Delaware corporation (“US Opco”), and US Opco owns all of the issued and outstanding stock of Merger Sub;

WHEREAS, the Parties wish to effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), with the Company being the surviving entity and an indirect, wholly-owned Parent Subsidiary (the “Merger”);

WHEREAS, in connection with the Merger, at the Effective Time each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares) shall be automatically converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has (a) unanimously determined that the terms of this Agreement and the transactions contemplated hereby (the “Transactions”), including the Merger, are advisable, fair to, and in the best interests of, the Company and its stockholders (the “Company Stockholders”), (b) unanimously approved and declared advisable this Agreement and the Transactions, including the Merger, (c) unanimously approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein, (d) unanimously directed that this Agreement be submitted to the Company Stockholders at the Company Stockholders Meeting to approve its adoption, (e) taken all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable Law with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other forms of anti-takeover Laws that may purport to be applicable will not apply with respect to or as a result of the entry into this Agreement and the consummation of the Transactions, including the Merger, and (f) unanimously resolved to recommend that the Company Stockholders approve the adoption of this Agreement (the “Company Board Recommendation”);

WHEREAS, the board of directors of Parent (the “Parent Board of Directors”) has (a) unanimously determined that the terms of this Agreement and the Transactions, including the Merger and the issuance of common shares of Parent, without par value (“Parent Common Shares”), pursuant to this Agreement (the “Parent Share Issuance”), are in the best interests of Parent, (b) unanimously approved the execution and delivery by Parent of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger and the Parent Share Issuance, upon the terms and subject to the conditions contained herein, (c) unanimously directed that this Agreement be submitted to the holders of Parent Common Shares (“Parent Shareholders”) at the Parent Shareholders Meeting to approve the Parent Share Issuance, and (d) unanimously resolved to recommend that the Parent Shareholders approve the Parent Share Issuance (the “Parent Board Recommendation”);

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board of Directors”) has (a) unanimously determined that the terms of this Agreement and the Transactions, including the Merger, are in the best interests of, Merger Sub and its sole stockholder, (b) unanimously approved and declared advisable this Agreement and the Transactions, including the Merger, (c) unanimously approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein and (d) unanimously directed that this Agreement be submitted to its sole stockholder for adoption by the sole stockholder; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various terms of and conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1.                                 The Merger.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the Merger (the Company, as the surviving entity, sometimes being referred to herein as the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be an indirect, wholly-owned Parent Subsidiary.  The Merger shall have the effects provided in this Agreement, the Certificate of Merger and as specified in the DGCL.  At the Effective Time, all of the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.2.                                 The Closing.  The closing of the Merger (the “Closing”) shall take place by the exchange of documents by facsimile, PDF or other electronic means at 10:00 a.m., New York City time, on a date that is no later than the third (3rd) Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent.  The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 1.3.                                 Effective Time.  Immediately following the Closing, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be filed with the Office of the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the DGCL and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the DGCL in connection with the Merger.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Office of the Secretary of State of the State of Delaware or on such other date and time (to the extent permitted by the DGCL) as shall be agreed to by the Company and Parent and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 1.4.                                 Governing Documents.

(a)                                 At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time (the “Charter”) shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and, as so amended and restated, shall become the certificate of incorporation of the Surviving Corporation until, subject to the provisions of Section 6.4, thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b)                                 The Parties shall take all necessary action such that the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall conform to the bylaws of the Surviving Corporation until, subject to the provisions of Section 6.4, thereafter amended in accordance with the applicable provisions of the DGCL and such bylaws.

Section 1.5.                                 Officers and Directors of the Surviving Corporation.  The Parties have taken all necessary action such that (a) the directors of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the only directors of the Surviving Corporation, and (b) the officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall be the only officers of the Surviving Corporation, who shall, in each case, hold office in accordance with the applicable provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until his or her successor is elected and qualifies or until his or her earlier death, resignation or proper removal in accordance with applicable Law.

Section 1.6.                                 Governance.  Unless otherwise agreed to by Parent and the Company prior to the Closing, Parent shall take such action as may be necessary so that, immediately after the

Effective Time, two (2) members of the Company Board of Directors mutually agreed upon by Parent and the Company prior to the mailing of the Joint Proxy Statement, shall be appointed to the Parent Board of Directors (the “Company Designated Directors”).  From the Closing until immediately following the first annual meeting of Parent Shareholders occurring after the Closing, Parent shall take such action as may be necessary to cause the Company Designated Directors, or individuals designated by the Company Designated Directors, to be appointed to the Parent Board of Directors; provided, however, that the Company Designated Directors or individuals designated by the Company Designated Directors must be reasonably acceptable to the nominating and governance committee of the Parent Board of Directors and the Parent Board of Directors.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1.                                 Treatment of Capital Stock.

(a)                                 Treatment of Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Company or of Merger Sub each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares) shall be automatically converted into the right to receive 2.6719 Parent Common Shares (the “Exchange Ratio” and the Parent Common Shares issuable per share of Company Common Stock pursuant to this Section 2.1(a), together with the Fractional Share Consideration, the “Merger Consideration”), subject to the provisions of this Article II.  From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding, shall be automatically cancelled and shall cease to exist, and each applicable holder of such Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration per share of Company Common Stock upon the surrender of such shares of Company Common Stock in accordance with Section 2.2, including the right to receive, pursuant to Section 2.6, cash in lieu of a fractional Parent Common Share, if any, into which such shares of Company Common Stock have been converted pursuant to this Section 2.1(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.2(f).

(b)                                 Certain Company Common Stock.  At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is (i) owned or held in treasury by the Company or any wholly-owned Company Subsidiaries or (ii) owned by Parent or any wholly-owned Parent Subsidiaries (including Merger Sub) shall be automatically cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (collectively, the “Cancelled Shares”).

(c)                                  Treatment of Merger Sub Shares.  At the Effective Time, all issued and outstanding shares of common stock of Merger Sub (the “Merger Sub Shares”) shall be automatically converted into one (1) share of preferred stock, par value $0.01 per share, of the Surviving Corporation having a redemption amount and fair market value equal to the aggregate fair market value of the converted Merger Sub Shares immediately prior to the Effective Time.

(d)                                 Issuance of Compensatory Shares.  In consideration for, and in order to compensate Parent for the issuance by Parent of the Parent Common Shares required to be issued pursuant to the Merger and the contribution of such Parent Common Shares to each relevant Parent Subsidiary (including each of US Holdco and US Opco), contemporaneously with each such issuance and contribution, each relevant Parent Subsidiary (including each of US Holdco, US Opco, and the Surviving Corporation) shall issue common shares to Parent or the relevant Parent Subsidiary, as applicable.

(e)                                  Adjustment to Merger Consideration.  The Exchange Ratio shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or a Parent Common Share, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares, issuance of securities convertible into Company Common Stock or Parent Common Shares or other like change with respect to the number of shares of Company Common Stock or Parent Common Shares outstanding after the date hereof and prior to the Effective Time.  Nothing in this Section 2.1(e) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2.                                 Payment for Securities; Surrender of Certificates.

(a)                                 Exchange Fund.  Prior to the Effective Time, Parent shall designate the transfer agent of the Parent Common Shares or a bank, trust company or similar institution reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (the “Exchange Agent”).  The Exchange Agent shall also act as the agent for the Company Stockholders for the purpose of receiving and holding their Certificates and Book Entry Shares and shall obtain no rights or interests in the shares represented thereby.  Prior to or concurrently with the Effective Time, Parent or Merger Sub, as applicable, shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Common Shares issuable pursuant to Section 2.1(a) in book entry form equal to the aggregate Merger Consideration (excluding any Fractional Share Consideration) and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions under Section 2.2(f) (such evidence of book-entry Parent Common Shares and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the Company Stockholders; provided that no such deposits shall be required to be made with respect to any Cancelled Shares.  In the event the Exchange Fund shall be insufficient to pay the aggregate Fractional Share Consideration in accordance with Section 2.6, together with the amounts, if any, payable pursuant to Section 2.2(f), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount that is required to make such payment.  Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration in accordance with Section 2.6, together with any amounts payable pursuant to Section 2.2(f), out of the Exchange Fund in accordance with this Agreement.  The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.  Any loss of any funds included in the Exchange Fund shall not alter Parent’s obligation to cause to be paid the Fractional Share Consideration.

(b)                                 Procedures for Surrender.  As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each Person who was, at the Effective Time, a holder of record of Company Common Stock (other than the Company Common Stock to be canceled in accordance with Section 2.1(b)), whether such shares of Company Common Stock are represented by a certificate or certificates (the “Certificates”) or are uncertificated shares of Company Common Stock in book-entry form only (“Book Entry Shares”), that were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book Entry Shares, as applicable, shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond in accordance with Section 2.2(e)) to the Exchange Agent and shall be in such form and have such other provisions (including customary provisions regarding delivery of an “agent’s message” with respect to Book Entry Shares) as the Exchange Agent may reasonably specify and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond in accordance with Section 2.2(e)) or Book Entry Shares in exchange for the Merger Consideration issued and payable with respect thereto, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on Parent Common Shares in accordance with Section 2.2(f).  Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond in accordance with Section 2.2(e)) or Book Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Article II, including any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.6, and any amounts that such holder has the right to receive in respect of dividends or other distributions on Parent Common Shares in accordance with Section 2.2(f) for each share of Company Common Stock formerly represented by such Certificate (or affidavit or loss in lieu thereof and, if requested by Parent, an indemnity bond in accordance with Section 2.2(e)) or Book Entry Share, and all Certificates so surrendered shall be forthwith cancelled.  The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond in accordance with Section 2.2(e)) and Book Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate (or affidavit or loss in lieu thereof and, if requested by Parent, an indemnity bond in accordance with Section 2.2(e)) or Book Entry Share is registered, it shall be a condition precedent of payment that (x) the Certificate (or affidavit or loss in lieu thereof and, if requested by Parent, an indemnity bond in accordance with Section 2.2(e)) or Book Entry Share so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate (or affidavit or loss in lieu thereof and, if requested by Parent, an indemnity bond in accordance with Section 2.2(e))

or Book Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid.

(c)                                  No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.2(e)), including in respect of any Fractional Share Consideration.

(d)                                 Transfer Books; No Further Ownership Rights in Company Common Stock.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock on the records of the Company.  Until surrendered as contemplated by this Section 2.2, each Certificate and Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.  If, after the Effective Time, Certificates or Book Entry Shares are presented to Parent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(e)                                  Termination of Exchange Fund; No Liability.  At any time following the nine (9) month anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund that has not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, together with the amounts, if any, payable pursuant to Section 2.2(f), payable upon due surrender of their Certificates (or affidavit of loss in lieu thereof in accordance with Section 2.2(e)) or Book Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon.  Notwithstanding the foregoing, none of Parent, the Company, Merger Sub, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any holder of a Certificate or Book Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, such Merger Consideration shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)                                   Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond in customary and reasonable amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it, the Exchange Agent or the Surviving Corporation with respect to such Certificate, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, together with the amounts, if any, payable pursuant to Section 2.2(f).

(g)                                  Dividends or Distributions with Respect to Parent Common Shares; Voting.  No dividends or other distributions with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book Entry Share with respect to the Parent Common Shares that such holder would be entitled to receive upon surrender of such Certificate or Book Entry Share payable in respect thereof pursuant to Section 2.1 until the surrender of such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond in accordance with Section 2.2(e)) or Book Entry Share in accordance with this Agreement.  Subject to applicable Law, following surrender of any such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond in accordance with Section 2.2(e)) or Book Entry Share there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Common Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent Common Shares.

Section 2.3.                                 [Reserved].

Section 2.4.                                 Treatment of Company Equity Awards.

(a)                                 At the Effective Time, each Company Restricted Share Award that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company Restricted Share Award becoming entitled to receive on a fully vested basis, in full satisfaction of the rights of such holder with respect thereto, the Merger Consideration in respect of each share of Company Common Stock subject to such Company Equity Award immediately prior to the Effective Time.  The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay or deliver the amounts described in this Section 2.4(a) within ten (10) Business Days following the Closing Date through, to the extent applicable, the Surviving Corporation’s standard payroll procedures and other procedures for the delivery of Parent Common Shares, and any holder of a Company Equity Award as described in this Section 2.4(a) shall cease to have any rights with respect thereto, except the rights to receive the payments set forth in this Section 2.4(a).

(b)                                 At the Effective Time, each Company RSU (whether vested or unvested), that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company RSU becoming entitled to receive on a fully vested basis, in full satisfaction of the rights of such holder with respect thereto, (i) a cash payment equal to the Per Share Total Consideration in respect of each share of Company Common Stock subject to any Company RSU that has a cash-settlement feature and (ii) (x) the Merger Consideration multiplied by (y) the number of shares of Company Common Stock subject to any Company RSU that has a stock-settlement feature, with any fractional shares settled in cash based on the Parent Trading Price.  The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay and deliver the amounts described in this Section 2.4(b) within ten (10) Business Days following the Closing Date through, to the extent applicable, the Surviving Corporation’s standard payroll procedures and any holder of a Company Equity Award as described in this Section 2.4(b) shall cease to have any rights with respect thereto, except the rights to receive the payments set forth in this Section 2.4(b). Notwithstanding the foregoing, to the extent that payment of the amounts described in this Section 2.4(b) with respect to Company RSUs constitute nonqualified deferred compensation subject to Section 409A of the Code, Parent shall cause the Surviving Corporation to make such payment at the earliest time permitted under the Company Equity Plan and applicable award agreement that would not result in the imposition of any Tax or penalty under Section 409A of the Code.

(c)                                  At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled and converted automatically into the right to receive the Merger Consideration with respect to each share of Company Common Stock that is deemed to be earned in respect of the Company PSU (with the performance-based vesting conditions applicable to any Company PSU deemed to have been achieved based on the determination of the Compensation and Management Committee of the Company Board of Directors, not to exceed 200% per Company PSU).  The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay the amounts described in this Section 2.4(c) within ten (10) Business Days following the Closing Date through, to the extent applicable, the Surviving Corporation’s standard payroll procedures and other procedures for the delivery of Parent Common Shares, and any holder of a Company Equity Award as described in this Section 2.4(c) shall cease to have any rights with respect thereto, except the rights to receive the payments set forth in this Section 2.4(c).

(d)                                 At the Effective Time, any compensation deferred by an employee of the Company and deemed notionally invested in Company Common Stock pursuant to the Company’s Nonqualified Deferred Compensation Plan (“Notional Stock”) shall without any action on the part of Parent, the Company or the holder thereof, be converted into, a right to receive a cash payment equal to the Per Share Total Consideration in respect of each share of Notional Stock held in the Company’s Nonqualified Deferred Compensation Plan immediately prior to the Effective Time, less any applicable Taxes required to be withheld with respect to such payment. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay the amounts described in this Section 2.4(d), following the Effective Time, and such amounts shall otherwise continue to be governed by the same terms and conditions (including, settlement) applicable to such deferred compensation under the Company’s Nonqualified Deferred Compensation Plan.

(e)                                  As soon as practicable following the date of this Agreement, the Company shall take all reasonable actions, including adopting any necessary resolution, to (i) terminate the Company ESPP as of immediately prior to the Effective Time, (ii) ensure that no offering period under the Company ESPP shall commence on or after the date of this Agreement, (iii) prohibit participants in the Company ESPP from altering their payroll deductions from those in effect on the date of this Agreement (other than to discontinue or reduce their participation in the Company ESPP in accordance with the terms and conditions of the Company ESPP) and (iv) provide that the amount of the accumulated contributions of each participant under the Company ESPP as of immediately prior to the Effective Time, if any, shall, to the extent not used to purchase shares of Company Common Stock in accordance with the terms and conditions of the

Company ESPP, be refunded to such participant as promptly as practicable following the Effective Time (without interest).

(f)                                   Prior to the Effective Time, the Company Board of Directors shall pass resolutions as are necessary for the treatment of the Company Equity Awards as contemplated by this Section 2.4.

(g)                                  Parent Common Shares issued pursuant to this Section 2.4 will be included in the Form S-4.

Section 2.5.                                 Withholding.  Notwithstanding anything to the contrary herein, each of the Company, Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement (including any amounts payable under Article II) any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable Law.  Other than in connection with amounts payable under Section 2.4, Parent or the Exchange Agent, as applicable, will (a) provide commercially reasonable notice to the Company (on behalf of the Company Stockholders) of any anticipated withholding, (b) consult with the Company in good faith to determine whether such deduction and withholding is required and (c) reasonably cooperate with the Company to minimize the amount of any applicable withholding. To the extent that amounts are so deducted or withheld, and timely remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.6.                                 Fractional Shares.  No certificate or scrip or shares representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates or Book Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent.  Notwithstanding any other provision of this Agreement, each holder of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Common Share (after aggregating all shares represented by the Certificates and Book Entry Shares delivered by such holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional amount multiplied by the Parent Trading Price.

ARTICLE III

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

Except as disclosed in (x) the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2017, or any other Company SEC Documents filed or furnished by the Company with the SEC on or after December 31, 2017 and publicly available one (1) Business Day prior to the date hereof (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors” or “forward-looking information”), or (y) the applicable section or subsection of the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”)

(it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and each other representation and warranty set forth in this Article III for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent and Merger Sub as set forth below.

Section 3.1.                                 Qualification, Organization, Subsidiaries, etc.

(a)                                 The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  The Company is duly qualified to do business as a foreign corporation and, where such concept is recognized, is in good standing in each jurisdiction in which the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where such concept is recognized, in good standing, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company has filed with the SEC, prior to the date hereof, a complete and accurate copy of the Company Governing Documents, as amended to the date hereof.  The Company Governing Documents are in full force and effect and the Company is not in violation of the Company Governing Documents.

(b)                                 Each Company Subsidiary is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be, where such concept is recognized, in good standing, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Each of the Company Subsidiaries is qualified to do business and, where such concept is recognized, is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where such concept is recognized, in good standing, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Parent complete and accurate copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary that constitutes a “significant subsidiary” of the Company within the meaning of Item 601(b)(21)(ii) of Regulation S-K as of February 20, 2018 (collectively, the “Company Subsidiary Governing Documents”).  The Company Subsidiary Governing Documents are in full force and effect and none of the Company Subsidiaries is in violation of their respective Company Subsidiary Governing Documents.

(c)                                  All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly-owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens. Section 3.1(c) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Subsidiary and each Person in which the Company or any Company Subsidiary owns an equity or other economic interest, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary or such other Person, (ii) the type and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary or in each such other Person, (iii) the names and the type of and percentage of interest held by any Person other than the Company or a Company Subsidiary in each Company Subsidiary or in each such other Person and (iv) the classification for U.S. federal income Tax purposes of each Company Subsidiary.

Section 3.2.                                 Capitalization.

(a)                                 The authorized capital stock of the Company consists of 300,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”).  As of October 29, 2018 (the “Company Capitalization Date”), (i) (A) 200,357,030 shares of Company Common Stock were issued and outstanding, (B) 1,992,660 shares of Company Common Stock were held in the Company’s treasury, (C) no shares of Company Common Stock were held by the Company Subsidiaries, (D) Company RSUs covering 2,185,851 shares of Company Common Stock were outstanding (excluding any Company RSUs with a cash-settlement feature), (E) Company Restricted Share Awards covering 41,808 shares of Company Common Stock were outstanding, (F) Company PSUs covering 1,174,500 shares of Company Common Stock were outstanding (based on target performance) with 2,349,000 shares of Company Common Stock to be issued upon maximum performance, (G) 1750.29 shares of Notional Stock were outstanding pursuant to the Company’s Nonqualified Deferred Compensation Plan and (H) $1,168,972.59 has been contributed to the Company ESPP in respect of the current offering period under the Company ESPP that will be used to purchase shares of Company Common Stock under the Company ESPP immediately prior to the Effective Time in accordance with Section 2.4(e); (ii) 4,469,460 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plans; and (iii) no shares of Company Preferred Stock were issued or outstanding.  All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)                                 Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (i) each Company Equity Award, (ii) the name of the Company Equity Award holder, (iii) the number of shares of Company Common Stock underlying each Company Equity Award and (iv) the date on which the Company Equity Award was granted.

(c)                                  Except as set forth in Section 3.2(a) and Section 3.2(b) and other than the shares of Company Common Stock that have become outstanding after the Company Capitalization Date that were reserved for issuance as set forth in Section 3.2(a)(ii) and issued in accordance with the terms of the applicable Company Equity Plan and Company Equity Award: (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding (x) restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company or any of the Company Subsidiaries or (y) subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments for the issuance of, or that correspond to, capital stock to which the Company or any Company Subsidiary is a party obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly-owned or in any other Person.  Except as set forth in Section 3.2(c) of the Company Disclosure Letter, there are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary.

(d)                                 Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(e)                                  There are no voting trusts, proxies or other similar agreements, commitments or understandings to which the Company or any Company Subsidiary (or to the Company’s Knowledge, a Company Stockholder) is a party with respect to the voting of the capital stock or other equity interests of the Company or any Company Subsidiary. The Company has no stockholder rights plan, “poison-pill” or other comparable arrangement in effect.

(f)                                   The Company has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock.

Section 3.3.                                 Corporate Authority.

(a)                                 The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger.  The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of the Company (subject to obtaining the Company Stockholder Approval) and no other corporate proceedings (pursuant to the Company Governing Documents or otherwise) on the part of the Company are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for obtaining the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.  On or prior to the date hereof, at a meeting duly called and held, the Company Board of Directors has unanimously (i) determined that the terms of this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of the Company and the Company Stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein, (iv) taken all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable Law with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other forms of anti-takeover Laws that may purport to be applicable will not apply with respect to or as a result of the entry into this Agreement and the consummation of the Transactions, including the Merger, (v) directed that this Agreement and the Merger be submitted to the Company Stockholders at the Company Stockholders Meeting for approval of its adoption and (vi) resolved to make the Company Board Recommendation.  None of the foregoing actions by the Company Board of Directors have been rescinded or modified in any way (unless such rescission or modification has been effected after the date hereof in accordance with the terms of Section 5.3).

(b)                                 The only vote of holders of any class or series of capital stock of the Company necessary to approve this Agreement and to consummate the Transactions, including the Merger, is the adoption of this Agreement by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”).

(c)                                  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 3.4.                                 Governmental Consents; No Violation.

(a)                                 Other than in connection with or in compliance with (i) the DGCL, (ii) the filing with the SEC of the Joint Proxy Statement and the Form S-4 and any amendments or supplements thereto and declaration of effectiveness of the Form S-4 by the SEC, (iii) the Securities Act, the Exchange Act and other applicable state or federal securities, takeover and “blue sky” laws, (iv) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Antitrust Laws and (v) any applicable requirements of the NYSE, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 The execution and delivery by the Company of this Agreement do not, and, except as described in Section 3.4(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Company Material Contract binding upon the Company or any Company Subsidiary or by which or to which any of their respective properties, rights or assets are bound or subject to or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Company Governing Documents or (B) the Company Subsidiary Governing Documents or (iii) conflict with or result in the violation or breach of any Laws applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.5.                                 SEC Reports and Financial Statements.

(a)                                 Since January 1, 2017, the Company has timely filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “Company SEC Documents”).  As of their respective filing dates the Company SEC Documents (including amendments) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Securities Act and the Exchange Act, as the case may be, and the listing and corporate governance rules and regulations of the NYSE, and none of the Company SEC Documents contained (or, with respect to Company SEC Documents filed after the date hereof, will not contain) any untrue statement of a material fact or omitted to state (or, with respect to Company SEC Documents filed after the date hereof, will omit to state) any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in Company SEC Documents filed or furnished on a later date (but before the date hereof) will be deemed to modify information as of an earlier date).  The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2017 relating to the Company SEC Documents, together with all written responses of the Company thereto.  Since January 1, 2017, neither the Company nor any Company Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, there is not any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein).  No

Company Subsidiary is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b)                                 The financial statements included in the Company SEC Documents (i) complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with (A) the books and records of Company and the Company Subsidiaries and (B) U.S. generally accepted accounting principles (“GAAP”)  applied on a consistent basis during the periods involved and (iii) fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein, all in accordance with GAAP (subject, in the case of the unaudited financial statements, to normal year-end adjustments  and the absence of notes).  No financial statements of any Person, other than a Company Subsidiary, are required by GAAP to be included in the financial statements.

(c)                                  The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.  Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied with the applicable provisions of the Sarbanes-Oxley Act.  Neither the Company nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d)                                 Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

Section 3.6.                                 Internal Controls and Procedures.

(a)                                 The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, including policies and procedures that (i) mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company and the Company Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and the Company Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board of Directors and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and the Company Subsidiaries.  As at December 31, 2017, there were no material weaknesses or significant deficiencies in such internal control over financial reporting and, as of the date hereof, nothing has come to the attention of the Company that has caused the Company to believe that there are any material weaknesses or significant deficiencies in such internal control over financial reporting.  Since January 1, 2017, no complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by the Company.  Since January 1, 2017, the Company has not received any material complaints through the Company’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of applicable Law.  Since January 1, 2017, no attorney representing the Company or any of the Company Subsidiaries, whether or not employed by the Company or any of the Company Subsidiaries, has reported evidence of a violation of applicable Law that are securities laws, breach of fiduciary duty or such similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee of the Company Board of Directors or to the Company Board of Directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting.

(b)                                 The “disclosure controls and procedures” (as defined in Rules 13a-15(c) of the Exchange Act) of the Company are designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure.  The management of the Company has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures as of December 31, 2017, and such assessment concluded that such controls were effective, as of such date.

(c)                                  The Company SEC Documents accurately summarize, in all material respects, the outstanding Derivative positions of the Company and the Company Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of the Company and the Company Subsidiaries, as of the dates reflected therein.

Section 3.7.                                 No Undisclosed Liabilities.  Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether accrued or unaccrued, asserted or unasserted, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that has resulted, or would reasonably be expected to result, in a liabilty, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of December 31, 2017 included in the Company SEC Documents, (b) as expressly required or expressly contemplated by this Agreement, (c) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2017 (other than any liability for breaches of Contract or relating to any Proceeding) and (d) for liabilities which have not had and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.8.                                 Absence of Certain Changes or Events.

(a)                                 From December 31, 2017, there has not occurred any Effect that has had or would reasonably be expected to have a Company Material Adverse Effect.

(b)                                 From December 31, 2017, (i) except as for events giving rise to and the discussion and negotiation of this Agreement, the business of the Company and the Company Subsidiaries has been conducted in the ordinary course of business consistent with past practice, except where such conduct outside the ordinary course of business has not had and would not reasonably be expected to have a Company Material Adverse Effect and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under Section 5.1(b)(ii), (iii), (iv), (vi), (viii), (xiii), (xiv), (xv), (xvii), (xviii), (xx) or (xxi).

Section 3.9.                                 Compliance with Law; Permits.  Except with respect to (i) Environmental Law matters (which are provided for in Section 3.18), (ii) Tax matters (which are provided for in Section 3.12) and (iii) employee benefits and labor Law matters (which are provided for in Section 3.10 and Section 3.11, respectively):

(a)                                 Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries and, to the Company’s Knowledge, each third-party contractor operating any portion of the Oil and Gas Interests on behalf of the Company and the Company Subsidiaries (with respect to such interests), (A) is, and has at all times since January 1, 2017 been, in compliance with applicable Law, in each case; and (B) since January 1, 2017 has not received notice from any Governmental Entity alleging that it is in violation of any applicable Law.  Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, no investigation or review by any Governmental Entity with respect to any of the Company and the Company Subsidiaries is pending or, to the Company’s Knowledge, threatened in writing, nor, to the Company’s Knowledge, has any Governmental Entity indicated an intention to conduct the same.

(b)                                 Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have, and at all times since January 1, 2017 have had, and have been in compliance with, all licenses, permits, certifications, qualifications, accreditations, approvals, registrations, consents, authorizations, franchises, variances, exemptions and Orders of any Governmental Entity (collectively, the “Permits”), and have made all necessary filings required under applicable Law, necessary to conduct their respective businesses.  Except as has not had and would not be expected to have a Company Material Adverse Effect, each Permit has been validly issued or obtained and is in full force and effect.  Since January 1, 2017, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has received written notice of any violation of or failure to comply with any Permit or any actual revocation, withdrawal, suspension, cancellation or termination of any Permit.

(c)                                  The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the NYSE.

(d)                                 During the past five (5) years, none of the Company or the Company Subsidiaries, or to the Company’s Knowledge, any director or officer, employee or any representative or agent of the Company or any of the Company Subsidiaries or, to the Company’s Knowledge, any other Person acting on behalf of the Company or any of the Company Subsidiaries, has, directly or indirectly, (i) paid, offered, promised or authorized the payment of money or anything of value to any Governmental Official for the purpose of influencing any official act or decision, to obtain or retain business, or to secure any improper advantage, (ii) made any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity or (iii) violated or is in violation of any applicable Bribery Laws. Neither the Company nor any of the Company Subsidiaries has conducted any internal investigation, made any voluntary, directed, or involuntary disclosure to any Governmental Entity, or received any audit report, written communication from a Governmental Entity, or whistleblower or other written complaint, involving alleged violations of Bribery Laws on the part of the Company, any of the Company Subsidiaries, or any Person acting on behalf of the Company or any of the Company Subsidiaries.

(e)                                  None of the Company or the Company Subsidiaries, any director or officer or employee of the Company or any of the Company Subsidiaries, or, to the Company’s Knowledge, any agent acting on behalf of the Company or any of the Company Subsidiaries, (i) is a Sanctioned Person, (ii) during the past five (5) years, has engaged in direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any of the Company Subsidiaries, except pursuant to a license issued by an appropriate department or agency of the United States government, or (iii) during the past five (5) years, has violated , or engaged in any conduct sanctionable under, any Sanctions Law or any Law addressing exports or imports.  During the past five (5) years, the Company or the Company Subsidiaries (as applicable) have been registered with the Directorate of Defense Trade Controls, U.S. Department of State in accordance with the International Traffic in Arms Regulations (“ITAR”), have maintained all licenses or other authorizations required by the ITAR and all necessary licenses or other authorizations, as required by any other Law addressing exports or imports, and have maintained policies and procedures reasonably designed to ensure compliance with the ITAR and any other Law addressing exports or imports.  During the past five (5) years, neither the Company nor any of the Company Subsidiaries has conducted any internal investigation, made any voluntary, directed, or involuntary disclosure to any Governmental Entity, or received any audit report, written communication from a Governmental Entity, or whistleblower or other written complaint, involving alleged violations of Sanctions Law or any Law addressing exports or imports on the part of the Company, any of the Company Subsidiaries, or any Person acting on behalf of the Company or any of the Company Subsidiaries.

Section 3.10.                          Employee Benefit Plans.

(a)                                 Section 3.10(a) of the Company Disclosure Letter sets forth a list of each material Company Benefit Plan.  For purposes of this Agreement, “Company Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, welfare, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and other similar fringe or employee benefit plan, policy, program, agreement or arrangement, in each case, for the benefit of current employees, directors or individual consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has any obligation or liability (whether actual or contingent).

(b)                                 Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the Company Benefit Plans has been established, operated, funded and administered in accordance with its terms and in compliance with applicable Law, including ERISA and the Code.  No liability under Title IV of ERISA or any foreign Law applicable to defined benefit pension plans has been incurred by the Company or the Company Subsidiaries that has not been satisfied in full, and to the Company’s Knowledge, no condition exists that is likely to cause the Company or the Company Subsidiaries to incur any such liability.  All material contributions or other amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP, and except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, there are no pending, or to the Company’s Knowledge, threatened in writing or anticipated claims or Proceedings (other than routine claims for benefits) by, on behalf of or against or relating to any of the Company Benefit Plans or any trusts related thereto.

(c)                                  Within the last six (6) years, no Company Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code.

(d)                                 Neither the Company nor any of the Company Subsidiaries has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA.

(e)                                  Except as set forth on Section 3.10(e) of the Company Disclosure Letter, no Company Benefit Plan provides material welfare benefits, including life insurance or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by Section 4980B of the Code or comparable U.S. state Law.

(f)                                   (i) Each of the Company Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification and (ii) to the Company’s Knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to materially adversely affect the qualified status of any such plan.

(g)                                  Except as set forth on Section 3.10(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, except as required by the terms of this

Agreement, (i) result in any payment (including severance and unemployment compensation, forgiveness of indebtedness or otherwise) becoming due or increasing any such payment due to any current or former director or any employee of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any payments or benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits, (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h)                                 Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all materials respects with Section 409A of the Code or an available exemption therefrom.

(i)                                     Except as set forth on Section 3.10(i) of the Company Disclosure Letter, the Company is not a party to nor does it have any obligation under any Company Benefit Plan or otherwise to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

Section 3.11.                          Labor Matters.

(a)                                 Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council or labor organization.  As of the date hereof, neither the Company nor any Company Subsidiary is (or has during the past three (3) years been) subject to a material labor dispute, strike or work stoppage.  During the past three (3) years, there has been no organizational efforts with respect to the formation of a collective bargaining unit or, to the Company’s Knowledge, threatened involving employees of the Company or any Company Subsidiary.

(b)                                 The Company and each Company Subsidiary are and have been since January 1, 2017 in compliance with all applicable Labor Laws, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no actions, suits, claims, investigations or other legal Proceedings against the Company or any of the Company Subsidiaries pending, or to the Company’s Knowledge, threatened in writing to be brought or filed, by or with any Governmental Entity or arbitrator, any current or former employee or consultant relating to unpaid wages or overtime, unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Labor Laws.

(c)                                  Neither the Company nor any Company Subsidiary has any material direct or indirect liability, whether actual or contingent, with respect to any misclassification of any individual as an independent contractor rather than as an employee, or as exempt rather than non-exempt from an employer’s obligation to pay overtime, or with respect to any employee leased from another employer and no such Person has been improperly included in or excluded from any Company Benefit Plan.  A properly completed Form I-9 is on file with respect to each employee of the Company and the Company Subsidiaries.

Section 3.12.                          Tax Matters.

(a)                                 Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(i)                                     The Company and the Company Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are true, correct and complete;

(ii)                                  The Company and the Company Subsidiaries have given or otherwise made available to Parent true, correct and complete copies of all U.S. federal, state and local income and other material Tax Returns, examination reports and statements of deficiencies for taxable periods ending on or after December 31, 2015;

(iii)                               The Company and the Company Subsidiaries have timely paid all amounts of Taxes required to be paid by any of them (including any Taxes required to be collected, deducted or withheld by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties), other than Taxes that are being contested in good faith through appropriate proceedings or for which adequate reserves in accordance with GAAP have been established on the most recent financial statements of the Company and the Company Subsidiaries contained in the Company SEC Documents, and adequate accruals and reserves (as determined in accordance with GAAP) have been established for Taxes attributable to taxable periods (or portions thereof) since the date of such financial statements;

(iv)                              There is no claim, litigation, audit, examination, investigation or other Proceeding pending or, to the Knowledge of the Company, threatened with respect to any Taxes or Tax Returns of the Company or any Company Subsidiary, and no Governmental Entity has given notice of its intention to assert any deficiency or claim for additional amounts of Taxes against the Company or any of the Company Subsidiaries;

(v)                                 None of the Company or any Company Subsidiary is a party to or bound by, or has any obligation under, any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in commercial agreements not primarily related to Taxes, and other than any agreement or arrangement solely among the Company and/or the Company Subsidiaries) or has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor or otherwise by operation of Law, and neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group within the meaning of Section 1504 of the Code filing a consolidated U.S. federal income Tax Return, or any other affiliated, consolidated, combined, unitary or similar group (other than a group the common parent of which is or was the Company or any of the Company Subsidiaries) for purposes of filing Tax Returns or paying Taxes;

(vi)                              There are no Liens in respect of or on account of Taxes upon any property or assets of the Company or any Company Subsidiary, other than Permitted Liens;

(vii)                           During the past three (3) years, no claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any of the Company Subsidiaries has not filed Tax Returns that it is or may be subject to Taxes by, or required to file Tax Returns in, such jurisdiction;

(viii)                        Neither the Company nor any Company Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code), private letter ruling, technical advice or other ruling or written agreement with a Governmental Entity, in each case, that could affect the liability for Taxes of the Company or any Company Subsidiary following the Closing;

(ix)                              Neither the Company nor any Company Subsidiary will be required to include in a taxable period ending after the Closing Date any material item of taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any material deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of (A) the use of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, or the cash method of accounting with respect to any transaction, disposition, or other arrangement made on or prior to the Closing, (B) any prepaid amount received on or prior to the Closing Date, (C) any installment sale or open transaction disposition made on or prior to the Closing Date, (D) any intercompany transactions occurring on or prior to the Closing Date, (E) any election under Section 108(i) of the Code made prior to the Closing Date, or (F) any change in accounting method for a taxable period ending on or prior to the Closing Date that results in an adjustment made under Section 481 of the Code (or comparable provisions of state, local or non-U.S. Tax Law);

(x)                                 There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of the Company Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending;

(xi)                              The transfer pricing methodology of each of the Company and the Company Subsidiaries is in material compliance with Section 482 of the Code (and any related sections), the Treasury Regulations promulgated thereunder and any comparable provisions of state, local or non-U.S. Tax Law; and

(xii)                           Neither the Company nor any Company Subsidiary has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(b)                                 Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) or Section 361 of the Code.

(c)                                  The Company is not aware of the existence of any fact that would reasonably be expected to cause Parent to be treated as a “domestic corporation” pursuant to Section 7874(b) of the Code as a result of the Merger.

Section 3.13.                          Litigation; Orders.

(a)                                 There is no pending Proceeding, and, to the Company’s Knowledge, no Person has threatened in writing to commence any Proceeding against the Company or any of the Company Subsidiaries or any director or officer of the Company or any of the Company Subsidiaries (in their capacity as such) that (i) challenges, or would reasonably be expected to have the effect of making illegal, restraining, enjoining or otherwise prohibiting or preventing the Transactions or (ii) would reasonably be expected to have a Company Material Adverse Effect.

(b)                                 There are no Orders in effect to which any of the Company or any of the Company Subsidiaries is a party or subject which (i) materially interferes with, or would be reasonably expected to materially interfere with, the business of the Company or any of its Subsidiaries as currently conducted or (ii) would reasonably be expected to prevent, impede or delay beyond the Outside Date the ability of the Company to consummate the Transactions, including the Merger.

Section 3.14.                          Intellectual Property.

(a)                                 The Company and the Company Subsidiaries own or, to the Knowledge of the Company, have the right to use all Intellectual Property that is used in and necessary for the operation of the businesses of the Company and the Company Subsidiaries as presently conducted (collectively, the “Company IP”) free and clear of all Liens except for Permitted Liens, except where the failure to own or have the right to use such Intellectual Property has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 The use of the Company IP by the Company and the Company Subsidiaries and the conduct of the business of the Company and the Company Subsidiaries does not infringe, dilute or misappropriate any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)                                  The Company and the Company Subsidiaries have taken reasonable measures to enforce, maintain and protect the confidentiality of trade secrets used in the businesses of each of the Company and the Company Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.15.                          Real Property; Company Oil and Gas Leases and Oil and Gas Interests.

(a)                                 Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect and except for (i) property sold or otherwise disposed of in the ordinary course of business since the date of the Company Reserve Report relating to the Company Oil and Gas Interests referred to therein as of December 31, 2017 or (ii) reflected in the Company Reserve Reports or in the Company SEC Documents as having been sold or otherwise disposed of, as of the date hereof, the Company and the Company Subsidiaries have Good Title in all material respects to all of the Oil and Gas Interests reflected in the Company Reserve Reports or disclosed in the Company SEC Documents and attributable to interests owned by the Company and the Company Subsidiaries, in each case free and clear of all Liens other than Permitted Liens and Production Burdens.  Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Oil and Gas Lease to which the Company or any of the Company Subsidiaries is a party is valid and in full force and effect, subject to Enforceability Limitations.  Neither the Company nor any of the Company Subsidiaries has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease, in each case, except as has not had and would not be reasonably expected to have a Company Material Adverse Effect.  Neither the Company nor any of the Company Subsidiaries has received written notice from the other party to any Oil and Gas Lease that the Company or any of the Company Subsidiaries, as the case may be, has breached, violated or defaulted, in each case, in any material respect under any Oil and Gas Lease which breach, violation or default remains uncured.

(b)                                 Following the consummation of the Transactions, all bonds or other financial assurances held by the Company or the Company Subsidiaries or issued for the benefit of any thereof that are required for the Company or the Company Subsidiaries to own and operate the Oil and Gas Interests that it currently owns and operates will remain in place for the benefit of Merger Sub as the successor in interest to the Company or the Company Subsidiaries.

(c)                                  Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has properly and timely paid (or caused to be paid), in accordance with the terms of each Oil and Gas Lease and applicable Laws, all Production Burdens with respect to the Oil and Gas Interests due by the Company and the Company Subsidiaries, or if not paid, is contesting such Production Burden in good faith in the ordinary course of business consistent with past practice.  All rentals, shut-in payments, and operating expenses payable by the Company or any Company Subsidiary have been duly and properly paid in all material respects.  As of the date hereof, other than any frivolous or immaterial claim or demands, neither the Company nor any Company Subsidiary has received any written requests or demands for payments, adjustments for payments or performance pursuant to the obligations under the Oil and Gas Leases.

(d)                                 Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary, as applicable, has good, valid and marketable fee simple title to all property owned in fee by the Company or any Company Subsidiary (excluding any and all Oil and Gas Interests, the “Company Owned Real Property”), free and clear of all Liens, other than Permitted Liens.  Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has leased or otherwise granted to any Person the right to use or occupy the Company Owned Real Property or any portion thereof and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase the Company Owned Real Property or any portion thereof, in each case that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company and the Company Subsidiaries in the operation of their respective businesses thereon.

(e)                                  Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) each Company Lease is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default on the part of the Company or, if applicable, any Company Subsidiary or, to the Company’s Knowledge, any counterparty thereunder exists with respect to any Company Lease, (ii) the Company or a Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each real property subject to the Company Leases, free and clear of all Liens, other than Permitted Liens, (iii) the consummation of the Transactions will not require the consent of any landlord under any Company Lease or otherwise affect the occupancy by Parent or Merger Sub of any lands or premises covered by any Company Lease and (iv) the Company or a Company Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

(f)                                   Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no pending or, to the Company’s Knowledge, threatened, appropriation, condemnation or like Proceeding or order affecting the Company Owned Real Property or lands or premises covered by any Company Leases or any part thereof or of any sale or other disposition of the Company Owned Real Property or lands or premises covered by any Company Leases or any part thereof in lieu of condemnation or other matters affecting and impairing the current use, occupancy or value thereof.

(g)                                  All material proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests of the Company and the Company Subsidiaries are being received by them in a timely manner.  No portion of such proceeds are being held in suspense for any reason other than awaiting preparation and approval of division order title opinions for the recently drilled Wells set forth in Section 3.15(g) of the Company Disclosure Letter.

(h)                                 Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, all of the Wells, all water-producing wells, and all water, CO2 or injection wells located on the Oil and Gas Leases or Units of the Company and the Company Subsidiaries or otherwise associated with an Oil and Gas Interest of the Company or the Company Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Contracts and applicable Law, and all drilling and completion (and plugging and abandonment) of the Wells and such other wells and all related development, production and other operations have been conducted in compliance with all applicable Law.

(i)                                     Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, all Oil and Gas Interests operated by the Company and the Company Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable Oil and Gas Leases and in compliance with applicable Law.

(j)                                    Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, none of the Oil and Gas Interests of the Company and the Company Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions.

(k)                                 None of the Oil and Gas Interests of the Company or its Subsidiaries are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 3.16.                          Reserve Reports. The Company has made available to Parent true and correct copies of all written reports delivered to or received by the Company or the Company Subsidiaries from January 1, 2016 to the date hereof estimating the Company and the Company Subsidiaries’ oil and gas reserves, in each case prepared by a Person that is not an Affiliate (each, a “Company Report Preparer”) concerning the Oil and Gas Interests of the Company and the Company Subsidiaries (the “Company Reserve Reports”).  The factual, non-interpretive data provided by the Company and the Company Subsidiaries to each Company Report Preparer in connection with the preparation of the Company Reserve Reports that was material to such Company Report Preparer’s estimates of the oil and gas reserves set forth in the Company Reserve Reports was, as of the time provided (or as modified or amended prior to the issuance of the Company Reserve Reports), accurate in all respects, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.  To the Company’s Knowledge, there are no material errors in the assumptions and estimates provided by the Company to any Company Report Preparer in connection with their preparation of any Company Reserve Reports prepared by such Company Report Preparer.  The oil and gas reserve estimates of the Company set forth in the Company Reserve Reports are derived from reports that have been prepared by the Company Report Preparer as set forth therein, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of the Company at the dates indicated therein and are in accordance with the rules promulgated by the SEC and applied on a consistent basis throughout the periods reflected therein.  Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no material change in respect of the matters addressed in the Company Reserve Reports.

Section 3.17.                          Company Material Contracts.

(a)                                 Section 3.17 of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract (other than, for the avoidance of doubt, Contracts disclosed in Company SEC Documents) described in this Section 3.17(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary or any of their respective properties or assets is subject, in each case as of the date hereof (all Contracts of the type described in this Section 3.17(a), whether or not set forth on Section 3.17 of the Company Disclosure Letter, being referred to herein as the “Company Material Contracts”):

(i)                                     [reserved];

(ii)                                  any material joint venture, partnership or limited liability company agreement (other than any such agreement solely between or among the Company and its wholly-owned Subsidiaries) or similar Contract;

(iii)                               each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any Company Subsidiary of future payments in excess of $10,000,000;

(iv)                              any settlement agreement or similar Contract restricting in any material respect the operations or conduct of the Company or any Company Subsidiary or any of their respective Affiliates (including Parent and its Affiliates after the Effective Time);

(v)                                 each Contract not otherwise described in any other subsection of this Section 3.17(a) pursuant to which the Company or any Company Subsidiary is obligated to pay, or entitled to receive, payments in excess of $10,000,000 in the twelve (12)-month period following the date hereof;

(vi)                              any Contract not otherwise described in any other subsection of this Section 3.17(a) that obligates the Company or any Company Subsidiary to make any future capital investment or capital expenditure outside the ordinary course of business consistent with past practice and in excess of $10,000,000;

(vii)                           each material Contract to which the Company or any Company Subsidiary is a party relating to the license of any Intellectual Property rights and each material Contract granting a license from a third-party for use of geophysical survey data, information, or interpretations, other than (A) licenses of commercially-available Software licensed pursuant to a standard license agreement involving aggregate payments of no more than $1,000,000 and (B) non-exclusive licenses of Intellectual Property rights incidental to the sale or purchase of products or services in the ordinary course of business consistent with past practice;

(viii)                        each Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Company Subsidiary or any of its Affiliates (including Parent or any of its Affiliates after the Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any material businesses or assets;

(ix)                              each Contract that contains any standstill, exclusivity rights or “most favored nation” provisions or minimum use or supply requirements that are material in any respect to the Company, the Company Subsidiaries and any Affiliates (including Parent or its Affiliates after the Effective Time);

(x)                                 each Contract relating to outstanding or potential Indebtedness (or commitments in respect thereof) of the Company or the Company Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $10,000,000;

(xi)                              each Contract (or form thereof and a list of the parties thereto) between the Company or any Company Subsidiary, on the one hand, and any officer, director or Affiliate (other than a wholly-owned Company Subsidiary) of the Company or any Company Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand (other than any Contract that is a Company Benefit Plan);

(xii)                           any Contract (or form thereof and a list of the parties thereto) pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, Affiliate or family member;

(xiii)                        each Company Lease involving annual lease payments in excess of $5,000,000 or aggregate lease payments over the remaining life of the lease in excess of $10,000,000;

(xiv)                       each Contract that contains a put, call or similar right pursuant to which the Company or any of the Company Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or material amount of assets (other than the Company Equity Plans or agreements entered pursuant thereto);

(xv)                          each Contract that includes a material indemnification obligation of the Company or any of its Subsidiaries which was granted outside of the ordinary course of business consistent with past practice;

(xvi)                       each Contract that obligates any of the Company or the Company Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person other than advances for expenses required under customary joint operating agreements and customary advances to operators of Oil and Gas Interests of the Company and the Company Subsidiaries not covered by a joint operating agreement or participation agreement;

(xvii)                    [reserved];

(xviii)                 [reserved];

(xix)                       [reserved];

(xx)                          each Oil and Gas Lease that contains express provisions (A) establishing bonus obligations in excess of $10,000,000 that were not satisfied at the time of leasing or signing or (B) providing for a fixed term, even if there is still production in paying quantities;

(xxi)                       each agreement (other than Oil and Gas Leases) pursuant to which any of the Company or its Subsidiaries has paid amounts associated with any Production Burden in excess of $10,000,000 during the immediately preceding fiscal year or with respect to which the Company reasonably expects that it and/or one of its Subsidiaries will make payments associated with any Production Burden in any of the next three succeeding fiscal years that could, based on current projections, exceed $10,000,000 per year;

(xxii)                    each agreement which is a joint development agreement, joint operating agreement, farmout agreement, farmin agreement, area of mutual interest agreement, exploration agreement, participation agreement, acreage dedication agreement, pooling agreement, or pooling declaration, unit agreement that either (A) is material to the businesses of the Company and the Company Subsidiaries, taken as a whole, or (B) would reasonably be expected to require the Company and the Company Subsidiaries to make expenditures in excess of $10,000,000 in the aggregate in any 12-month period following the date hereof;

(xxiii)                 any Contract with any current employees, officers or directors of the Company or any Company Subsidiary which provides for annual base compensation in excess of $200,000, other than Contracts that are terminable without penalty or notice;

(xxiv)                any Contract with any oilfield services company or other independent contractors that would reasonably be expected to require the Company and the Company Subsidiaries to make expenditures in excess of $5,000,000 in the aggregate in any 12-month period following the date hereof; and

(xxv)                   any Contract not otherwise described in any other subsection of this Section 3.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b)                                 The Company has made available to Parent copies of all written Company Material Contracts (other than, for the avoidance of doubt, Contracts disclosed in Company SEC Documents) required to be identified in Section 3.17(a) of the Company Disclosure Letter in the possession of the Company or any Company Subsidiary, including all material amendments thereto.

(c)                                  Except as has not had and would not be reasonably expected to have a Company Material Adverse Effect, (i) each Company Material Contract is, and immediately after the Effective Time will continue to be, a valid and binding agreement of the Company or one of the Company Subsidiaries party thereto and, to the Company’s Knowledge, each other party thereto, and (ii) each Company Material Contract (except for any such Contract that has expired or terminated in accordance with its terms) is in full force and effect, subject to the Enforceability Limitations, and each of the Company and the Company Subsidiaries (to the extent it is a party thereto or bound thereby) and, to the Company’s Knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each Company Material Contract.  Neither the Company nor any of the Company Subsidiaries, and, to the Company’s Knowledge, no other party thereto is (or, with or without notice or lapse of time would be) in default or breach in any material respect under the terms of any such Company Material Contract and, to the Company’s Knowledge, no event has occurred that (with or without notice or lapse of time) will, or would reasonably be expected to (A) constitute such a violation or breach, (B) give any Person the right to accelerate the maturity or performance of any Company Material Contract or (C) give any Person the right to cancel, terminate or modify any Company Material Contract.

(d)                                 Since January 1, 2017, neither the Company nor any of the Company Subsidiaries has received any notice of any material violation or breach of, material default under or intention to cancel, terminate, materially modify or not renew, any Company Material Contract.

Section 3.18.                          Environmental Matters.  Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a)                                 (i) as of the date hereof, (A) no written notice, notification, demand, request for information, citation, summons or Orders has been received that remains outstanding, (B) no complaint has been filed that remains outstanding, (C) no penalty or other sanction has been assessed that remains outstanding and (D) no Proceeding is pending, or to the Company’s Knowledge, threatened in writing, that, in each case of (A), (B) and (C), alleges a violation of, or liability under, any Environmental Law with respect to any of the Company, any of the Company Subsidiaries, or any of their respective ownership or operation of the Oil and Gas Interests; (ii) each of the Company and the Company Subsidiaries is, and has at all times since January 1, 2017 been, in compliance with Environmental Laws and Environmental Permits; (iii) there are no liabilities or obligations of any of the Company or the Company Subsidiaries under Environmental Law relating to or arising out of any Release, threatened Release or presence of, or exposure to, any Hazardous Substance, where such Release, threatened Release, presence or exposure occurred (A) on, at, under, to or from the Oil and Gas Leases, or (B) on, at, under, to or from any real properties offsite the Oil and Gas Leases where such Hazardous Substances were transported or disposed, or arranged to be transported or disposed by any of the Company or any of the Company Subsidiaries; and (iv) all Environmental Permits for operating the Company’s and each of the Company Subsidiaries’ Oil and Gas Interests have been obtained and are currently in full force and effect, and neither the Company nor any of the Company Subsidiaries has received any written notice that any such existing Environmental Permit will be revoked or any pending application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied; and

(b)                                 the Company has made available to Parent copies of material environmental site assessment reports, results of investigations and correspondence that are in the Company’s possession and pertaining to the business of any of the Company or the Company Subsidiaries or any property or facility of any of the Company or the Company Subsidiaries.

Section 3.19.                          Insurance.  The insurance policies maintained by the Company and the Company Subsidiaries are with reputable insurance carriers, provide coverage that the Company believes is adequate for all normal risks incident to the businesses of the Company and the Company Subsidiaries and their respective properties and assets, and are in character and amount customary for Persons engaged in similar businesses and subject to the same or similar perils or hazards.  All such insurance policies are in full force and effect and all premiums due with respect thereto have been paid and, since the most recent renewal date, the Company and the Company Subsidiaries have not received any written notice threatening termination of, premium increase with respect to, or material alteration of coverage under, any of such policies.

Section 3.20.                          Information Supplied.  The information relating to the Company and the Company Subsidiaries supplied by or on behalf of the Company and which is to be contained in, or incorporated by reference in, the Joint Proxy Statement and the Form S-4 (and any amendment or supplement thereto) will not, on the date the Joint Proxy Statement is first mailed to Company Stockholders or at the time the Form S-4 (and any amendment or supplement thereto), is filed with the SEC, is declared effective by the SEC or is first mailed to Company Stockholders, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading.  The Joint Proxy Statement and the Form S-4 (i) will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing provisions of this Section 3.20, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Joint Proxy Statement or the Form S-4, which information or statements were not supplied by or on behalf of the Company.

Section 3.21.                          Opinion of Financial Advisor.  The Company Board of Directors has received an opinion of J.P. Morgan Securities LLC (“J.P. Morgan”) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions and limitations set forth therein, the Exchange Ratio pursuant to the Merger is fair, from a financial point of view, to the holders of the Company Common Stock (other than holders of Cancelled Shares).  A signed copy of such opinion will be provided to Parent promptly following receipt by the Company (it being agreed that such opinion is for the benefit of the Company Board of Directors and may not be relied upon by Parent or Merger Sub or any other Persons).

Section 3.22.                          State Takeover Statutes; Anti-Takeover Laws.  Prior to the execution of this Agreement, the Company Board of Directors has taken all action necessary so that no restrictive provision of any “business combination,” “fair price,” “moratorium,” “control share acquisition,” “takeover,” “interested shareholder” or other similar anti-takeover Law (including Section 203 of the DGCL) (each, a “Takeover Statute”) is applicable to this Agreement or the Transactions, including the Merger.

Section 3.23.                          Affiliate Transactions.  No director or officer of the Company or members of their “immediate family” (as such terms are defined in Rule 16a-1 of the Exchange Act) (each of the foregoing, a “Related Person”), other than in his or her capacity as a director, officer or employee of any of the Company or the Company Subsidiaries (a) is involved, directly or indirectly, in any material business arrangement or other material relationship with any of the Company or the Company Subsidiaries, or (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or right, tangible or intangible, that is used by any of the Company or the Company Subsidiaries and is material to the conduct of the business of the Company and the Company Subsidiaries as currently conducted, taken as a whole.

Section 3.24.                          Finders and Brokers.  Except for J.P. Morgan and Goldman Sachs & Co. LLC, there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of any of the Company or the Company Subsidiaries who is entitled to any fee, commission or any other payment from any of the Company or the

Company Subsidiaries in connection with the Transactions or will have any ongoing commitment from the Company or the Company Subsidiaries after the Effective Time.

Section 3.25.                          No Other Representations.  In connection with the due diligence investigation of Parent by the Company, the Company has received and may continue to receive from Parent certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding Parent, the Parent Subsidiaries and their respective business and operations.  The Company hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which the Company is familiar, that, without limiting in any respect any of the representations and warranties in Article IV, the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to it.  Accordingly, except for the representations and warranties contained in Article IV, the Company acknowledges that none of Parent, Merger Sub or any of their respective Representatives makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company in connection with the Transactions, including any information, documents, projections, estimates, forecasts, predictions, expectations, plans or other material (including the reasonableness of assumptions underlying any of the foregoing) made available or otherwise furnished or provided in any form to the Company or to the Company’s Representatives, including in any “data rooms” or “virtual data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as disclosed in (x) Parent’s Annual Report on Form 10-K filed by Parent with the SEC for the fiscal year ended December 31, 2017, or any other Parent SEC Documents filed or furnished by Parent with the SEC on or after December 31, 2017 and publicly available one (1) Business Day prior to the date hereof (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors” or “forward looking statements”), or (y) the applicable section or subsection of the disclosure letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), Parent and Merger Sub represent and warrant to the Company as set forth below.

Section 4.1.                                 Qualification, Organization, Subsidiaries, etc.

(a)                                 Parent is a corporation duly incorporated and validly subsisting under the Canada Business Corporations Act (the “CBCA”). Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  Each Parent Subsidiary other than Merger Sub is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be, where such concept is recognized, in good standing, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Each of Parent, Merger Sub and the other Parent Subsidiaries is qualified to do business and, where such concept is recognized, is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where such concept is recognized, in good standing, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Parent has filed with the SEC, prior to the date hereof, a complete and accurate copy of the restated certificate of incorporation and restated articles of incorporation, the certificate of amendment and articles of amendment and By-Law No. 1 of Parent (the “Parent Governing Documents”).  The Parent Governing Documents are in full force and effect and Parent is not in violation of the Parent Governing Documents. Parent has made available to the Company complete and accurate copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of Merger Sub and each Parent Subsidiary that constitutes a “significant subsidiary” of Parent  within the meaning of Item 601(b)(21)(ii) of Regulation S-K as of December 31, 2017 including Merger Sub (collectively, the “Parent Subsidiary Governing Documents”).  The Parent Subsidiary Governing Documents are in full force and effect and none of the Parent Subsidiaries is in violation of their respective Parent Subsidiary Governing Documents.

(b)                                 All the issued and outstanding shares of capital stock of, or other equity interests in, each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are wholly-owned, directly or indirectly, by Parent free and clear of all Liens, other than Permitted Liens. Section 4.1(b) of the Parent Disclosure Letter sets forth an accurate and complete list of each Parent Subsidiary and each Person in which Parent or any Parent Subsidiary owns an equity or other economic interest, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Parent Subsidiary or such other Person and (ii) the type and percentage of interest held, directly or indirectly, by Parent in each Parent Subsidiary or in each such other Person.

Section 4.2.                                 Capitalization.

(a)                                 The authorized share capital of Parent consists of an unlimited number of Parent Common Shares and an unlimited number Class A Preferred Shares, without par value, limited to a number equal to not more than twenty percent (20%) of the issued and outstanding number of Parent Common Shares at the time of issuance (“Parent Preferred Stock”).  As of October 29, 2018 (the “Parent Capitalization Date”): (i) (A) 952,478,421 Parent Common Shares were issued and outstanding, (B) no Parent Common Shares were held in Parent’s treasury and

(C) options (with tandem stock appreciation rights) granted under Parent Equity Plans to purchase 10,575,873 Parent Common Shares were outstanding with a weighted average exercise price per share of CDN$13.43 and (ii) no shares of Parent Preferred Stock were issued or outstanding.  Parent RSUs, Parent PSUs, Parent SARs and Parent DSUs are cash settled. All the outstanding Parent Common Shares are and all Parent Common Shares reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are owned by Parent and are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)                                 Except as set forth in Section 4.2(a) and other than the Parent Common Shares that have become outstanding after the Parent Capitalization Date that are permitted to be issued pursuant to Section 5.2(iv): (i)  Parent does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding (x) restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, Parent or any of the Parent Subsidiaries or (y) subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments for the issuance of, or that correspond to, capital stock to which Parent or any Parent Subsidiary is a party obligating Parent or any Parent Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of Parent or any Parent Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary that is not wholly-owned or in any other Person.  Except as set forth in Section 4.2(b) of the Parent Disclosure Letter, there are no outstanding obligations of Parent or any Parent Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of Parent or any Parent Subsidiary.

(c)                                  Neither Parent nor any Parent Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with Parent Shareholders on any matter.

(d)                                 There are no voting trusts, proxies or other similar agreements, commitments or understandings to which Parent or any Parent Subsidiary (or to Parent’s Knowledge, a Parent Shareholder) is a party with respect to the voting of the capital stock or other equity interests of Parent or any Parent Subsidiary.

(e)                                  Neither Parent nor Merger Sub has declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock.

Section 4.3.                                 Corporate Authority.

(a)                                 Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger.  The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of each of Parent (subject to obtaining Parent Shareholder Approval) and Merger Sub (other than the adoption of this Agreement by Parent as sole stockholder of Merger Sub, which shall occur immediately after the execution of this Agreement) and no other corporate proceedings (pursuant to the Parent Governing Documents or otherwise) on the part of Parent or Merger Sub are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for obtaining the Parent Shareholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.  On or prior to the date hereof, at a meeting duly called and held, the Parent Board of Directors has unanimously (i) determined that the terms of this Agreement and the Transactions, including the Merger and the Parent Share Issuance, are in the best interests of Parent, (ii) approved the execution and delivery by Parent of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the Transactions, including the Parent Share Issuance, upon the terms and subject to the conditions contained herein, (iii) directed that this Agreement be submitted to the Parent Shareholders at the Parent Shareholders Meeting for approval of the Parent Share Issuance and (iv) resolved to make the Parent Board Recommendation. On or prior to the date hereof, at a meeting duly called and held, the Merger Sub Board of Directors has unanimously (i) determined that the terms of this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, (iii) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein and (iv) directed that this Agreement be submitted to its sole stockholder for adoption by the sole stockholder. Parent, as the owner of all of the outstanding shares of capital stock of Merger Sub, will immediately after the execution and delivery of this Agreement adopt this Agreement in its capacity as sole stockholder of Merger Sub. None of the foregoing actions by the Parent Board of Directors or Merger Sub Board of Directors have been rescinded or modified in any way (unless such rescission or modification has been effected after the date hereof in accordance with the terms of Section 5.4).

(b)                                 The only vote of holders of any class or series of capital stock of Parent necessary to approve this Agreement and to consummate the Transactions, including the Merger, is approval of the Parent Share Issuance by the affirmative vote of a majority of votes cast by holders of Parent Common Shares entitled to vote thereon and present in person or represented by proxy at the Parent Shareholders Meeting in accordance with Section 312.03(c) of the NYSE

Listed Company Manual and Section 611 of the TSX Company Manual (the “Parent Shareholder Approval”).

(c)                                  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

Section 4.4.                                 Governmental Consents; No Violation.

(a)                                 Other than in connection with or in compliance with (i) the DGCL and the CBCA, (ii) the filing with the SEC and the Canadian Securities Administrators of the Joint Proxy Statement and the filing with the SEC of the Form S-4 and any amendments or supplements thereto and declaration of effectiveness of the Form S-4 by the SEC, (iii) the Securities Act, the Exchange Act and other applicable state, provincial or federal securities, takeover and “blue sky” laws, (iv) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Antitrust Laws and (v) any applicable requirements of the NYSE or the TSX, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by Parent and Merger Sub of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 The execution and delivery by Parent and Merger Sub of this Agreement do not, and, except as described in Section 4.4(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Parent Material Contract binding upon Parent or any Parent Subsidiary or by which or to which any of their respective properties, rights or assets are bound or subject to or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Parent Governing Documents or (B) the Parent Subsidiary Governing Documents or (iii) conflict with or result in the violation or breach of any Laws applicable to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and that would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5.                                 SEC Reports and Financial Statements.

(a)                                 Since January 1, 2017, Parent has timely filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “Parent SEC Documents”).  As of their respective filing dates the Parent SEC Documents (including amendments) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act, the Exchange Act, as the case may be, and the listing and corporate governance rules and regulations of the NYSE and the TSX, and none of the Parent SEC Documents contained (or, with respect to Parent SEC Documents filed after the date hereof, will not contain) any untrue statement of a material fact or omitted to state (or, with respect to Parent SEC Documents filed after the date hereof, will omit to state) any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in Parent SEC Documents filed or furnished on a later date (but before the date hereof) will be deemed to modify information as of an earlier date.  Parent has made available to the Company copies of all comment letters received by Parent from the SEC since January 1, 2017 relating to the Parent SEC Documents, together with all written responses of Parent thereto.  Since January 1, 2017, neither Parent nor any Parent Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Parent SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Entity that such Parent SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to Parent’s Knowledge, there is not any investigation or review being conducted by the SEC or any other Governmental Entity of any Parent SEC Documents (including the financial statements included therein). No Parent Subsidiary is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b)                                 The financial statements included in the Parent SEC Documents (i) complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with (A) the books and records of Parent and the Parent Subsidiaries and (B) GAAP applied on a consistent basis during the periods involved and (iii) fairly present in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows of Parent and the Parent Subsidiaries as of the dates or for the periods presented therein, all in accordance with GAAP (subject, in the case of the unaudited financial statements, to normal year-end adjustments and the absence of notes).  No financial statements of any Person, other than a Parent Subsidiary, are required by GAAP to be included in the financial statements.

(c)                                  Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.  Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by Parent’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act, as applicable, and, at the time of filing or submission of each such certification, such certification complied with the applicable provisions of the Sarbanes-Oxley Act.  Neither Parent nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d)                                 Neither Parent nor any Parent Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Parent or any Parent Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.

(e)                                  Since January 1, 2017, Parent has timely filed all forms, statements, documents and reports required to be filed by it with the Canadian Securities Administrators (such forms, statements, documents and reports, the “Parent CSA Documents”).  As of their respective filing dates the Parent CSA Documents (including amendments) complied in all material respects with the applicable requirements of Canadian Securities Laws and the listing and corporate governance rules and regulations of the TSX, and none of the Parent CSA Documents contained (or, with respect to Parent CSA Documents filed after the date hereof, will not contain) any untrue statement of a material fact or omitted to state (or, with respect to Parent CSA Documents filed after the date hereof, will omit to state) any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in Parent CSA Documents filed on a later date (but before the date hereof) will be deemed to modify information as of an earlier date.

Section 4.6.                                 Internal Controls and Procedures.

(a)                                 Parent has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) and of ICRF (as defined under National Instrument 52-109) sufficient to provide reasonable assurance regarding the reliability of financial reporting, including policies and procedures that (i) mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of Parent and the Parent Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent and the Parent Subsidiaries are being made only in accordance with appropriate authorizations of management and the Parent Board of Directors and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and the Parent Subsidiaries.  As at December 31, 2017, there were no material weaknesses or significant deficiencies in such internal control over financial reporting and, as of the date hereof, nothing has come to the attention of Parent that has caused Parent to believe that there are any material weaknesses or significant deficiencies in such internal control over financial reporting.  Since January 1, 2017, no material complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by Parent.  Since January 1, 2017, Parent has not received any material complaints through Parent’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of applicable Law.  Since January 1, 2017, no attorney representing Parent or any of the Parent Subsidiaries, whether or not employed by Parent or any of the Parent Subsidiaries, has reported evidence of a violation of applicable Law that are securities laws, breach of fiduciary duty or such similar violation by Parent or any of its officers, directors, employees or agents to Parent’s chief legal officer, audit committee of Parent Board of Directors or to Parent Board of Directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Parent policy contemplating such reporting.

(b)                                 The “disclosure controls and procedures” (as defined in Rules 13a-15(c) of the Exchange Act) and DC&P (as defined in National Instrument 52-109) of Parent are designed to ensure that all material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure.  The management of Parent has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures as of December 31, 2017, and such assessment concluded that such controls were effective as of such date.

(c)                                  The Parent SEC Documents accurately summarize, in all material respects, the outstanding Derivative positions of Parent and the Parent Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of Parent and the Parent Subsidiaries, as of the dates reflected therein.

Section 4.7.                                 No Undisclosed Liabilities.  Neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether accrued or unaccrued, asserted or unasserted, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that has resulted, or would reasonably be expected to result, in a liabilty, except (a) as and to the extent specifically disclosed, reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of December 31, 2017 included in the Parent SEC Documents, (b) as expressly required or expressly contemplated by this Agreement, (c) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2017 (other than any liability for breaches of Contracts or relating to any Proceeding) and (d) for liabilities which have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.8.                                 Absence of Certain Changes or Events.

(a)                                 From December 31, 2017, there has not occurred any Effect that has had, or would reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 From December 31, 2017, except as for events giving rise to and the discussion and negotiation of this Agreement, the business of Parent and the Parent Subsidiaries has been conducted in the ordinary course of business consistent with past practice, except where such conduct outside the ordinary course of business has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.9.                                 Compliance with Law; Permits.  Except with respect to (i) Environmental Law matters (which are provided for in Section 4.18), (ii) Tax matters (which are provided for in Section 4.12) and (iii) employee benefits and labor Law matters (which are provided for in Section 4.10 and Section 4.11, respectively):

(a)                                 Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each of Parent and the Parent Subsidiaries and, to Parent’s Knowledge, each third-party contractor operating any portion of the Oil and Gas Interests on behalf of Parent and the Parent Subsidiaries (with respect to such interests) (A) is, and has at all times since January 1, 2017 been, in compliance with applicable Law, in each case; and (B) since January 1, 2017 has not received notice from any Governmental Entity alleging that it is in violation of any applicable Law.  Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, no investigation or review by any Governmental Entity with respect to any of Parent and the Parent Subsidiaries is pending or, to Parent’s Knowledge, threatened in writing, nor, to Parent’s Knowledge, has any Governmental Entity indicated an intention to conduct the same.

(b)                                 Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries have, and at all times since January 1, 2017 have had, and have been in compliance with, all Permits, and have made all necessary filings required under applicable Law, necessary to conduct their respective businesses.  Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Permit has been validly issued or obtained and is in full force and effect.  Since January 1, 2017, except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of the Parent Subsidiaries has received written notice of any violation of or failure to comply with any Permit or any actual revocation, withdrawal, suspension, cancellation or termination of any Permit.

(c)                                  Parent is in compliance in all material respects with the applicable listing and other rules and regulations of the NYSE and the TSX.

(d)                                 During the past five (5) years, none of Parent or the Parent Subsidiaries, or to Parent’s Knowledge, any director or officer, employee, representative or agent of Parent or any of the Parent Subsidiaries or, to Parent’s Knowledge, any other Person acting on behalf of Parent or any of the Parent Subsidiaries, has directly or indirectly, (i) paid, offered, promised or authorized the payment of money or anything of value to any Governmental Official for the purpose of influencing any official act or decision, to obtain or retain business, or to secure any improper advantage, (ii) made any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity or (iii) violated or is in violation of any applicable Bribery Laws. Neither Parent nor any of the Parent Subsidiaries has conducted any internal investigation, made any voluntary, directed, or involuntary disclosure to any Governmental Entity, or received any audit report, written communication from a Governmental Entity, or whistleblower or other written complaint, involving alleged violations of Bribery Laws on the part of Parent, any of the Parent Subsidiaries, or any Person acting on behalf of Parent or any of the Parent Subsidiaries.

(e)                                  None of Parent or the Parent Subsidiaries, any director or officer or employee of Parent or any of the Parent Subsidiaries, or, to Parent’s knowledge, any agent acting on behalf of Parent or any of the Parent Subsidiaries, (i) is a Sanctioned Person, (ii) during the past five (5) years, has engaged in direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of Parent or any of the Parent Subsidiaries, except pursuant to a license issued by an appropriate department or agency of the United States government, or (iii) during the past five (5) years, has violated, or engaged in any conduct sanctionable under, any Sanctions Law or any Law addressing exports or imports.  During the past five (5) years, Parent or the Parent Subsidiaries (as applicable) have been registered with the Directorate of

Defense Trade Controls, U.S. Department of State in accordance with the ITAR, have maintained all licenses or other authorizations required by the ITAR and all necessary licenses or other authorizations, as required by any other Law addressing exports or imports, and have maintained policies and procedures reasonably designed to ensure compliance with the ITAR and any other Law addressing exports or imports.  During the past five (5) years, neither Parent nor any of the Parent Subsidiaries has conducted any internal investigation, made any voluntary, directed, or involuntary disclosure to any Governmental Entity, or received any audit report, written communication from a Governmental Entity, or whistleblower or other written complaint, involving alleged violations of Sanctions Law or any Law addressing exports or imports on the part of Parent, any of the Parent Subsidiaries, or any Person acting on behalf of Parent or any of the Parent Subsidiaries.

Section 4.10.                          Employee Benefit Plans.

(a)                                 Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each of the Parent Benefit Plans has been established, operated, funded and administered in accordance with its terms and in compliance with applicable Law, including ERISA and the Code.  No liability under Title IV of ERISA or any foreign Law applicable to defined benefit pension plans has been incurred by Parent or the Parent Subsidiaries that has not been satisfied in full, and to Parent’s Knowledge, no condition exists that is likely to cause Parent or the Parent Subsidiaries to incur any such liability. All material contributions or other amounts payable by Parent or the Parent Subsidiaries pursuant to each Parent Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP, and except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, there are no pending, or to Parent’s Knowledge, threatened in writing or anticipated claims or Proceedings (other than routine claims for benefits) by, on behalf of or against or relating to any of the Parent Benefit Plans or any trusts related thereto.  “Parent Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, welfare, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and other similar fringe or employee benefit plan, policy, program, agreement or arrangement, in each case, for the benefit of current employees, directors or individual consultants (or any dependent or beneficiary thereof) of Parent or any Parent Subsidiary or with respect to which Parent or any Parent Subsidiary has any obligation or liability (whether actual or contingent).

(b)                                 Except as set forth on Section 4.10(b) of the Parent Disclosure Letter, none of the Parent Benefit Plans is: (i) a “registered pension plan” which contains a “defined benefit provision”, as such terms are defined in the Income Tax Act (Canada), or (ii) a supplemental pension plan. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan that is a funded plan is fully funded on a going concern basis and solvency basis in compliance with applicable Law, the Parent Benefit Plan terms, and pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuation therefore. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan that is a “retirement compensation arrangement”, as such term is defined in the Income Tax Act (Canada), has been funded and administered in accordance with the Income Tax Act (Canada).

(c)                                  Within the last six (6) years, no Parent Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code.

(d)                                 Neither Parent nor any of the Parent Subsidiaries has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA.

(e)                                  Except as set forth on Section 4.10(d) of the Parent Disclosure Letter, no Parent Benefit Plan provides material welfare benefits, including life insurance or medical benefits (whether or not insured), with respect to current or former employees or directors of Parent or the Parent Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by Section 4980B of the Code or comparable U.S. state Law.

(f)                                   (i) Each of the Parent Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification and (ii) to Parent’s Knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to materially adversely affect the qualified status of any such plan.

(g)                                  Except as set forth on Section 4.10(f) of the Parent Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, except as required by the terms of this Agreement, (i) result in any payment (including severance and unemployment compensation, forgiveness of indebtedness or otherwise) becoming due or increasing any such payment due to any current or former director or any employee of Parent or any Parent Subsidiary under any Parent Benefit Plan or otherwise, (ii) increase any payments or benefits otherwise payable under any Parent Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h)                                 Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan has been maintained and operated in documentary and operational compliance in all materials respects with Section 409A of the Code or an available exemption therefrom.

(i)                                     Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent is not a party to nor does it have any obligation under any Parent Benefit Plan or otherwise to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

Section 4.11.                          Labor Matters.

(a)                                 Neither Parent nor any Parent Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council or labor organization.  As of the date hereof, neither Parent nor any Parent Subsidiary is (or has during the past three (3) years been) subject to a material labor dispute, strike or work stoppage.  During the past three (3) years, there has been no organizational efforts with respect to the formation of a collective bargaining unit or, to Parent’s Knowledge, threatened involving employees of Parent or any Parent Subsidiary.

(b)                                 Parent and each Parent Subsidiary are and have been since January 1, 2017 in compliance with all applicable Labor Laws, except as has not been and would not reasonably be expected to have a Parent Material Adverse Effect. There are no actions, suits, claims, investigations or other legal Proceedings against Parent or any of the Parent Subsidiaries pending, or to Parent’s Knowledge, threatened in writing to be brought or filed, by or with any Governmental Entity or arbitrator, any current or former employee or consultant relating to unpaid wages or overtime, unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Labor Laws.

(c)                                  Neither Parent nor any Parent Subsidiary has any material direct or indirect liability, whether actual or contingent, with respect to any misclassification of any individual as an independent contractor rather than as an employee, or as exempt rather than non-exempt from an employer’s obligation to pay overtime, or with respect to any employee leased from another employer and no such Person has been improperly included in or excluded from any Parent Benefit Plan.  A properly completed Form I-9 is on file with respect to each employee of Parent and the Parent Subsidiaries.

Section 4.12.                          Tax Matters.

(a)                                 Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(i)                                     Parent and the Parent Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are true, correct and complete;

(ii)                                  Parent and the Parent Subsidiaries have given or otherwise made available to the Company true, correct and complete copies of all U.S. federal, state and local income and other material Tax Returns, examination reports and statements of deficiencies for taxable periods ending on or after December 31, 2015;

(iii)                               Parent and the Parent Subsidiaries have timely paid all amounts of Taxes required to be paid by any of them (including any Taxes required to be collected, deducted or withheld by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties), other than Taxes that are being contested in good faith through appropriate proceedings or for which adequate reserves in accordance with GAAP have been established on the most recent financial statements of Parent and the Parent Subsidiaries contained in the Parent SEC Documents, and adequate accruals and reserves (as determined in accordance with GAAP) have been established for Taxes attributable to taxable periods (or portions thereof) since the date of such financial statements;

(iv)                              There is no claim, litigation, audit, examination, investigation or other Proceeding pending or, to the Knowledge of Parent, threatened with respect to any Taxes or Tax Returns of Parent or any Parent Subsidiary, and no Governmental Entity has given notice of its intention to assert any deficiency or claim for additional amounts of Taxes against Parent or any of the Parent Subsidiaries;

(v)                                 None of Parent or any Parent Subsidiary is a party to or bound by, or has any obligation under, any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in commercial agreements not primarily related to Taxes, and other than any agreement or arrangement solely among Parent and/or the Parent Subsidiaries) or has any liability for Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

(vi)                              There are no Liens in respect of or on account of Taxes upon any property or assets of Parent or any Parent Subsidiary, other than Permitted Liens;

(vii)                           During the past three (3) years, no claim has been made in writing by any Governmental Entity in a jurisdiction where Parent or any of the Parent Subsidiaries has not filed Tax Returns that it is or may be subject to Taxes by, or required to file Tax Returns in, such jurisdiction;

(viii)                        Neither Parent nor any Parent Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code), private letter ruling, technical advice or other ruling or written agreement with a Governmental Entity, in each case, that could affect the liability for Taxes of Parent or any Parent Subsidiary following the Closing;

(ix)                              Neither Parent nor any Parent Subsidiary will be required to include in a taxable period ending after the Closing Date any material item of taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any material deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of (A) the use of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, or the cash method of accounting with respect to any transaction, disposition, or other arrangement made on or prior to the Closing, (B) any prepaid amount received on or prior to the Closing Date, (C) any installment sale or open transaction disposition made on or prior to the Closing Date, (D) any intercompany transactions occurring on or prior to the Closing Date, (E) any election under Section 108(i) of the Code made prior to the Closing Date, or (F) any change in accounting method for a taxable period ending on or prior to the Closing Date that results in an adjustment made under Section 481 of the Code (or comparable provisions of state, local or non-U.S. Tax Law);

(x)                                 There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from Parent or any of the Parent Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending;

(xi)                              For all transactions between Parent (or any Parent Subsidiary which is a resident of Canada for Tax purposes) and any Person who is not a resident of Canada and with whom Parent (or the applicable Parent Subsidiary) does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)), Parent (or the applicable Parent Subsidiary) has made or obtained records or documents that meet the requirements of subsection 247(4) of the Income Tax Act (Canada); and

(xii)                           Neither Parent nor any Parent Subsidiary has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(b)                                 Within the last two (2) years, neither Parent nor any Parent Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) or Section 361 of the Code.

(c)                                  Neither Parent nor any Parent Subsidiary is aware of the existence of any fact that would reasonably be expected to cause Parent to be treated as a “domestic corporation” pursuant to Section 7874(b) of the Code as a result of the Merger.

Section 4.13.                          Litigation; Orders.

(a)                                 There is no pending Proceeding, and, to Parent’s Knowledge, no Person has threatened in writing to commence any Proceeding against Parent or any Parent Subsidiaries or any director or officer of Parent or any Parent Subsidiaries (in their capacity as such) that (i) challenges, or would reasonably be expected to have the effect of making illegal, restraining, enjoining or otherwise prohibiting or preventing the Transactions or (ii) would reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 There are no Orders in effect to which any of Parent or any of the Parent Subsidiaries is a party or subject which (i) materially interferes with, or would be reasonably expected to materially interfere with, the business of Parent or Parent Subsidiaries as currently conducted or (ii) would reasonably be expected to prevent, impede or delay beyond the Outside Date the ability of Parent to consummate the Transactions, including the Merger.

Section 4.14.                          Intellectual Property.

(a)                                 Parent and the Parent Subsidiaries own or, to the Knowledge of Parent, have the right to use all Intellectual Property that is used in and necessary for the operation of the businesses of Parent and the Parent Subsidiaries as presently conducted (collectively, the “Parent

IP”) free and clear of all Liens except for Permitted Liens, except where the failure to own or have the right to use such Intellectual Property has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 The use of the Parent IP by Parent and the Parent Subsidiaries and the conduct of the business of Parent and the Parent Subsidiaries does not infringe, dilute or misappropriate any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)                                  Parent and the Parent Subsidiaries have taken reasonable measures to enforce, maintain and protect the confidentiality of trade secrets used in the businesses of each of Parent and the Parent Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.15.                          Real Property; Parent Oil and Gas Leases and Oil and Gas Interests.

(a)                                 Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect and except for (i) property sold or otherwise disposed of in the ordinary course of business since the date of the Parent Reserve Report relating to the Parent Oil and Gas Interests referred to therein as of December 31, 2017 or (ii) reflected in the Parent Reserve Reports or in the Parent SEC Documents as having been sold or otherwise disposed of, as of the date hereof, Parent and the Parent Subsidiaries have Good Title in all material respects to all of the Oil and Gas Interests reflected in the Parent Reserve Reports or disclosed in the Parent SEC Documents and attributable to interests owned by Parent and the Parent Subsidiaries, in each case free and clear of all Liens other than Permitted Liens and Production Burdens.  Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Oil and Gas Lease to which Parent or any of the Parent Subsidiaries is a party is valid and in full force and effect, subject to Enforceability Limitations.  Neither Parent nor any of the Parent Subsidiaries has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease, in each case, except as has not had and would not be reasonably expected to have a Parent Material Adverse Effect.  Neither Parent nor any of the Parent Subsidiaries has received written notice from the other party to any Oil and Gas Lease that Parent or any of the Parent Subsidiaries, as the case may be, has breached, violated or defaulted, in each case, in any material respect under any Oil and Gas Lease which breach, violation or default remains uncured.

(b)                                 Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each of Parent and the Parent Subsidiaries has properly and timely paid (or caused to be paid), in accordance with the terms of each Oil and Gas Lease and applicable Laws, all Production Burdens with respect to the Oil and Gas Interests due by Parent and the Parent Subsidiaries, or if not paid, is contesting such Production Burden in good faith in the ordinary course of business consistent with past practice.  All rentals, shut-in payments, and operating expenses payable by Parent or any Parent Subsidiary have been duly and properly paid in all material respects.  As of the date hereof, other than any frivolous or immaterial claim or demands, neither Parent nor any Parent Subsidiary has received any written requests or demands for payments, adjustments for payments or performance pursuant to the obligations under the Oil and Gas Leases.

(c)                                  Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent or a Parent Subsidiary, as applicable, has good, valid and marketable fee simple title to all property owned in fee by Parent or any Parent Subsidiary (excluding any and all Oil and Gas Interests, the “Parent Owned Real Property”), free and clear of all Liens, other than Permitted Liens.  Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor a Parent Subsidiary has leased or otherwise granted to any Person the right to use or occupy the Parent Owned Real Property or any portion thereof that would reasonably be expected to adversely affect the existing use of the Parent Owned Real Property by Parent and the Parent Subsidiaries in the operation of their respective businesses thereon.

(d)                                 Except as has not and would not reasonably be expected to have a Parent Material Adverse Effect: (i) each Parent Lease is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default on the part of the Parent or, if applicable, any Parent Subsidiary or, to Parent’s Knowledge, any counterparty thereunder exists with respect to any Parent Lease, (ii) Parent or a Parent Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Parent Lease, each real property subject to the Parent Leases, free and clear of all Liens, other than Permitted Liens, and (iii) Parent or a Parent Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of Parent and the Parent Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

(e)                                  Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no pending or, to Parent’s Knowledge, threatened, appropriation, condemnation or like Proceeding or order affecting the Parent Owned Real Property or lands or premises covered by any Parent Leases or any part thereof or of any sale or other disposition of the Parent Owned Real Property or lands or premises covered by any Parent Leases or any part thereof in lieu of condemnation or other matters affecting and impairing the current use, occupancy or value thereof.

(f)                                   All material proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests of the Parent and the Parent Subsidiaries are being received by them in a timely manner.

(g)                                  Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, all of the Wells, all water-producing wells, and all water, CO2 or injection wells located on the Oil and Gas Leases or Units of Parent and the Parent Subsidiaries or otherwise associated with an Oil and Gas Interest of Parent or the Parent Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Contracts and applicable Law and all drilling and completion (and plugging and abandonment) of the Wells and such other wells and all related development, production and other operations have been conducted in compliance with all applicable Law.

(h)                                 Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, all Oil and Gas Interests operated by Parent and the Parent Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable Oil and Gas Leases and in compliance with applicable Law.

(i)                                     Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, none of the Oil and Gas Interests of Parent and the Parent Subsidiaries is subject to any consent or similar right that would become operative as a result of the Transactions.

(j)                                    None of the Oil and Gas Interests of Parent or its Subsidiaries are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 4.16.                          Parent Reserve Reports. Parent has made available to the Company true and correct copies of all written reports delivered to or received by Parent or the Parent Subsidiaries from January 1, 2016 to the date hereof estimating Parent and the Parent Subsidiaries’ oil and gas reserves, in each case prepared by a Person that is not an Affiliate (each, a “Parent Report Preparer”) concerning the Oil and Gas Interests of Parent and the Parent Subsidiaries (the “Parent Reserve Reports”).  The factual, non-interpretive data provided by Parent and the Parent Subsidiaries to each Parent Report Preparer in connection with the preparation of the Parent Reserve Reports that was material to such Parent Report Preparer’s estimates of the oil and gas reserves set forth in the Parent Reserve Reports was, as of the time provided (or as modified or amended prior to the issuance of the Parent Reserve Reports), accurate in all respects, except as has not had or would not reasonably be expected to have a Parent Material Adverse Effect.  To Parent’s Knowledge, there are no material errors in the assumptions and estimates provided by Parent to any Parent Report Preparer in connection with their preparation of any Parent Reserve Reports prepared by such Parent Report Preparer.  The oil and gas reserve estimates of Parent set forth in the Parent Reserve Reports are derived from reports that have been prepared by the Parent Report Preparer as set forth therein, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of the Parent at the dates indicated therein and are in accordance with the rules promulgated by the SEC and applied on a consistent basis throughout the periods reflected therein.  Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no material change in respect of the matters addressed in the Parent Reserve Reports.

Section 4.17.                          Parent Material Contracts.

(a)                                 Section 4.17(a) of the Parent Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract (other than, for the avoidance of doubt, Contracts disclosed in Parent SEC Documents) described in this Section 4.17(a) under which Parent or any Parent Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which Parent or any Parent Subsidiary or any of their respective properties or assets is subject, in each case as of the date hereof (all Contracts of the type described in this Section 4.17(a), whether or not set forth on

Section 4.17 of the Parent Disclosure Letter, being referred to herein as the “Parent Material Contracts”):

(i)                                     [reserved];

(ii)                                  any material joint venture, partnership or limited liability company agreement (other than any such agreement solely between or among the Parent and its wholly-owned Subsidiaries) or similar Contract;

(iii)                               each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by Parent or any Parent Subsidiary of future payments in excess of $20,000,000 and that is material to Parent and the Parent Subsidiaries taken as a whole;

(iv)                              any settlement agreement or similar Contract restricting in any material respect the operations or conduct of Parent or any Parent Subsidiary or any of their respective Affiliates;

(v)                                 each Contract not otherwise described in any other subsection of this Section 4.17(a) pursuant to which Parent or any Parent Subsidiary is obligated to pay, or entitled to receive, payments in excess of $20,000,000 in the twelve (12)-month period following the date hereof and that is material to Parent and the Parent Subsidiaries taken as a whole;

(vi)                              any Contract not otherwise described in any other subsection of this Section 4.17(a) that obligates Parent or any Parent Subsidiary to make any future capital investment or capital expenditure outside the ordinary course of business consistent with past practice and in excess of $20,000,000;

(vii)                           each material Contract to which Parent or any Parent Subsidiary is a party relating to the license of any Intellectual Property rights and each material Contract granting a license from a third-party for use of geophysical survey data, information, or interpretations, other than (A) licenses of commercially-available Software licensed pursuant to a standard license agreement involving aggregate payments of no more than $6,100,000 and (B) non-exclusive licenses of Intellectual Property rights incidental to the sale or purchase of products or services in the ordinary course of business consistent with past practice;

(viii)                        each Contract that grants any right of first refusal or right of first offer or that limits the ability of Parent, any Parent Subsidiary or any of its Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any material businesses or assets;

(ix)                              each Contract that contains any standstill, exclusivity rights or “most favored nation” provisions or minimum use or supply requirements that are material in any respect to Parent, the Parent Subsidiaries or their Affiliates;

(x)                                 each Contract relating to outstanding or potential Indebtedness (or commitments in respect thereof) of Parent or the Parent Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $75,000,000;

(xi)                              each Contract (or form thereof and a list of the parties thereto) between Parent or any Parent Subsidiary, on the one hand, and any officer, director or Affiliate (other than a wholly-owned Parent Subsidiary) of Parent or any Parent Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand (other than any Contract that is a Parent Benefit Plan);

(xii)                           any Contract (or form thereof and a list of the parties thereto) pursuant to which Parent or any Parent Subsidiary has an obligation to indemnify such officer, director, Affiliate or family member;

(xiii)                        each Parent Lease involving annual lease payments in excess of $10,000,000 or aggregate lease payments over the remaining life of the lease in excess of $20,000,000, and in each case that is material to Parent and the Parent Subsidiaries taken as whole;

(xiv)                       each Contract that contains a put, call or similar right pursuant to which Parent or any of the Parent Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or material amount of assets (other than the Parent Equity Plans or agreements entered into pursuant thereto);

(xv)                          each Contract that includes a material indemnification obligation of Parent or any of its Subsidiaries which was granted outside of the ordinary course of business consistent with past practice;

(xvi)                       each Contract that obligates any of Parent or the Parent Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person other than advances for expenses required under customary joint operating agreements and customary advances to operators of Oil and Gas Interests of Parent and the Parent Subsidiaries not covered by a joint operating agreement or participation agreement;

(xvii)                    [reserved];

(xviii)                 [reserved];

(xix)                       [reserved];

(xx)                          each material Oil and Gas Lease that contains express provisions (A) establishing bonus obligations in excess of $20,000,000 that were not satisfied at the time of leasing or signing or (B) providing for a fixed term, even if there is still production in paying quantities;

(xxi)                       each agreement (other than Oil and Gas Leases) pursuant to which any of Parent or its Subsidiaries has paid amounts associated with any Production Burden in excess of $20,000,000 during the immediately preceding fiscal year or with respect to which the Parent reasonably expects that it and/or one of its Subsidiaries will make payments associated with any Production Burden in any of the next three succeeding fiscal years that could, based on current projections, exceed $20,000,000 per year;

(xxii)                    each agreement which is a joint development agreement, joint operating agreement, farmout agreement, farmin agreement, area of mutual interest agreement, exploration agreement, participation agreement, acreage dedication agreement, pooling agreement, or pooling declaration, unit agreement that either (A) is material to the businesses of Parent and the Parent Subsidiaries, taken as a whole, or (B) would reasonably be expected to require Parent and the Parent Subsidiaries to make expenditures in excess of $20,000,000 in the aggregate in any 12-month period following the date hereof;

(xxiii)                 any Contract with any current employees, officers or directors of Parent or any Parent Subsidiary which provides for annual base compensation in excess of $200,000, other than Contracts that are terminable without penalty or notice;

(xxiv)                any Contract with any oilfield services company or other independent contractors that could not be terminated without payment in excess of $15,000,000; and

(xxv)                   any Contract not otherwise described in any other subsection of this Section 4.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC and under National Instrument 51-102 - Continuous Disclosure Obligations) with respect to Parent.

(b)                                 Except as has not had and would not be reasonably expected to have a Parent Material Adverse Effect, (i) each Parent Material Contract is, and immediately after the Effective Time will continue to be, a valid and binding agreement of Parent or one of the Parent Subsidiaries party thereto and, to Parent’s Knowledge, each other party thereto, and (ii) each Parent Material Contract (except for any such Contract that has expired or terminated in accordance with its terms) is in full force and effect, subject to the Enforceability Limitations, and each of Parent and the Parent Subsidiaries (to the extent it is a party thereto or bound thereby) and, to Parent’s Knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each Parent Material Contract.  Neither Parent nor any of the Parent Subsidiaries, and, to Parent’s Knowledge, no other party thereto is (or, with or without notice or lapse of time would be) in default or breach in any material respect under the terms of any such Parent Material Contract and, to the Parent’s Knowledge, no event has occurred that (with or without notice or lapse of time) will, or would reasonably be expected to (A) constitute such a violation or breach, (B) give any Person the right to accelerate the maturity or performance of any Parent Material Contract or (C) give any Person the right to cancel, terminate or modify any Parent Material Contract.

(c)                                  Since January 1, 2017, neither Parent nor any of the Parent Subsidiaries has received any notice of any material violation or breach of, material default under or intention to cancel, terminate, materially modify or not renew, any Parent Material Contract.

Section 4.18.                          Environmental Matters. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(a)                                 (i) as of the date hereof, (A) no written notice, notification, demand, request for information, citation, summons or Orders has been received that remains outstanding,

(B) no complaint has been filed that remains outstanding, (C) no penalty or other sanction has been assessed that remains outstanding and (D) no Proceeding is pending, or to Parent’s Knowledge, threatened in writing, that, in each case of (A), (B) and (C), alleges a violation of, or liability under, any Environmental Law with respect to any of Parent, Merger Sub, any of the Parent Subsidiaries, or any of their respective ownership or operation of the Oil and Gas Interests; (ii) each of Parent, Merger Sub and the Parent Subsidiaries is, and has at all times since January 1, 2017 been, in compliance with Environmental Laws and Environmental Permits; (iii) there are no liabilities or obligations of any of Parent, Merger Sub or the Parent Subsidiaries under Environmental Law relating to or arising out of any Release, threatened Release or presence of, or exposure to, any Hazardous Substance, where such Release, threatened Release, presence of or exposure occurred (A) on, at, under, to or from the Oil and Gas Leases, or (B) on, at, under, to or from any real properties offsite the Oil and Gas Leases where such Hazardous Substances were transported or disposed, or arranged to be transported or disposed by any of Parent, Merger Sub or any of the Parent Subsidiaries; and (iv) all Environmental Permits for operating Parent’s, Merger Sub’s and each of the Parent Subsidiaries’ Oil and Gas Interests have been obtained and are currently in full force and effect, and none of Parent, Merger Sub or any of the Parent Subsidiaries has received any written notice that any such existing Environmental Permit will be revoked or any pending application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied; and

(b)                                 Parent has made available to the Company copies of material environmental site assessment reports, results of investigations and correspondence that are in the Parent’s possession and pertaining to the business of any of Parent, Merger Sub or the Parent Subsidiaries or any property or facility of any of Parent or the Parent Subsidiaries.

Section 4.19.                          [Reserved].

Section 4.20.                          Insurance. The insurance policies maintained by Parent and the Parent Subsidiaries are with reputable insurance carriers and, together with risks self-insured by Parent and the Parent Subsidiaries, provide coverage Parent believes is adequate for all normal risks incident to the businesses of Parent and the Parent Subsidiaries and their respective properties and assets, and are in character and amount customary for Persons engaged in similar businesses and subject to the same or similar perils or hazards.  All such insurance policies are in full force and effect and all premiums due with respect thereto have been paid and, since the most recent renewal date, Parent and the Parent Subsidiaries have not received any written notice threatening termination of, premium increase with respect to, or material alteration of coverage under, any of such policies.

Section 4.21.                          Information Supplied.  The information relating to Parent and the Parent Subsidiaries supplied by or on behalf of Parent and which is to be contained in, or incorporated by reference in, the Joint Proxy Statement and the Form S-4 (and any amendment or supplement thereto) will not, on the date the Joint Proxy Statement is first mailed to the Parent Shareholders or at the time the Form S-4 (and any amendment or supplement thereto), is filed with the SEC, is declared effective by the SEC or is first mailed to Parent Shareholders, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading.  The Joint Proxy Statement and the Form

S-4 (i) will comply in all material respects as to form with the requirements of the CBCA, both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder, applicable Canadian Securities Laws and the requirements of the NYSE and the TSX, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing provisions of this Section 4.21, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Joint Proxy Statement or the Form S-4, which information or statements were not supplied by or on behalf of Parent or Merger Sub.

Section 4.22.                          Opinion of Financial Advisor.  The Parent Board of Directors has received an opinion of each of Credit Suisse Securities (Canada), Inc. (“Credit Suisse”) and TD Securities Inc. (“TD Securities”) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions and limitations set forth therein, the Exchange Ratio pursuant to the Merger is fair, from a financial point of view, to Parent.

Section 4.23.                          Affiliate Transactions.  No director or officer of Parent or members of their “immediate family” (as such terms are defined in Rule 16a-1 of the Exchange Act) (each of the foregoing, a “Related Person”), other than in his or her capacity as a director, officer or employee of any of Parent or the Parent Subsidiaries (a) is involved, directly or indirectly, in any material business arrangement or other material relationship with any of Parent or the Parent Subsidiaries, or (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or right, tangible or intangible, that is used by any of Parent or the Parent Subsidiaries and is material to the conduct of the business of Parent and the Parent Subsidiaries as currently conducted, taken as a whole.

Section 4.24.                          Finders and Brokers.  Except for Credit Suisse and TD Securities, there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of any of Parent or the Parent Subsidiaries who is entitled to any fee, commission or any other payment from any of Parent or the Parent Subsidiaries in connection with the Transactions or will have any ongoing commitment from Parent or the Parent Subsidiaries after the Effective Time.

Section 4.25.                          Valid Issuance.  The Parent Common Shares to be issued to the Company Stockholders pursuant to the terms hereof, when issued as provided in and pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities laws, or restrictions created by such Company Stockholder) will be free of restrictions on transfer.

Section 4.26.                          Stock Ownership.  Parent is not, nor at any time for the past three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.  Neither Parent nor any Parent Subsidiary directly or indirectly owns as of the date hereof, and at all times for the past three (3) years through the date hereof, neither Parent or any Parent Subsidiary has owned, beneficially or otherwise, any shares of Company Common Stock.

Section 4.27.                          No Merger Sub Activity.  Since its date of formation, Merger Sub has not engaged in any activities other than in connection with this Agreement and the Transactions.

Section 4.28.                          No Other Representations.  In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, the Company Subsidiaries and their respective business and operations.  Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that, without limiting in any respect any of the representations and warranties in Article III, Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all such estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them.  Accordingly, except for the representations and warranties contained in Article III, each of Parent and Merger Sub acknowledge that neither the Company nor any Representative of the Company makes, and each of Parent and Merger Sub acknowledge that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided or made available to Parent in connection with the Transactions, including any information, documents, projections, estimates, forecasts, predictions, expectations, plans or other material (including the reasonableness of assumptions underlying any of the foregoing) made available or otherwise furnished or provided in any form to Parent or to Parent’s Representatives, including in any “data rooms” or “virtual data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article III.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
PENDING THE MERGER

Section 5.1.                                 Conduct of Business by the Company Pending the Closing.  The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article VIII, except as set forth in Section 5.1 of the Company Disclosure Letter, as expressly required by this Agreement, as required by applicable Law or otherwise with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company (a) shall use commercially reasonable efforts to, and to cause each Company Subsidiary to, conduct its business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (i) preserve intact its and their present business organizations, goodwill and ongoing businesses, (ii) keep available the services of its and their present officers and key employees (other than where termination of such services is for cause) and (iii) preserve its and their present relationships with customers, suppliers, vendors, licensors, licensees, Governmental Entities, employees and other Persons with whom it and they have material business relations and (b) shall not, and shall not permit any Company Subsidiary to, directly or indirectly:

(i)                                     amend, modify, waive, rescind or otherwise change the Company’s or any Company Subsidiary’s certificate of incorporation, bylaws or equivalent organizational documents (whether by merger, consolidation, acquisition of stock or assets or otherwise);

(ii)                                  authorize, declare, set aside, establish a record date, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares, property or other securities or any combination thereof) of the Company or any Company Subsidiary, except for dividends and distributions by a Company Subsidiary to the Company or another wholly-owned Company Subsidiary, or enter into any agreement and arrangement with respect to voting or registration of its capital stock or other equity interests or securities;

(iii)                               split, combine, subdivide, reduce, recapitalize or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests, or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except for the issuance of securities of any Company Subsidiary to the Company or any wholly-owned Company Subsidiary;

(iv)                              issue, deliver, grant, sell, pledge, transfer, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, transfer, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award under any existing Company Equity Plan (except as otherwise provided by the express terms of any Company Equity Award), other than (A) issuances of Company Common Stock in respect of options issued under the ESPP for the offering period commenced prior to the date of this Agreement or in respect of vesting or settlement of Company Equity Awards, in all cases in accordance with their respective terms or as permitted by this Agreement and (B) transactions solely between the Company and a wholly-owned Company Subsidiary or solely between wholly-owned Company Subsidiaries;

(v)                                 except as required by applicable Law or any Company Benefit Plan as in existence as of the date hereof, (A) increase the compensation or benefits payable or to become payable to any of its directors, executive officers or employees; (B) grant to any of its directors, executive officers or employees any retention, severance or termination pay or increase the entitlement to any such payments; (C) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any of its directors or executive officers; (D) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan; (E) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan; (F) terminate the employment of any employee at the level of vice president or above, other than for cause; (G) hire any new directors, officers or employees; or (H) provide any funding for any rabbi trust or similar arrangement, other than with respect to monthly fundings of the Company’s Nonqualified Deferred Compensation Plan in accordance with past practice;

(vi)                              acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, directly or indirectly, any equity interests in or assets (including intangible assets) of any Person or any business, division, securities, properties or interests thereof, or otherwise engage in any mergers, consolidations or business combinations, except for (A) transactions solely between the Company and a wholly-owned Company Subsidiary or solely between wholly-owned Company Subsidiaries or acquisitions of supplies or equipment in the ordinary course of business consistent with past practice and (B) acquisitions of Oil and Gas Interests or Oil and Gas Leases for an amount not in excess of $5,000,000 individually or $30,000,000 in the aggregate;

(vii)                           dispose of any of its Oil and Gas Interests or Oil and Gas Leases (other than sales of Hydrocarbons in the ordinary course of business consistent with past practice), whether voluntarily or by the failure to exercise a right or make a payment, involving an amount in excess of $5,000,000 individually or $30,000,000 in the aggregate;

(viii)                        adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of the Company or any of the Company Subsidiaries, adopt resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, file a petition in bankruptcy under any provisions of federal or state bankruptcy applicable Law on behalf of the Company or any Company Subsidiaries or consent to the filing of any bankruptcy petition against the Company or any of the Company Subsidiaries under applicable Law;

(ix)                              make any loans, advances or capital contributions to, or investments in, any other Person, except for loans solely among the Company and its wholly-owned Company Subsidiaries or solely among the Company’s wholly-owned Company Subsidiaries or advances for reimbursable employee expenses in the ordinary course of business consistent with past practice;

(x)                                 sell, lease, license, assign, abandon, mortgage, permit to lapse or expire, transfer, pledge, surrender, encumber, divest, cancel, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens) any of its material properties, rights or assets (including any intangible assets and shares in the capital of the Company or the Company Subsidiaries and Company IP), except (A) dispositions of obsolete or worthless equipment, in the ordinary course of business consistent with past practice, (B) non-exclusive licenses or other non-exclusive grants of rights in, to or under Company IP entered in the ordinary course of business consistent with past practice with customers of the Company or the Company Subsidiaries (C) sales of Hydrocarbons in the ordinary course of business, and (D) for transactions solely among the Company and its wholly-owned Company Subsidiaries or solely among wholly-owned Company Subsidiaries;

(xi)                              (A) enter into any Contract that would, if entered into prior to the date hereof, be a Company Material Contract, (B)(1) materially modify, materially amend,

extend, accelerate, terminate, cancel, exercise or fail to exercise an expiring renewal option or terminate any Company Material Contract or (2) waive, release or assign any material rights or claims thereunder, in the case of this clause (2) other than in the ordinary course of business consistent with past practice or (C) enter into any Contract for terminal, storage, transportation, processing or gathering services, or dedications or commitments relating to such services (including any dedication of production or acreage or revenue, volumetric or capacity commitments), other than any such Contract that is terminable on sixty (60) days’ or less prior notice;

(xii)                           make any capital expenditure or expenditures, enter into agreements or arrangements providing for capital expenditure or expenditures or otherwise commit to do so, in excess of the budgeted amount of capital expenditures scheduled to be made in the Company’s capital expenditure budget from the date hereof to June 30, 2019 set forth in Section 5.1(b)(xii) of the Company Disclosure Letter, except for capital expenditures to repair damages resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

(xiii)                        compromise or settle, or offer to compromise or settle any Proceeding (other than any collection action in the ordinary course of business consistent with past practice or any action to enforce the provisions hereof or any Proceeding relating to Tax matters, which shall be governed by clause (xv)) other than any Proceeding that (A) is for an amount (in excess of insurance proceeds) not to exceed, for any such compromise or settlement, $1,000,000 per Proceeding or $2,000,000 in the aggregate for all such Proceedings, (B) does not impose any injunctive or non-monetary relief on the Company and the Company Subsidiaries which, in either case, imposes material restrictions on the business operations of the Company and the Company Subsidiaries, taken as a whole and (C) does not provide for the license of any material Company IP in favor of a third party; provided, that the compromise or settlement, or offer to compromise or settle any Stockholder Litigation shall be subject to Section 6.9;

(xiv)                       make any change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law;

(xv)                          make, change or rescind any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any income or other material Tax Return (other than in a manner that is not inconsistent with past practice), settle or compromise any material liability for Taxes or any Tax audit, claim or other Proceeding relating to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), surrender any right to claim a material refund of Taxes, or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes without timely notifying Parent in writing;

(xvi)                       redeem, terminate early, unwind, repurchase, prepay, defease, create, suffer to exist, incur, enter into, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or any Derivative instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for

(A) any Indebtedness solely among the Company and its wholly-owned Company Subsidiaries or solely among wholly-owned Company Subsidiaries, and (B) any incremental borrowings under the Credit Agreement in the ordinary course of business consistent with past practice not to exceed $5,000,000;

(xvii)                    enter into any Contract or transaction with (including the making of any payment to) a Related Person (other than the Company or one of the Company Subsidiaries) or an Affiliate of a Related Person (other than the Company or one of the Company Subsidiaries), in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xviii)                 enter into a new line of business or abandon or discontinue any existing line of business;

(xix)                       convene any special meeting (or any adjournment or postponement thereof) of the Company Stockholders;

(xx)                          adopt or otherwise implement any stockholder rights plan, “poison pill” or other comparable agreement;

(xxi)                       fail to timely file any report required to be filed by the Company or any Company Subsidiary with the SEC or any other Governmental Entity;

(xxii)                    enter into any Derivative instrument or position with, or amend or extend any Derivative instrument or position to have, a term in excess of three (3) months;

(xxiii)                 enter into any Contract with any oilfield services company or other independent contractors that could not be terminated without payment in excess of $1,000,000;

(xxiv)                enter into any Contract that limits in any material respect the freedom of the Company, any Company Subsidiary or any of their respective Affiliates (including Parent and its Affiliates after the Effective Time) to compete or engage in any line of business or geographic region or with any Person or sell, supply or distribute any product or service or that otherwise has the effect of restricting the Company, the Company Subsidiaries or their Affiliates (including Parent and its Affiliates after the Effective Time) from the development, marketing or distribution of products and services, in each case, in any geographic area;

(xxv)                   enter into any Contract providing for the purchase or sale, transportation, or processing of Hydrocarbons that has a remaining term of greater than ninety (90) days and does not allow the Company or such Company Subsidiary to terminate it without penalty on ninety (90) days’ notice or less;

(xxvi)                enter into any material Contract providing for the sale by the Company or any of the Company Subsidiaries of Hydrocarbons that contains a “take-or-pay” clause or any similar material prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor;

(xxvii)             enter into any material Contract that provides for a call or option on production, or acreage dedication to a gathering, transportation or other arrangement downstream of the wellhead; and

(xxviii)          agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding anything to the contrary in this Section 5.1, the Parties acknowledge and agree that nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations (including for purposes of the HSR Act) prior to the consummation of the Merger.

Section 5.2.                                 Conduct of Business by Parent Pending the Closing.  Parent agrees that between the date hereof and the earlier of the date of the Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article VIII, except as set forth in Section 5.2 of the Parent Disclosure Letter, as expressly required by this Agreement, as required by applicable Law or otherwise with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent (a) shall use commercially reasonable efforts to, and to cause each Parent Subsidiary to, conduct its business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (i) preserve intact its and their present business organizations, goodwill and ongoing businesses, (ii) keep available the services of its and their present officers and key employees (other than where termination of such services is for cause) and (iii) preserve its and their present relationships with customers, suppliers, vendors, licensors, licensees, Governmental Entities, employees and other Persons with whom it and they have material business relations and (b) shall not, and shall not permit any Parent Subsidiary to, directly or indirectly:

(i)                                     amend the Parent Governing Documents (other than in immaterial respects) or adopt any material change in the certificate of incorporation, bylaws or equivalent organizational documents of any Parent Subsidiary that would adversely affect the consummation of the Transaction;

(ii)                                  authorize, declare, set aside, establish a record date, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities of Parent or any Parent Subsidiary), except (i) Parent’s regular quarterly dividend of $0.015 per Parent Common Share, (ii) dividends and distributions paid or made from wholly-owned Parent Subsidiaries to Parent or between wholly-owned Parent Subsidiaries and (iii) for transactions that would require an adjustment to the Merger Consideration pursuant to Section 3.1(c), respectively, and for which the proper adjustment is made;

(iii)                               split, combine, subdivide, reduce or reclassify any of its capital stock, except for (i) any such transaction involving only wholly-owned Parent Subsidiaries, and (ii) any transactions that would require an adjustment to the Merger Consideration pursuant to Section 2.1(e), respectively, and for which the proper adjustment is made;

(iv)                              issue, deliver, grant, sell, pledge, transfer, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, transfer, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in the Parent or any Parent Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than: (A) the issuance of Parent Common Shares under any existing Parent Equity Plan, (B) transactions solely between Parent and a wholly-owned Parent Subsidiary or solely between wholly-owned Parent Subsidiaries and (C) issuances of Parent Common Shares through any public or private registered offering or other transaction of up to 10% of the shares of Parent Common Shares issued and outstanding as of the date of this Agreement, in the aggregate;

(v)                                 adopt any material plan of merger, consolidation, reorganization, liquidation or dissolution of Parent or any of the material Parent Subsidiaries, adopt resolutions providing for a material complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, file a petition in bankruptcy under any provisions of federal or state bankruptcy applicable Law on behalf of Parent or any material Parent Subsidiaries or consent to the filing of any bankruptcy petition against Parent or any material Parent Subsidiaries under applicable Law;

(vi)                              other than in the ordinary course of business consistent with past practice (A) enter into any Contract that would, if entered into prior to the date hereof, be a Parent Material Contract, (B) materially modify, materially amend, extend, accelerate, terminate, cancel, exercise or fail to exercise an expiring renewal option or terminate any Parent Material Contract or (C) waive, release or assign any material rights or claims thereunder;

(vii)                           make any change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law;

(viii)                        make, change or rescind any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any income or other material Tax Return (other than in a manner that is not inconsistent with past practice), settle or compromise any material liability for Taxes or any Tax audit, claim or other Proceeding relating to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), surrender any right to claim a material refund of Taxes, or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes without timely notifying the Company in writing;

(ix)                              enter into any Contract or transaction with (including the making of any payment to) a Related Person (other than the Company or one of the Company Subsidiaries) or an Affiliate of a Related Person (other than the Company or one of the Company Subsidiaries), in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(x)                                 fail to timely file any report required to be filed by Parent or any Parent Subsidiary with the SEC or the Canadian Securities Administrators or any other Governmental Entity; or

(xi)                              agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding anything to the contrary in this Section 5.2, the Parties acknowledge and agree that nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent or Merger Sub’s operations (including for purposes of the HSR Act) prior to the consummation of the Merger.

Section 5.3.                                 Solicitation by the Company.

(a)                                 Except as expressly permitted by this Section 5.3, from and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated in accordance with Article VIII, the Company agrees that it shall not, and shall cause the Company’s Affiliates not to, and shall direct and use commercially reasonable efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal, offer, request for information, expression of interest or the making, submission or announcement of any inquiry, proposal, offer, request for information or expression of interest from any Person which constitutes or may reasonably be expected to result in, an Acquisition Proposal, (ii) other than clarifying terms of the Acquisition Proposal in accordance with the penultimate sentence of this Section 5.3(a), or to disclose to such Person the existence of this Section 5.3, engage or participate in any discussions or negotiations regarding, or furnish to any Person any information relating to the Company or any Company Subsidiary in connection with or in response to an Acquisition Proposal, (iii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend any Acquisition Proposal, (iv) withdraw (or change, amend, modify or qualify in a manner adverse to Parent) or otherwise publicly propose to withdraw (or change, amend, modify or qualify in a manner adverse to Parent) the Company Board Recommendation, or commit or agree to take any such action, (v) if an Acquisition Proposal has been publicly disclosed, fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days (or, with respect to any material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last five (5) Business Days prior to the Effective Time, fail to take the actions referred to in this clause (v), with references to the applicable ten (10) Business Day period being replaced with three (3) Business Days), in each case subject to clause (vi) of this Section 5.3(a), (vi) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Acquisition Proposal, (vii) fail to include the Company Board Recommendation in the Joint Proxy Statement, (viii) exempt any Person other than Parent or Merger Sub from any Takeover Statute or approve or authorize, or cause or permit the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement or partnership agreement providing for any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.3) (a “Company Acquisition Agreement”) or (ix) commit or agree to do any of the foregoing (the acts described in clauses (iii), (iv), (v), (vi), (vii), (viii) or (ix) (to the extent related to the foregoing clauses (iii), (iv), (v), (vi), (vii), (viii) or (ix)), a “Change of Recommendation”).  Immediately following the execution of this Agreement, the Company shall, and shall cause the Company’s Affiliates to, and shall direct and use commercially reasonable efforts to cause its and their respective Representatives to, immediately cease and cause to be terminated any and all existing solicitations, discussions or negotiations with any Persons (or provision of any non-public information to any Persons) with respect to any inquiry, proposal, offer, request for non-public information or expression of interest that constitutes, or may reasonably be expected to result in, an Acquisition Proposal.  Promptly following the execution of this Agreement, the Company shall terminate or cause to be terminated access to any physical or electronic data rooms relating to a possible Acquisition Proposal by any such Person.  The Company shall be permitted to waive, without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement (i) in order to permit such person to make an Acquisition Proposal to the Company or (ii) if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision would reasonably be expected to be inconsistent with the directors’ fiduciary duties to the Company Stockholders under applicable Law.  For purposes of this Section 5.3, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to Parent, the Company or any Company Subsidiary or any of their Representatives.  Notwithstanding the limitations set forth in this Section 5.3(a) and subject to compliance with the Company’s obligations contained in Section 5.3(c), if the Company receives, following the date hereof and prior to the receipt of the Company Stockholder Approval, an unsolicited bona fide written Acquisition Proposal that did not result from a knowing and intentional breach of this Section 5.3, the Company and the Company Subsidiaries and the Company’s Representatives may contact the Person or any of its Representatives who has made such Acquisition Proposal solely to clarify the terms of such Acquisition Proposal so that the Company may inform itself about such Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, any notices required to be made to Parent pursuant to this Section 5.3 shall not, in and of themselves, be deemed to be a Change of Recommendation.

(b)                                 Notwithstanding the limitations set forth in Section 5.3(a), if the Company receives, prior to obtaining the Company Stockholder Approval, an unsolicited bona fide written Acquisition Proposal that did not result from a knowing and intentional breach of this Section 5.3, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal, then the Company may, subject to compliance with this Section 5.3, take the following actions: (x) furnish non-public information with respect to the Company to the Person making such Acquisition Proposal (and its Representatives), if, and only if, prior to so furnishing such non-public information, the Company receives from such Person an executed Acceptable Confidentiality Agreement and the Company also provides Parent, prior to or substantially concurrently with the time such non-public information is provided or made available to such Person, any non-public information furnished to such other Person that was not previously furnished to Parent, and (y) engage in discussions or negotiations with such Person with respect to such Acquisition Proposal (and its

Representatives).  The Company shall provide Parent with an accurate and complete copy of all Acceptable Confidentiality Agreements entered into pursuant to this Section 5.3 substantially concurrently with the Company’s entry into such Acceptable Confidentiality Agreement.

(c)                                  The Company shall promptly (and in any event within two (2) days) notify Parent orally and in writing of any receipt by the Company or by any of the Company’s Affiliates or, to the Company’s Knowledge, its or their respective Representatives of any Acquisition Proposal or any inquiries, proposals, offers, requests, or expressions of interest that may reasonably be expected to result in an Acquisition Proposal, or any inquiry, proposal, offer, request for non-public information, or expression of interest for non-public information relating to the Company or any Company Subsidiary by any Person who has made or has communicated to the Company it intends to make any Acquisition Proposal (or of becoming aware of any of its or their other Affiliates having received any such Acquisition Proposal, inquiry, proposal, offer, request for non-public information, or expression of interest).  Such notice shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any such inquiry, proposal, offer, request for non-public information, or expression of interest or the nature of the information requested pursuant to such inquiry, proposal, offer, request for non-public information, or expression of interest, including unredacted copies of all written requests, proposals or offers, including proposed agreements received by the Company or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof (including, price) to the extent known to the Company.  Without limiting the Company’s other obligations under this Section 5.3, the Company shall keep Parent informed on a prompt and timely basis (and in any event, within two (2) days) of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Acquisition Proposal or potential Acquisition Proposal and keep Parent informed on a prompt and timely basis (and in any event, within two (2) days) as to the nature of any information requested of the Company with respect thereto.  Without limiting the Company’s other obligations under this Section 5.3, the Company shall promptly provide (and in any event within two (2) days) to Parent any material non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal that was not previously provided to Parent.  Without limiting the foregoing, the Company shall promptly (and in any event within two (2) days after such determination) inform Parent in writing if the Company determines to begin providing non-public information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.3(b).  The Company agrees that it will not, directly or indirectly, enter into any agreement with any Person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.3.

(d)                                 Notwithstanding anything in this Section 5.3 to the contrary, but subject to Section 5.3(e), at any time prior to the receipt of the Company Stockholder Approval, the Company Board of Directors may (i) make a Change of Recommendation (only of the type contemplated by Section 5.3(a)(iv) or Section 5.3(a)(vii)) in response to an Intervening Event if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties to the Company Stockholders under applicable Law or (ii) make a Change of Recommendation and cause the Company to terminate this Agreement pursuant to and in accordance with Section 8.1(j) in order to enter into a Company Acquisition Agreement with respect to an Acquisition Proposal that did not result from a material breach of this Section 5.3, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors is a Superior Proposal, but only if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to terminate this Agreement to enter into such Company Acquisition Agreement providing for such Superior Proposal would reasonably be expected to be inconsistent with the directors’ fiduciary duties to the Company Stockholders under applicable Law; provided that notwithstanding anything to the contrary herein, neither the Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless (x) the Company has materially complied with its obligations under this Section 5.3 and (y) prior to or contemporaneously with entering into such Company Acquisition Agreement, (1) the Company pays, or causes to be paid to Parent, the Termination Fee in accordance with Section 8.2, and (2) this Agreement has been validly terminated in accordance with Section 8.1(j). “Intervening Event” means any Effect first occurring or arising after the date hereof that is material to the Company and the Company Subsidiaries (taken as a whole) (other than any event, occurrence or fact resulting from a breach of this Agreement by the Company) and was not known by or reasonably foreseeable to the Company Board of Directors as of the date hereof; provided, however, that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any inquiry, proposal, offer, request for information or expression of interest that may reasonably be expected to lead to, or result in, an Acquisition Proposal, (B) changes in the market price or trading volume of Company Common Stock, Parent Common Shares or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company meets or exceeds (or that Parent fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period (it being understood that the underlying cause thereof may be taken into account for purposes of determining whether an Intervening Event has occurred), (C) changes after the date hereof in general economic or business conditions (including, without limitation, the price of oil, natural gas and other commodities) in the United States or elsewhere in the world or (D) changes after the date hereof in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world.

(e)                                  Prior to the Company taking any action permitted (i) under Section 5.3(d)(i), the Company shall provide Parent with four (4) Business Days’ prior written notice advising Parent it intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such four (4) Business Day period, the Company shall cause its Representatives (including its executive officers) to be available to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation and at the end of such four (4) Business Day period the Company Board of Directors again makes the fiduciary determination under Section 5.3(d)(i) (after in good faith taking into account any amendments proposed by Parent) or (ii) under Section 5.3(d)(ii), the Company shall provide Parent with four (4) Business Days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Acquisition Proposal, including a copy of any proposed definitive documentation, and during such four (4) Business Day period, the Company shall cause its Representatives (including its executive officers) to be available to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and at the end of such four (4) Business Day period the Company Board of Directors again makes the determination under Section 5.3(d)(ii) (after in good faith taking into account the amendments to this Agreement proposed by Parent).  With respect to Section 5.3(e)(ii), if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company Stockholders would receive as a result of the Superior Proposal), the Company shall comply again with Section 5.3(e)(ii) with references to the applicable four (4) Business Day period being replaced by two (2) Business Days.

(f)                                   Nothing in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act, or any similar statement in response to any publicly disclosed Acquisition Proposal; provided that any “stop, look and listen” statement, or any such similar statement, also includes an express reaffirmation of the Company Board Recommendation.  For the avoidance of doubt, this Section 5.3(f) shall not permit the Company Board of Directors to make (or otherwise modify the definition of) a Change of Recommendation except to the extent expressly permitted by Section 5.3(d).

Section 5.4.                                 Solicitation by Parent.

(a)                                 Except as expressly permitted by this Section 5.4, from and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated in accordance with Article VIII, Parent agrees that it shall not, and shall cause its Affiliates not to, and shall direct and use commercially reasonable efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal, offer, request for information, expression of interest or the making, submission or announcement of any inquiry, proposal, offer, request for information or expression of interest from any Person which constitutes or may reasonably be expected to result in, a Parent Acquisition Proposal, (ii) other than clarifying terms of the Acquisition Proposal in accordance with the penultimate sentence of this Section 5.4(a), or to disclose to such Person the existence of this Section 5.4, engage or participate in any discussions or negotiations regarding, or furnish to any Person any information relating to Parent or any Parent Subsidiary in connection with or in response to a Parent Acquisition Proposal, (iii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend any Parent Acquisition Proposal, (iv) withdraw (or change, amend, modify or qualify in a manner adverse to the Company) or otherwise publicly propose to withdraw (or change, amend, modify or qualify in a manner adverse to the Company) the Parent Board Recommendation, or commit or agree to take any such action, (v) if a Parent Acquisition Proposal has been publicly disclosed, fail to publicly reaffirm the Parent Board Recommendation within ten (10) Business Days (or, with respect to any material amendments, revisions or changes to the terms of any such previously publicly disclosed Parent Acquisition Proposal that are publicly disclosed within the last five (5) Business Days prior to the Effective Time, fail to take the actions referred to in this clause (v), with references to the applicable ten (10) Business Day period being replaced with three (3) Business Days), in each case subject to clause (vi) of this Section 5.4(a), (vi) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Parent Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Parent Acquisition Proposal, (vii) fail to include the Parent Board Recommendation in the Joint Proxy Statement, (viii) approve or authorize, or cause or permit Parent or any Parent Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement or partnership agreement providing for any Parent Acquisition Proposal (other than an Acceptable Parent Confidentiality Agreement entered into in accordance with this Section 5.4) (a “Parent Acquisition Agreement”) or (ix) commit or agree to do any of the foregoing (the acts described in clauses (iii), (iv), (v), (vi), (vii), (viii) or (ix) (to the extent related to the foregoing clauses (iii), (iv), (v), (vi), (vii), (viii) or (ix)), a “Parent Change of Recommendation”).  Immediately following the execution of this Agreement, Parent shall, and shall cause Parent’s Affiliates to, and shall direct and use commercially reasonable efforts to cause its and their respective Representatives to, immediately cease and cause to be terminated any and all existing solicitations, discussions or negotiations with any Persons (or provision of any non-public information to any Persons) with respect to any inquiry, proposal, offer, request for non-public information or expression of interest that constitutes, or may reasonably be expected to result in, a Parent Acquisition Proposal.  Promptly following the execution of this Agreement, Parent shall terminate or cause to be terminated access to any physical or electronic data rooms relating to a possible Parent Acquisition Proposal by any such Person.  Parent shall be permitted to waive, without the Company’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement (i) in order to permit such person to make a Parent Acquisition Proposal to Parent or (ii) if the Parent Board of Directors determines in good faith after consultation with the Parent’s outside legal counsel that the failure to waive a particular standstill provision would reasonably be expected to be inconsistent with the directors’ fiduciary duties to the Parent Shareholders under applicable Law.  For purposes of this Section 5.4, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiary or any of their Representatives.  Notwithstanding the limitations set forth in this Section 5.4(a) and subject to compliance with the Parent’s obligations contained in Section 5.4(c), if Parent receives, following the date hereof and prior to the receipt of the Parent Shareholder Approval, an unsolicited bona fide written Parent Acquisition Proposal that did not result from a knowing and intentional breach of this Section 5.4, Parent and the Parent Subsidiaries and the Parent’s Representatives may contact the Person or any of its Representatives who has made such Parent Acquisition Proposal solely to clarify the terms of such Parent Acquisition Proposal so that Parent may inform itself about such Parent Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, any notices required to be made to the Company pursuant to this Section 5.4 shall not, in and of themselves, be deemed to be a Parent Change of Recommendation.

(b)                                 Notwithstanding the limitations set forth in Section 5.4(a), if Parent receives, prior to obtaining the Parent Shareholder Approval, an unsolicited bona fide written Parent Acquisition Proposal that did not result from a knowing and intentional of this Section 5.4, which the Parent Board of Directors determines in good faith after consultation with Parent’s outside legal counsel and financial advisors constitutes a Parent Superior Proposal or would reasonably be expected to result in a Parent Superior Proposal, then Parent may, subject to compliance with this Section 5.4, take the following actions: (x) furnish non-public information with respect to Parent to the Person making such Parent Acquisition Proposal (and its Representatives), if, and only if, prior to so furnishing such non-public information, Parent receives from such Person an executed Acceptable Parent Confidentiality Agreement and Parent also provides the Company, prior to or substantially concurrently with the time such non-public information is provided or made available to such Person, any non-public information furnished to such other Person that was not previously furnished to the Company, and (y) engage in discussions or negotiations with such Person with respect to such Parent Acquisition Proposal (and its Representatives).  Parent shall provide the Company with an accurate and complete copy of all Acceptable Parent Confidentiality Agreements entered into pursuant to this Section 5.4 substantially concurrently with Parent’s entry into such Acceptable Parent Confidentiality Agreement.

(c)                                  Parent shall promptly (and in any event within two (2) days) notify the Company orally and in writing of any receipt by Parent or by any of Parent’s Affiliates or, to Parent’s Knowledge, its or their respective Representatives of any Parent Acquisition Proposal or any inquiries, proposals, offers, requests, or expressions of interest that may reasonably be expected to result in a Parent Acquisition Proposal, or any inquiry, proposal, offer, request for non-public information, or expression of interest for non-public information relating to Parent or any Parent Subsidiary by any Person who has made or has communicated to Parent it intends to make any Parent Acquisition Proposal (or of becoming aware of any of its or their other Affiliates having received any such Parent Acquisition Proposal, inquiry, proposal, offer, request for non-public information, or expression of interest).  Such notice shall indicate the identity of the Person making the Parent Acquisition Proposal, inquiry or request, and the material terms and conditions of any such inquiry, proposal, offer, request for non-public information, or expression of interest or the nature of the information requested pursuant to such inquiry, proposal, offer, request for non-public information, or expression of interest, including unredacted copies of all written requests, proposals or offers, including proposed agreements received by Parent or, if such Parent Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof (including, price) to the extent known to Parent.  Without limiting Parent’s other obligations under this Section 5.4, Parent shall keep the Company informed on a prompt and timely basis (and in any event, within two (2) days) of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Parent Acquisition Proposal or potential Parent Acquisition Proposal and keep the Company informed on a prompt and timely basis (and in any event, within two (2) days) as to the nature of any information requested of Parent with respect thereto.  Without limiting Parent’s other obligations under this Section 5.4, Parent shall promptly provide (and in any event within two (2) days) to the Company any material non-public information concerning Parent provided to any other Person in connection with any Parent Acquisition Proposal that was not previously provided to the Company.  Without limiting the foregoing, Parent shall promptly (and in any event within two (2) days after such determination) inform the Company in writing if Parent determines to begin providing non-public information or to engage in discussions or negotiations concerning a Parent Acquisition Proposal pursuant to Section 5.4(b).  Parent agrees that it will not, directly or indirectly, enter into any agreement with any Person which directly or indirectly prohibits Parent from providing any information to the Company in accordance with, or otherwise complying with, this Section 5.4.

(d)                                 Notwithstanding anything in this Section 5.4 to the contrary, but subject to Section 5.4(e), at any time prior to the receipt of the Parent Shareholder Approval, the Parent Board of Directors may (i) make a Parent Change of Recommendation (only of the type contemplated by Section 5.4(a)(iv) or Section 5.4(a)(vii)) in response to a Parent Intervening Event if the Parent Board of Directors has determined in good faith after consultation with Parent’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties to the Parent Shareholders under applicable Law or (ii) make a Parent Change of Recommendation and cause Parent to terminate this Agreement pursuant to and in accordance with Section 8.1(k) in order to enter into a Parent Acquisition Agreement with respect to a Parent Acquisition Proposal that did not result from a material breach of this Section 5.4 which the Parent Board of Directors determines in good faith after consultation with Parent’s outside legal counsel and financial advisors is a Parent Superior Proposal, but only if the Parent Board of Directors has determined in good faith after consultation with Parent’s outside legal counsel, that the failure to terminate this Agreement to enter into such Parent Acquisition Agreement providing for such Parent Superior Proposal would reasonably be expected to be inconsistent with the directors’ fiduciary duties to the Parent Shareholders under applicable Law; provided that notwithstanding anything to the contrary herein, neither Parent nor any Parent Subsidiary shall enter into any Parent Acquisition Agreement unless (x) Parent has materially complied with its obligations under this Section 5.4 and (y) prior to or contemporaneously with entering into such Parent Acquisition Agreement, (1) Parent pays, or causes to be paid to the Company, the Termination Fee in accordance with Section 8.2, and (2) this Agreement has been validly terminated in accordance with Section 8.1(k).  “Parent Intervening Event” means any Effect first occurring or arising after the date hereof that is material to Parent and the Parent Subsidiaries (taken as a whole) (other than any event, occurrence or fact resulting from a breach of this Agreement by Parent) and was not known by or reasonably foreseeable to the Parent Board of Directors as of the date hereof; provided, however, that in no event shall the following events, changes or developments constitute a Parent Intervening Event: (A) the receipt, existence or terms of a Parent Acquisition Proposal or any inquiry, proposal, offer, request for information or expression of interest that may reasonably be expected to lead to, or result in, a Parent Acquisition Proposal, (B) changes in the market price or trading volume of Company Common Stock, Parent Common Shares or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that Parent meets or exceeds (or that the Company fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period (it being understood that the underlying cause thereof may be taken into account for purposes of determining whether a Parent Intervening Event has occurred), (C) changes after the date hereof in general economic or business conditions (including, without limitation, the price of oil, natural gas and other commodities) in the United States or elsewhere in the world or (D) changes after the date hereof in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world.

(e)                                  Prior to Parent taking any action permitted (i) under Section 5.4(d)(i), Parent shall provide the Company with four (4) Business Days’ prior written notice advising the Company it intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such four (4) Business Day period, Parent shall cause its Representatives (including its executive officers) to be available to negotiate in good faith (to the extent the Company desires to negotiate) any proposal by the Company to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation and at the end of such four (4) Business Day period the Parent Board of Directors again makes the fiduciary determination under Section 5.4(d)(i) (after in good faith taking into account any amendments proposed by the Company) or (ii) under Section 5.4(d)(ii), Parent shall provide the Company with four (4) Business Days’ prior written notice advising the Company that the Parent Board of Directors intends to take such action and specifying the material terms and conditions of the Parent Acquisition Proposal, including a copy of any proposed definitive documentation, and during such four (4) Business Day period, Parent shall cause its Representatives (including its executive officers) to be available to negotiate in good faith (to the extent the Company desires to negotiate) any proposal by the Company to amend the terms and conditions of this Agreement such that such Parent Acquisition Proposal would no longer constitute a Parent Superior Proposal and at the end of such four (4) Business Day period the Parent Board of Directors again makes the determination under Section 5.4(d)(ii) (after in good faith taking into account the amendments to this Agreement proposed by Parent).  With respect to Section 5.4(e)(ii), if there are any material amendments, revisions or changes to the terms of any such Parent Superior Proposal (including any revision to the amount, form or mix of consideration the Parent Shareholders would receive as a result of the Parent Superior Proposal), Parent shall comply again with Section 5.4(e)(ii) with references to the applicable four (4) Business Day period being replaced by two (2) Business Days.

(f)                                   Nothing in this Agreement shall prohibit Parent or the Parent Board of Directors from (i) disclosing to the Parent Shareholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act, (ii) complying with Part 2 — Division 3 of National Instrument 62-104 Takeover Bids and Issuer Bids relating to the provision of directors’ circulars and making appropriate disclosure with respect thereto to Parent’s securityholder or (iii) making any “stop, look and listen” communication to the Parent Shareholders pursuant to Rule 14d-9(f) under the Exchange Act, or any similar statement in response to any publicly disclosed Parent Acquisition Proposal; provided that any “stop, look and listen” statement, or any such similar statement, also includes an express reaffirmation of the Parent Board Recommendation.  For the avoidance of doubt, this Section 5.4(f) shall not permit the Parent Board of Directors to make (or otherwise modify the definition of) a Parent Change of Recommendation except to the extent expressly permitted by Section 5.4(d).

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1.                                 Access; Confidentiality; Notice of Certain Events.

(a)                                 From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated in accordance with Article VIII, to the extent permitted by applicable Law, each Party shall, and shall cause each Parent Subsidiary or Company Subsidiary, as applicable, to, (i) afford to the other Party and its Representatives reasonable access during normal business hours and upon reasonable advance notice to the offices, properties, Company Material Contracts or Parent Material Contracts, as applicable, Tax Returns, personnel, books and records and, during such period, (ii) furnish reasonably promptly to the other Party all information (financial or otherwise) concerning its business, properties and personnel available to or prepared by the such Party or any Parent Subsidiary or Company Subsidiary, as applicable, in the normal course of its business as such Party may reasonably request and (iii) instruct the Representatives of the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, to cooperate with the requesting Party in its investigation of the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable.  Notwithstanding the foregoing, no Party shall be required by this Section 6.1 to provide the other Party or its Representatives with access to or to disclose information (i) the disclosure of which would violate applicable Law (provided, however, that the Parties shall use their respective commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of applicable Law) or (ii) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that each Party shall use its commercially reasonable efforts to allow for such disclosure to the maximum extent that does not result in a loss of such attorney-client, attorney work product or other legal privilege).  Each Party will use its commercially reasonable efforts to minimize to the extent reasonably practicable any unnecessary disruption to the businesses of the other Party and or any Parent Subsidiary or Company Subsidiary, as applicable, that may result from the requests for access, data and information hereunder.  Notwithstanding anything to the contrary herein, neither Party shall be permitted to conduct any testing, sampling or subsurface or invasive analysis (commonly known as a Phase II environmental assessment) at any property of the other Party or of any Parent Subsidiary or Company Subsidiary, as applicable.

(b)                                 Each of the Company and Parent hereby acknowledge and agree to continue to be bound by the terms of the Confidentiality Agreement.

(c)                                  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, (ii) of any legal Proceeding commenced or, to such Party’s Knowledge, threatened against such Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction, and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance (including any communication by a security holder) relating to it or any Company Subsidiary or Parent Subsidiary, respectively, that (assuming such event or circumstance was realized) would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.1(c) shall not (i) limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement, (ii) otherwise prejudice in any way the rights and remedies contained in this Agreement, (iii) be deemed to affect or modify such party’s reliance on the representations, warranties, covenants and agreements made by the other parties in this Agreement or (iv) be deemed to amend or supplement the Company Disclosure Letter or the Parent Disclosure Letter or cure any breach of any representation or warranty hereunder.

Section 6.2.                                 Regulatory Approvals and Related Matters.

(a)                                 Subject to the terms and conditions of this Agreement, each Party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including the Merger, as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions, including the Merger, and (ii) taking all steps as may be necessary, subject to this Section 6.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.  Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Sub or any of their respective Subsidiaries shall be required to, and the Company may not and may not permit any Subsidiary to, without the prior written consent of Parent, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of Parent or any of its Affiliates (including, after the Closing, the Company or any of its Subsidiaries), (B) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of Parent or any of its Affiliates (including, after the Closing, the Company or any of its Subsidiaries) in any manner or (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business of Parent or any of its Affiliates (including, after the Closing, the Company or any of its Subsidiaries), in each case if becoming subject to, consenting to or offering or agreeing to, or otherwise taking any action with respect to, any requirement, condition, limitation, understanding, agreement or order described in clause (A), (B) or (C) would reasonably be expected to have a Parent Material Adverse Effect, after giving full effect to any such requirement, condition, limitation, understanding, agreement or order; provided, that for purposes of this Section 6.2 only, all references in the definition of “Parent Material Adverse Effect” to “Parent Subsidiaries” shall be deemed to include the Company and its Subsidiaries and clauses (viii) and (ix) of the definition of Parent Material Adverse Effect shall be disregarded.  For the avoidance of doubt, notwithstanding anything in this Section 6.2 to the contrary, nothing in this Section 6.2 shall require the Company or any of its Subsidiaries to take, or cause to be taken, any action with respect to their respective assets, businesses or Subsidiaries that is not conditioned upon the consummation of the Transactions, including the Merger. Neither Parent nor the Company shall withdraw its Notification and Report Form that it files pursuant to the HSR Act, or commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act, other applicable antitrust or competition laws or regulations, or any other Law applicable to the Transactions or otherwise agree not to close the Merger for some period of time, without the prior written consent of the other. In furtherance and not in limitation of the foregoing, each Party agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within ten (10) Business Days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), to request early termination of the initial HSR waiting period, and to supply as promptly as practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (y) make all other necessary filings as promptly as practicable, and in any event within ten (10) Business Days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to supply as promptly as practicable and advisable any additional information and documentary materials that may be requested under any Antitrust Laws.

(b)                                 Each of Parent and the Company shall, in connection with and without limiting the efforts referenced in Section 6.2(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under the HSR Act or any other Antitrust Law, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other party, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any material communication received or given in connection with any Proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity, or, in connection with any Proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or other applicable Governmental Entity or other Person, give the other Party the opportunity to attend and participate in any in-person meetings, substantive telephone calls or conferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.2(b) as “Antitrust Counsel Only Material.”  Notwithstanding anything to the contrary contained in this Agreement, Parent, after prior consultation with the Company to the extent practicable, shall have the principal responsibility for devising and implementing the strategy for obtaining the receipt of any required approvals under the HSR Act and any other applicable Antitrust Laws and shall take the lead in all meetings and communications with any Governmental Entity in connection with obtaining any such approvals.

(c)                                  In connection with and without limiting the foregoing, each of the Parties shall give any notices to third parties required under the Company Material Contracts or the Parent Material Contracts, as applicable, and each of the Parties shall use, and cause each of their respective Subsidiaries to use, its reasonable best efforts to obtain any third party consents with respect to such Company Material Contracts or Parent Material Contracts that are necessary, proper or advisable to consummate the Transactions, including the Merger; provided that nothing contained in this Section 6.2(c) shall be deemed to be a condition to Closing and the failure to obtain any such third party consents with respect to such Company Material Contracts or Parent Material Contracts, as applicable, shall not, in and of itself, provide any Party with the ability to not close the Transactions or terminate this Agreement pursuant to Section 8.1.

Section 6.3.                                 Publicity.  Without limiting any other provision of this Agreement, each of Parent and the Company shall consult with the other and issue a joint press release to be reasonably agreed upon by the Parties with respect to the execution of this Agreement.  So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release and the Company and the Company Subsidiaries shall not issue or cause the publication of any other public announcement or disclosure, in each case with respect to the Merger, the other Transactions or this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or, in the case of the Company, such other public announcement or disclosure, with respect to the Merger, the other Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or such other announcement or disclosure (as applicable) in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that neither Party shall be required by this Section 6.3 to provide any such review or comment to the other in connection with the Company’s receipt of (and the existence of) an Acquisition Proposal, Parent’s receipt of (and the existence of) a Parent Acquisition Proposal, a Change of Recommendation or a Parent Change of Recommendation and matters directly related thereto; provided, further, that each Party and their respective Subsidiaries and Representatives may make statements that are consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.3.

Section 6.4.                                 D&O Insurance and Indemnification.

(a)                                 For not less than six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall jointly and severally indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) with respect to all acts or omissions by them in their capacities as such or taken at the request of any of the Company or its Subsidiaries at any time prior to the Effective Time to the fullest extent that the Company or the Subsidiary for which they were acting in such capacity would have been permitted to indemnify and hold harmless such individuals by applicable Law.  The Parties agree that all rights to exculpation or indemnification for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time existing as of the date hereof in favor of the Indemnified Parties as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) or in any indemnification agreement in existence on the date hereof and provided to Parent prior to the date hereof shall survive the Merger and shall continue in full force and effect in accordance with the terms thereof.

(b)                                 For six (6) years after the Effective Time, Parent shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and (ii) any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement and provided to Parent prior to the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time.

(c)                                  At or prior to the Effective Time, the Company shall purchase a six (6)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other terms no less favorable than those of the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Effective Time; provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than three hundred percent (300%) of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”); provided, however, that if the cost of such “tail” policy exceeds the Base Amount, the Company shall obtain “tail” insurance policies with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding the Base Amount.  The Company shall in good faith cooperate with Parent prior to the Effective Time with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.

Section 6.5.                                 Takeover Statutes.  The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions. No Change of Recommendation or Parent Change of Recommendation, as applicable, shall change, or be deemed to change, or permit (i) the Company or the Company Board of Directors to change, in any manner or respect the approval of the Company Board of Directors or (ii) Parent or the Parent Board of Directors to change, in any manner or respect the approval of the Parent Board of Directors, in each case, for purposes of causing any Takeover Statute to be inapplicable to the Merger or any of the other Transactions.

Section 6.6.                                 Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.7.                                 Employee Matters.

(a)                                 For at least twelve (12) months following the Effective Time (the “Benefits Continuation Period”), Parent shall cause each employee of the Company or any Company Subsidiary who continues to be employed by Parent or any Parent Subsidiary after the Effective Time (the “Continuing Employees”) to be provided with (i) a base salary or wages that are no less favorable than such Continuing Employee’s base salary or wages provided by the Company immediately prior to the Closing, (ii) annual target cash incentive opportunities that are no less favorable than such Continuing Employee’s annual target cash incentive opportunities provided by the Company in effect immediately prior to the Closing, (iii) annual target long-term incentive opportunities that are no less favorable than such Continuing Employee’s annual target long-term incentive opportunities provided by the Company for the 2018 calendar year, except as otherwise set forth on Section 6.7(a)(iii) of the Company Disclosure Letter, (iv) severance benefits that are no less favorable than those that would have been provided by the Company to such Continuing Employee as of the Closing and (v) other compensation and benefits that are substantially similar to those provided to such Continuing Employee immediately prior to the Closing. For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the benefit and compensation plans of the Parent and the Parent Subsidiaries providing benefits to the Continuing Employees (the “New Plans”), each Continuing Employee shall, subject to applicable Law and applicable tax qualification requirements, be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Effective Time; provided that the foregoing shall not include service credit for benefit accrual purposes under any defined benefit pension plan and shall not apply to the extent that its application would result in a duplication of benefits.  In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is of the same type as the Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) (A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent or its applicable Subsidiary shall use its commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents and (B) Parent and its applicable Subsidiary shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. With respect to the Company’s retiree welfare benefits listed on Section 3.10(a) of the Company Disclosure Letter, neither Parent nor any of its Affiliates (including, following the Closing, the Company and the Company Subsidiaries) shall at any time take any action to amend, modify or terminate or take any other action that would adversely impact the benefits provided thereunder to any Person receiving or eligible to receive such benefits as of the Closing or who becomes eligible to receive or commences receiving such benefits at any time within (2) years following the Closing.

(b)                                 If, at least ten (10) Business Days prior to the Effective Time, Parent provides written notice to the Company directing the Company to terminate its 401(k) plan(s), the Company shall cause to be approved corporate resolutions to terminate any and all 401(k) plans effective as of the day immediately preceding the day on which the Effective Time occurs but contingent on the occurrence of the Effective Time (the “401(k) Termination Date”).  In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with copies of such resolutions at least two (2) Business Days prior to the day on which the Effective Time occurs; provided that prior to approving such resolutions, the Company shall provide Parent with the form and substance of any applicable resolutions for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).  If the Company 401(k) plan is terminated pursuant to this Section 6.7(b), then as soon as practicable following the 401(k) Termination Date, Parent shall permit all Continuing Employees who were eligible to participate in the Company 401(k) plan immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan, and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from the terminated Company 401(k) plan, including any outstanding participant loans, to Parent’s 401(k) plan.

(c)                                  Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company or any Affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee.  Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.7 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent or Merger Sub or (ii) create any third party rights in any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

(d)                                 Parent and the Company hereby acknowledge that a “change in control” (or similar phrase) within the meaning of any Company Benefit Plan will occur at the Effective Time.

Section 6.8.                                 Rule 16b-3.  Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps as may be required to cause any dispositions of Company equity securities (including derivative securities of any equity securities) and acquisitions of Parent equity securities pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.9.                                 Stockholder Litigation.  Each Party shall provide the other Party prompt notice (and in any event within twenty-four (24) hours) of any litigation brought by any Company Stockholder against the Company, any Parent Shareholder against Parent, or against any of their respective Subsidiaries and/or respective directors or officers relating to the Merger and any of the other Transactions or this Agreement (“Stockholder Litigation”), and shall keep the other Party informed on a prompt and timely basis with respect to the status thereof.  Each

Party shall give the other Party the opportunity to participate in the defense or settlement of any such Stockholder Litigation and reasonably cooperate with such Party in conducting any such defense or settlement of such Stockholder Litigation and no such settlement (whether full or partial) shall be agreed without such other Party’s prior written consent, and neither Party shall communicate with any opposing party in any such Stockholder Litigation regarding any settlement thereof without allowing the other Party’s counsel to participate in such communication.

Section 6.10.                          Delisting.  Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably requested by Parent or reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of Company Common Stock from the NYSE as promptly as practicable after the Effective Time and in any event no more than one (1) Business Day after the Closing Date.

Section 6.11.                          Director Resignations.  The Company shall use its commercially reasonable efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 6.12.                          Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the Parent Common Shares to be issued pursuant to this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject to satisfaction of customary listing conditions of the TSX, prior to the Effective Time.

Section 6.13.                          Prepayment of Subject Indebtedness.  The Company shall use commercially reasonable efforts, and shall cause the applicable Company Subsidiaries to use commercially reasonable efforts, to deliver to Parent at least two (2) Business Days prior to the Closing Date a copy of a payoff letter (subject to the delivery of funds and cash collateralization, backstopping or replacement of letters of credit, in each case, as arranged by Parent) with respect to the Credit Agreement (the “Subject Indebtedness”) in customary form (the “Payoff Letter”), which Payoff Letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations (other than contingent indemnification obligations for which no claim has been made) then due and payable under the Subject Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”) (ii) state that upon receipt of the Payoff Amount under the Payoff Letter, the Subject Indebtedness and all related loan documents shall be terminated (other than the terms thereof that expressly survive such termination in accordance with the terms of such documents) and (iii) provide that all guarantees of any of the Company Subsidiaries of the Subject Indebtedness and, to the extent secured, all Liens securing obligations in respect of the Subject Indebtedness shall be released and terminated upon payment of the Payoff Amount and the cash collateralization, backstopping or replacement of any outstanding letters of credit (which cash collateralization, backstopping, replacement shall be arranged by Parent) on the Closing Date. At the Closing, the Surviving Corporation shall repay the outstanding amount of the Subject Indebtedness by wire transfer of immediately available funds arranged by Parent as provided for in the Payoff Letter.

Section 6.14.                          Preparation of Joint Proxy Statement and Form S-4.

(a)                                 (i) Parent and the Company shall jointly prepare the Joint Proxy Statement in preliminary form and (ii) as promptly as practicable after the execution of this Agreement, Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC, the Canadian Securities Administrators and the TSX the Form S-4 (which shall include the Joint Proxy Statement), in a form mutually acceptable to the Parties. Each of Parent and the Company shall use its commercially reasonable efforts to ensure that the Form S-4, including the Joint Proxy Statement, complies as to form in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act and the Securities Act and with all other applicable Law (including the CBCA and any applicable Canadian Securities Laws). The Company shall ensure that the Joint Proxy Statement includes: (i) the opinion of the financial advisor referred to in Section 3.21; and (ii) a summary of the financial analysis conducted by such financial advisor. Subject to Section 6.14(d) and Section 5.3, the Joint Proxy Statement shall include the Company Board Recommendation. Subject to Section 6.14(d) and Section 5.4, the Joint Proxy Statement shall include the Parent Board Recommendation. Parent and the Company shall use their respective commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments of the SEC or any Canadian Securities Administrator). Parent and the Company shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act, the CBCA and any necessary state or Canadian Securities Laws or “blue sky” notice requirements in connection with the issuance of Parent Common Shares. As promptly as practicable after the Form S-4 shall have become effective, each of Parent and the Company shall use its commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to the Company Stockholders and the Parent Shareholders, as applicable.

(b)                                 Each of Parent and the Company shall furnish all information concerning such Party and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other Party and shall otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Joint Proxy Statement, the Form S-4, and the resolution of any comments either received from the SEC or any Canadian Securities Administrator. If at any time prior to the later of the receipt of the Company Stockholder Approval and Parent Shareholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and the Canadian Securities Administrators and, with respect to the Joint Proxy Statement, to the extent required by applicable Law, disseminated to the Company Stockholders and Parent Shareholders, as applicable.

(c)                                  The Parties shall notify each other promptly of the receipt of any comments, whether written or oral, from the SEC, or any Canadian Securities Administrator or their respective staff and of any request by the SEC, or any Canadian Securities Administrator or their respective staff for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC, or any Canadian Securities Administrator  or their respective staff, on the other hand, with respect to the Joint Proxy Statement or the Form S-4 and (ii) all stop orders of the SEC or of or any Canadian Securities Administrator  relating to the Joint Proxy Statement, or the Form S-4. Each Party shall give the other Party and its counsel a reasonable opportunity to participate in preparing the proposed response by such Party to comments received from the SEC, or any Canadian Securities Administrator  or their respective staff and to provide comments on any proposed response thereto, and such Party shall give reasonable consideration to any such comments. Each Party shall use commercially reasonable efforts to respond promptly to any comments of the SEC, or any Canadian Securities Administrator  or their respective staff with respect to the Joint Proxy Statement or the Form S-4, as applicable.

(d)                                 No amendment or supplement to the Joint Proxy Statement or the Form S-4 will be made by Parent or the Company without the approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed; provided that the Company, in connection with a Change in Recommendation made in compliance with the terms hereof may (and Parent shall comply with any request by the Company to) amend or supplement the Joint Proxy Statement (including by incorporation by reference) pursuant to an amendment or supplement (including by incorporation by reference) to the extent it contains (i) a Change in Recommendation, (ii) a statement of the reason of the Company Board of Directors for making such a Change in Recommendation, and (iii) additional information reasonably related to the foregoing; provided, further, that Parent, in connection with a Parent Change of Recommendation made in compliance with the terms hereof may (and the Company shall comply with any request by Parent to) amend or supplement the Joint Proxy Statement (including by incorporation by reference) pursuant to an amendment or supplement (including by incorporation by reference) to the extent it contains (i) a Parent Change of Recommendation, (ii) a statement of the reason of the Parent Board of Directors for making such a Parent Change of Recommendation, and (iii) additional information reasonably related to the foregoing.

Section 6.15.                          Company Stockholders Meeting; Parent Stockholders Meeting.

(a)                                 The Company shall take all action necessary in accordance with applicable Laws and the Company Governing Documents to duly give notice of, convene and hold the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval, as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC (and in any event no later than forty-five (45) days thereafter). Except as otherwise expressly permitted by Section 5.3, the Company shall (i) through the Company Board of Directors, recommend, including through a recommendation in the Joint Proxy Statement that the Company Stockholders vote in favor of the approval of the adoption of this Agreement at the Company Stockholders Meeting and (ii) solicit from Company Stockholders proxies in favor of the approval of the adoption of this Agreement. Notwithstanding anything to the contrary contained in this Agreement (except for the sentence immediately following this sentence), the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy

Statement is provided to the Company Stockholders within a reasonable amount of time in advance of the Company Stockholders Meeting or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting and (ii) may, and at Parent’s request shall, adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the Parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than twenty (20) Business Days after the date for which the Company Stockholders Meeting was previously scheduled (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Company Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist) and provided, further, that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the Outside Date. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Stockholders Meeting to a date no later than the second (2nd) Business Day after the expiration of the periods contemplated by Section 5.3(e). Unless this Agreement has been terminated in accordance with its terms, the Company’s obligations to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.15(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Superior Proposal or Acquisition Proposal, or by any Change of Recommendation. If requested by Parent, the Company shall promptly provide to Parent all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representatives.

(b)                                 Parent shall take all action necessary in accordance with applicable Laws and the Parent Governing Documents to duly give notice of, convene and hold the Parent Shareholders Meeting for the purpose of obtaining Parent Shareholder Approval, as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC (and in any event no later than forty-five (45) days thereafter). Unless this Agreement has been terminated in accordance with its terms, Parent’s obligations to call, give notice of, convene and hold the Parent Shareholders Meeting in accordance with this Section 6.15(b) shall not be limited or otherwise affected by any Parent Change of Recommendation. Except as otherwise expressly permitted by Section 5.4, Parent shall (i) through the Parent Board of Directors, recommend, including through a recommendation in the Joint Proxy Statement, that the Parent Shareholders vote in favor of issuance of Parent Common Shares pursuant to this Agreement and (ii) solicit from Parent Shareholders proxies in favor of the Parent Share Issuance pursuant to this Agreement. Notwithstanding anything to the contrary contained in this Agreement (except for the sentence immediately following this sentence), Parent (i) shall be required to adjourn or postpone Parent Shareholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to Parent Shareholders within a reasonable amount of time in advance of the Parent Shareholders Meeting or (B) if, as of the time for which Parent Shareholders Meeting is scheduled, there are insufficient shares of Parent Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Parent Shareholders Meeting and (ii) may adjourn or postpone Parent Shareholders Meeting if, as of the time for which Parent Shareholders Meeting is scheduled, there are insufficient shares of Parent Common Shares represented (either in person or by proxy) to obtain Parent Shareholder Approval; provided, however, that unless otherwise agreed to by the Parties, the Parent Shareholders Meeting shall not be adjourned or postponed to a date that is more than twenty (20) Business Days after the date for which the meeting was previously scheduled (it being understood that such Parent Shareholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Parent Shareholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that Parent Shareholders Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the Outside Date. Notwithstanding the foregoing, Parent may adjourn or postpone the Parent Shareholders Meeting to a date no later than the second (2nd) Business Day after the expiration of the periods contemplated by Section 5.4(e). If requested by the Company, Parent shall promptly provide to the Company all voting tabulation reports relating to Parent Shareholders Meeting that have been prepared by Parent or Parent’s transfer agent, proxy solicitor or other Representatives.

(c)                                  Subject to applicable Law, the Parties shall cooperate and use their commercially reasonable efforts to set the record dates for and hold the Company Stockholders Meeting and Parent Shareholders Meeting, as applicable, on the same day.

(d)                                 Immediately after the execution of this Agreement, Parent shall duly approve and adopt this Agreement in its capacity as sole stockholder of Merger Sub in accordance with applicable Law and the certificate of incorporation, bylaws or equivalent organizational documents of Merger Sub and deliver to the Company evidence of its vote or action by written consent so approving and adopting this Agreement.

Section 6.16.                          U.S. Tax Matters.

(a)                                 None of the Parties shall (and each Party shall cause its respective Subsidiaries not to) take any action that would reasonably be expected to cause Parent to be treated as a “domestic corporation” pursuant to Section 7874(b) of the Code as a result of the Merger.

(b)                                 For U.S. federal (and applicable state and local) income Tax purposes, it is the intent of the Parties that (i) the Merger be treated as the acquisition by US Opco of all of the Company Common Stock, (ii) the Company Stockholders be treated as transferring all of the Company Common Stock to US Opco in exchange for the Merger Consideration in an exchange that is taxable under Section 1001 of the Code, and (iii) US Opco be treated as receiving a U.S. federal income Tax basis in the Company Common Stock under Section 1012 of the Code equal to the fair market value of the Merger Consideration issued in the Merger.

(c)                                  In the event that Parent is reasonably expected to be treated as a “domestic corporation” pursuant to Section 7874(b) of the Code as a result of the Merger, the Parties shall in good faith discuss possible amendments and modifications to the Transactions in order to avoid causing Parent to be treated as a “domestic corporation” pursuant to Section 7874(b) of the

Code; provided that, no such amendment or modification shall (i) alter or change the amount or allocation of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Company Stockholders as a result of receiving the Merger Consideration or the Tax treatment of any of the Parties pursuant to this Agreement, (iii) materially impede or delay the receipt of any consents or approvals of or the completion of any filings or registrations with any Governmental Entity in connection with the Transactions, or (iv) materially impede or delay consummation of the Transactions.

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1.                                 Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each Party to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the mutual consent of Parent, Merger Sub and the Company, to the extent permitted by applicable Law:

(a)                                 Stockholder Approvals. The Company Stockholder Approval and the Parent Shareholder Approval shall have been obtained.

(b)                                 No Legal Prohibition.  No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time or (ii) issued or granted any Orders (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the Effective Time, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger.

(c)                                  Regulatory Approval.  Any waiting period (and extensions thereof) applicable to the Transactions under the HSR Act shall have expired or been terminated.

(d)                                 Effectiveness of Form S-4.  The Form S-4 shall have been declared effective under the Securities Act and shall not be the subject of any stop order or Proceeding seeking a stop order.

(e)                                  Listing.  The Parent Common Shares to be issued in the Merger shall have been approved for listing on each of the NYSE, subject to official notice of issuance, and the TSX, subject to satisfaction of customary listing conditions of the TSX.

Section 7.2.                                 Conditions to Parent’s and Merger Sub’s Obligations to Effect the Merger.  The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent and Merger Sub, to the extent permitted by applicable Law:

(a)                                 (i) the representations and warranties of the Company set forth in this Agreement which are qualified by a “Company Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Company set forth in this Agreement which are not qualified by a

“Company Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable), only as of such date or period; and provided, further (A) the representations and warranties of the Company set forth in the first sentence of Section 3.1(a), the first sentence of Section 3.1(c), Section 3.2(f), Section 3.3(a), Section 3.4(b)(ii), Section 3.21, Section 3.22 and Section 3.24 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (B) the representations and warranties of the Company set forth in Section 3.2(a) and Section 3.2(c) (in each case with respect to the Company and not the Company Subsidiaries) shall be true and correct other than for de minimis inaccuracies as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); and (C) the representations and warranties of the Company set forth in Section 3.8(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date.

(b)                                 The Company shall have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under the Agreement at or prior to the Effective Time.

(c)                                  Parent shall have received a certificate, dated as of the Closing Date and signed by the Company’s chief executive officer and chief financial officer, certifying to the effect that the conditions set forth in clauses (a) and (b) immediately above have been satisfied.

Section 7.3.                                 Conditions to the Company’s Obligations to Effect the Merger.  The obligations of the Company to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, to the extent permitted by applicable Law:

(a)                                 (i) the representations and warranties of Parent and Merger Sub set forth in this Agreement which are qualified by a “Parent Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement which are not qualified by a “Parent Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable), only as of such date or period; and provided, further (A) the representations and warranties of the Parent and Merger Sub set forth in the first sentence of Section 4.1(a), Section 4.2(e),

Section 4.3, Section 4.4(b)(ii), Section 4.22 and Section 4.24 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (B) the representations and warranties of Parent and Merger Sub set forth in Section 4.2(a) (in each case with respect to Parent and not the Parent Subsidiaries) shall be true and correct other than for de minimis inaccuracies as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); and (C) the representations and warranties of Parent and Merger Sub set forth in Section 4.8(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date.

(b)                                 Each of Parent and Merger Sub shall have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under the Agreement at or prior to the Effective Time.

(c)                                  The Company shall have received a certificate, dated as of the Closing Date and signed by Parent’s chief executive officer and chief financial officer, certifying to the effect that the conditions set forth in clauses (a) and (b) immediately above have been satisfied.

ARTICLE VIII
TERMINATION

Section 8.1.                                 Termination.  This Agreement may be terminated and the Merger and the other Transactions may be abandoned, at any time before the Effective Time, whether before or after obtaining the Company Stockholder Approval or the Parent Shareholder Approval, as follows (with any termination by Parent also being an effective termination by Merger Sub):

(a)                                 by mutual written consent of Parent and the Company;

(b)                                 by the Company at any time prior to the Effective Time if (i) the Company is not then in material breach of any of its representations, warranties, covenants or agreements hereunder, (ii) (A) any of the representations and warranties of Parent or Merger Sub set forth in this Agreement shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.3(a) would not be satisfied, or (B) Parent and/or Merger Sub shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement such that the condition set forth in Section 7.3(b) would not be satisfied, and (iii) in either of clause (A) or (B) such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent or Merger Sub, as applicable, before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy;

(c)                                  by Parent and Merger Sub at any time prior to the Effective Time if (i) neither Parent nor Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder, (ii) (A) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.2(a) would not be satisfied, or (B) the Company shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement such that the condition set forth in Section 7.2(b) would not be satisfied, and (iii) in either of clause (A) or (B) such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Parent of such breach, failure to perform, violation or inaccuracy;

(d)                                 by either Parent or the Company, if the Effective Time has not occurred on or before June 30, 2019 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party whose material breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;

(e)                                  by the Company or Parent if, after the final adjournment or postponement of the Company Stockholders Meeting at which a vote of the Company Stockholders has been taken in accordance with this Agreement, the Company Stockholder Approval has not been obtained;

(f)                                   by the Company or Parent if, after the final adjournment or postponement of the Parent Shareholders Meeting at which a vote of Parent Shareholders has been taken in accordance with this Agreement, the Parent Shareholder Approval has not been obtained;

(g)                                  by Parent, prior to the time the Company Stockholder Approval is obtained, if (i) the Company Board of Directors shall have effected a Change of Recommendation; provided, however, Parent shall only be entitled to terminate this Agreement pursuant to clause (i) of this Section 8.1(g) for a ten (10) Business Day period following the date a Change of Recommendation occurs, or (ii) the Company has violated or breached (or is deemed pursuant to the terms thereof, to have violated or breached) in any material respect any provision of Section 5.3;

(h)                                 by the Company, prior to the time the Parent Shareholder Approval is obtained, if (i) the Parent Board of Directors shall have effected a Parent Change of Recommendation; provided, however, the Company shall only be entitled to terminate this Agreement pursuant to clause (i) of this Section 8.1(h) for a ten (10) Business Day period following the date a Parent Change of Recommendation occurs or (ii) Parent has violated or breached (or is deemed pursuant to the terms thereof, to have violated or breached) in any material respect any provision of Section 5.4;

(i)                                     by either the Company or Parent if a Governmental Entity of competent jurisdiction with a material connection to any Party, its Subsidiaries or their respective assets shall have issued a final, non-appealable Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions; provided that the right to terminate this Agreement pursuant to this Section 8.1(i) shall not be available to any Party who has not complied with its obligations under Section 6.2 with respect to such Order or whose material breach of any provision of this Agreement has been the cause of, or resulted in, the issuance of such final, non-appealable Order; and

(j)                                    by the Company, prior to the time the Company Stockholder Approval is obtained, in order to effect a Change of Recommendation and substantially concurrently enter into a Company Acquisition Agreement providing for a Superior Proposal that did not result from a material breach of Section 5.3(a); provided that (i) the Company has complied with the terms of Section 5.3(d) and Section 5.3(e) and (ii) immediately prior to or substantially concurrently with (and as a condition to) the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 8.2(b)(iii).

(k)                                 by Parent, prior to the time the Parent Shareholder Approval is obtained, in order to effect a Parent Change of Recommendation and substantially concurrently enter into a Parent Acquisition Agreement providing for a Parent Superior Proposal that did not result from a material breach of Section 5.4(a); provided that (i) Parent has complied with the terms of Section 5.4(d) and Section 5.4(e) and (ii) immediately prior to or substantially concurrently with (and as a condition to) the termination of this Agreement, Parent pays to the Company the Parent Termination Fee payable pursuant to Section 8.2(b)(vii).

Section 8.2.                                 Effect of Termination.

(a)                                 In the event of any valid termination of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, Section 6.3, this Section 8.2 and Article IX shall survive such termination; provided that nothing herein shall relieve any Party from liability for intentional fraud or Willful Breach of this Agreement prior to such termination.  For purposes of this Agreement, “Willful Breach” shall mean a deliberate action taken or deliberate failure to act that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, cause a material breach of this Agreement, it being acknowledged and agreed that the failure to consummate the Merger and the other Transactions contemplated by this Agreement after all of the conditions in Article VII have been satisfied or waived by the Party entitled to waive such conditions shall constitute a Willful Breach of this Agreement.

(b)                                 Termination Fee.

(i)                                     If this Agreement is terminated by the Company pursuant to Section 8.1(d) at a time when Parent would be permitted to terminate this Agreement pursuant to Section 8.1(g)(ii) or by Parent pursuant to Section 8.1(g)(ii) and (A) at any time on or after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been made to the Company Board of Directors or the Company or publicly announced or publicly known and, in either case, not withdrawn at the time of the Company Stockholders Meeting, and (B) within twelve (12) months after the date of such termination, (x) the Company enters into a definitive agreement providing for an Acquisition Proposal or (y) any Acquisition Proposal is

consummated, then the Company shall pay Parent a fee of $150,000,000 in cash (the “Termination Fee”) within two (2) Business Days following either of the events set forth in clauses (x) or (y) above occurring.

(ii)                                  If Parent terminates this Agreement pursuant to Section 8.1(g)(i), then within two (2) Business Days after such termination, the Company shall pay to Parent the Termination Fee.

(iii)                               If the Company terminates this Agreement pursuant to Section 8.1(j), substantially concurrently with or prior to (and as a condition to) such termination, the Company shall pay or cause to be paid to Parent the Termination Fee.

(iv)                              If the Company or Parent terminates this Agreement pursuant to Section 8.1(e) during a time which Parent is entitled to terminate this Agreement pursuant to Section 8.1(g)(i), the Company shall pay or cause to be paid to Parent the Termination Fee.

(v)                                 If this Agreement is terminated by Parent pursuant to Section 8.1(d) at a time when the Company would be permitted to terminate this Agreement pursuant to Section 8.1(h)(ii) or by the Company pursuant to Section 8.1(h)(ii) and (A) at any time on or after the date of this Agreement and prior to such termination a Parent Acquisition Proposal shall have been made to the Parent Board of Directors or Parent or publicly announced or publicly known and, in either case, not withdrawn at the time of the Parent Shareholders Meeting, and (B) within twelve (12) months after the date of such termination, (x) Parent enters into a definitive agreement providing for a Parent Acquisition Proposal or (y) any Parent Acquisition Proposal is consummated, then Parent shall pay the Company a fee of $300,000,000 in cash (the “Parent Termination Fee”) within two (2) Business Days following either of the events set forth in clauses (x) or (y) above occurring.

(vi)                              If Company terminates this Agreement pursuant to Section 8.1(h)(i), then within two (2) Business Days after such termination, Parent shall pay to the Company the Parent Termination Fee.

(vii)                           If Parent terminates this Agreement pursuant to Section 8.1(k), substantially concurrently with or prior to (and as a condition to) such termination, Parent shall pay or cause to be paid to the Company the Parent Termination Fee.

(viii)                        If the Company or Parent terminates this Agreement pursuant to Section 8.1(f) during a time which the Company is entitled to terminate this Agreement pursuant to Section 8.1(h)(i), Parent shall pay or cause to be paid to the Company the Parent Termination Fee.

(ix)                              In the event any amount is payable by the Company or Parent pursuant to the preceding clauses (i) through (viii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by the Party to whom such amount is owed.  Such Party shall promptly provide wire transfer instructions in writing to the other Party upon request (and in any event with sufficient time to allow the other Party to pay or cause to be paid to the first Party any Termination Fee or Parent Termination Fee, as applicable, payable hereunder within the time periods required by this Section 8.2(b)).  For the avoidance of doubt, in no event shall the Company or Parent be obligated to pay the Termination Fee, Parent Termination Fee, Company Expenses or Parent Expenses, as applicable, on more than one occasion.

(x)                                 Solely for purposes of Section 8.2(b)(i) and Section 8.2(b)(v), the term “Acquisition Proposal” and “Parent Acquisition Proposal” shall have the meaning assigned to such term in Annex A, except that all references to “twenty-five percent (25%)” therein shall be deemed to be references to “fifty percent (50%).”

(xi)                              If this Agreement is terminated (i) by Parent or the Company pursuant to Section 8.1(d) at a time when all the conditions set forth in Section 7.3 have been satisfied or waived and at a time when Parent is entitled to terminate this Agreement pursuant to Section 8.1(c), (ii) by Parent pursuant to Section 8.1(c) or (iii) by Parent or the Company pursuant to Section 8.1(e) and in the case of clause (i), (ii) or (iii) a Termination Fee is not otherwise payable by the Company pursuant to this Section 8.2(b) in connection with such termination, then the Company shall promptly, but in no event later than one (1) Business Day after delivery to the Company of a notice of demand for payment for all expenses of Parent or Merger Sub incurred in connection with the Transactions, pay Parent an amount equal to the Parent Expenses.  Any amount paid pursuant to this Section 8.2(b)(xi) may be deducted from any amount that is subsequently paid under Section 8.2(b)(i).

(xii)                           If this Agreement is terminated (i) by Parent or the Company pursuant to Section 8.1(d) at a time when all the conditions set forth in Section 7.2 have been satisfied or waived and at a time when the Company is entitled to terminate this Agreement pursuant to Section 8.1(b), (ii) by the Company pursuant to Section 8.1(b) or (iii) by the Company or Parent pursuant to Section 8.1(f) and in the case of clause (i), (ii) or (iii) a Parent Termination Fee is not otherwise payable by Parent pursuant to this Section 8.2(b) in connection with such termination, then Parent shall promptly, but in no event later than one (1) Business Day after delivery to Parent of a notice of demand for payment for all expenses of the Company incurred in connection with the Transactions, pay the Company an amount equal to the Company Expenses.  Any amount paid pursuant to this Section 8.2(b)(xii) may be deducted from any amount that is subsequently paid under Section 8.2(b)(v).

(c)                                  Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that, without these agreements, the Parties hereto would not enter into this Agreement.  Each Party further acknowledges that the Termination Fee or the Parent Termination Fee, as applicable, is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as applicable, in the circumstances in which the Termination Fee or the Parent Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.  In addition, if the Company or Parent fails to pay in a timely manner any amount due pursuant to Section 8.2(b), then (i) the Company or Parent, as applicable, shall reimburse the other Party for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts, including in connection with any related claims or Proceedings commenced and (ii) such Party shall pay to the other Party interest on the amounts payable pursuant to Section 8.2(b) and the costs and expenses described in clause (i) of this

Section 8.2(c) from and including the date payment of such amounts were due through the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus six percent (6%).  Notwithstanding anything to the contrary in this Agreement, but subject to the specific performance remedies set forth in Section 9.12, (i) upon Parent’s receipt of the full Termination Fee or Parent Expenses, as applicable (and any other amounts contemplated by this Section 8.2(c)), pursuant to this Section 8.2 in circumstances in which the Termination Fee or Parent Expenses are payable, none of the Company, any Company Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for intentional fraud or Willful Breach and (ii) upon the Company’s receipt of the full Parent Termination Fee or Company Expenses, as applicable (and any other amounts contemplated by this Section 8.2(c)), pursuant to this Section 8.2 in circumstances in which the Parent Termination Fee or Company Expenses are payable, none of Parent, any Parent Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for intentional fraud or Willful Breach.

ARTICLE IX
MISCELLANEOUS

Section 9.1.                                 Amendment and Modification; Waiver.

(a)                                 Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties.

(b)                                 At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein.  Any agreement on the part of Parent, Merger Sub or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable.  No failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.2.                                 Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 9.3.                                 Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

Section 9.4.                                 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by facsimile transmission or electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Encana Corporatoin

Suite 4400, 500 Centre Street South East

P.O. Box 2850

Calgary, Alberta T2P 2S5

Email:                  joanne.alexander@encana.com

Facsimile:                       403-645-2000

Attention:                       Executive Vice-President & General Counsel

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Email:                  agivertz@paulweiss.com

                                                      jmarell@paulweiss.com

Facsimile:                       212-492-0105

Attention:                       Adam M. Givertz

                                                                              Jeffrey D. Marell

if to the Company, to:

Newfield Exploration Company

4 Waterway Square Place, Suite 100

The Woodlands, Texas 77380

Email:                  bpaul@newfield.com

                                                      meilers@newfield.com

Attention:                       Benjamin Paul

                                                                              Meghan Eilers

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Email:                  sean.wheeler@kirkland.com

                                                      douglas.bacon@kirkland.com

Facsimile:                       713-836-3601

Attention:                        Sean T. Wheeler, P.C.

 Douglas E. Bacon, P.C.

901 Main Street

Dallas, Texas 75702

Email:                  ryan.gorsche@kirkland.com

Fascimile:                       214-972-1771

Attention:                        Ryan D. Gorsche

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Email:                  daneff@wlrk.com

                                                      gsmoodie@wlrk.com

Facsimile:                       212-403-2218

                                                                              212-403-2180

Attention:                       Daniel A. Neff

Gordon S. Moodie

Section 9.5.                                 Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  When a reference is made in the Agreement to “Company Stockholders,” such reference shall be to the record and/or beneficial Company Stockholders as the context requires.  When a reference is made in the Agreement to “Parent Shareholders,” such reference shall be to the record and/or beneficial Parent Shareholders as the context requires.  The words “made available” used in this Agreement shall mean that prior to the execution of this Agreement, such information, document or material was (i) publicly available on the SEC EDGAR database or (ii) made available for review by a Party or such Party’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions.  Any singular term used in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires.  The table of contents and headings and captions set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof.  All exhibits, annexes and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any exhibits, annexes or schedules but not otherwise defined therein, shall have the meaning as defined in this Agreement.  All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.  A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.6.                                 Counterparts.  This Agreement may be executed manually or by facsimile or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in.PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 9.7.                                 Entire Agreement; Third-Party Beneficiaries.

(a)                                 This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Article VIII, Parent and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)                                 It is expressly agreed that (i) each Company Designated Director shall be an express third party beneficiary of Section 1.6 and (ii) this Section 9.7(b) shall survive consummation of the Transactions so long as a Company Designated Director serves on the Parent Board of Directors and shall be enforceable by such Company Designated Director against Parent and its successors and assigns.

(c)                                  Except as provided in Section 6.4 and Section 9.7(b), nothing in this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.

Section 9.8.                                 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

Section 9.9.                                 Governing Law; Jurisdiction.

(a)                                 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction.

(b)                                 Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or Proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or Proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or Proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or Proceeding in such courts.  Each of the Parties hereto agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.9(b) in the manner provided for notices in Section 9.4.  Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 9.10.                          Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY

OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.10.

Section 9.11.                          Assignment.  This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that prior to the Effective Time, Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or in part to any Subsidiary of Parent, after the Effective Time, Parent or Merger Sub may transfer or assign their rights and obligations under this Agreement, in whole or in part to any Person; provided that any such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub.  Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.  Any purported assignment in violation of this Section 9.11 shall be null and void.

Section 9.12.                          Enforcement; Remedies.

(a)                                 Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)                                 The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  It is agreed that prior to the valid termination of this Agreement pursuant to Article VIII, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and to any further equitable relief.

(c)                                  The Parties’ rights in this Section 9.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity).  For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party.  In the event any Party seeks any remedy referred to in this Section 9.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ENCANA CORPORATION

By:	/s/ Douglas J. Suttles
Name: Douglas J. Suttles
Title: President & Chief Executive Officer

By:	/s/ Sherri A. Brillon
Name: Sherri A. Brillon
Title: Executive Vice-President & Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

NEAPOLITAN MERGER CORP.

By:	/s/ Andrew L. Rogers
Name: Andrew L. Rogers
Title: Vice-President

[Signature Page to Agreement and Plan of Merger]

NEWFIELD EXPLORATION COMPANY

By:	/s/ Lee K. Boothby
	Name:	Lee K. Boothby
	Title:	Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Certain Definitions

For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains terms and conditions that (a) are at least as favorable to the Company and no less restrictive of any Person party thereto than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” provision), (b) do not in any way restrict the Company or its Representatives from complying with its disclosure obligations under this Agreement, and (c) do not in any way prohibit the Company from providing any information to Parent in accordance with Section 5.3 or otherwise prohibit the Company from complying with its obligations under Section 5.3.

“Acceptable Parent Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains terms and conditions that (a) are at least as favorable to Parent and no less restrictive of any Person party thereto than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” provision) , (b) do not in any way restrict Parent or its Representatives from complying with its disclosure obligations under this Agreement, and (c) do not in any way prohibit Parent from providing any information to the Company in accordance with Section 5.4 or otherwise prohibit Parent from complying with its obligations under Section 5.4.

“Acquisition Proposal” means (a) any proposal or offer (other than the Transactions or any other proposal or offer by Parent or any Parent Subsidiary) with respect to a merger, consolidation, business combination, recapitalization, reorganization, joint venture, partnership, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries or (b) any proposal or offer to acquire, by tender offer, share exchange, stock or asset purchase or in any other manner, which, in each case with respect to clauses (a) and (b), if consummated, would result in any Person (other than Parent or any Parent Subsidiary) becoming, in one or a series of related transactions, directly or indirectly, the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of (i) twenty-five percent (25%) or more of the total voting power or of any class of equity securities of the Company or, in the case of a transaction described in clause (a), the entity resulting from such transaction or (ii) assets (including equity securities of any of the Company Subsidiaries) comprising twenty-five percent (25%) or more of the consolidated revenues, consolidated net income or consolidated total assets of the Company and the Company Subsidiaries, taken as a whole.

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

“Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the

Sherman Act, the Clayton Act and the Federal Trade Commission Act and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States.

“Bribery Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada), Criminal Law of the People’s Republic of China, the Anti-Unfair Competition Act (PRC), the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation, and any applicable anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which the Company or any of its Subsidiaries operates or Parent or any of its Subsidiaries operates, as applicable.

“Business Days” means a day, other than Saturday, Sunday or other day on which commercial banks in Houston, Texas, New York, New York or Calgary, Alberta are authorized or required by applicable Law to close.

“Canadian Securities Administrators” means the securities commission or similar regulatory authority in each province and territory of Canada.

“Canadian Securities Laws” means the securities legislation and rules and regulations thereunder of each province and territory of Canada and the rules, instruments, policies and orders of each Canadian Securities Administrator made thereunder.

“Code” means the Internal Revenue Code of 1986.

“Company Bylaws” means the Amended and Restated Bylaws of the Company as in effect on the date hereof.

“Company Certificate” means the Fourth Amended and Restated Certificate of Incorporation of the Company as in effect on the date hereof.

“Company Equity Awards” means the Company Restricted Share Awards, Company PSUs, Company RSUs, and any Notional Stock.

“Company Equity Plans” means (a) the Company’s 2017 Omnibus Incentive Plan and (b) the Company’s 2011 Omnibus Stock Incentive Plan, as amended.

“Company ESPP” means the Company’s Amended and Restated 2010 Employee Stock Purchase Plan.

“Company Expenses” means $50,000,000.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Lease” means any Contract pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any real property or has the right to do so (excluding any and all Oil and Gas Leases and Oil and Gas Interests).

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to (a) have a material adverse effect on the financial condition, business, capitalization or operations of the Company and the Company Subsidiaries, taken as a whole or (b) prevent, materially impede or delay beyond the Outside Date the ability of the Company to consummate the Transactions, including the Merger; provided, however, that in the case of clause (a), no Effects (individually or when aggregated or taken together with all other Effects) resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or would reasonably expected to exist or occur: (i) general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions (including commodity prices, interest rates and exchange rates) or changes thereof, (ii) general conditions in the oil and gas exploration, development or production industries or changes thereof, (iii) general political conditions and changes thereof, (iv) any changes after the date hereof in GAAP or the interpretation thereof, (v) any changes after the date hereof in applicable Law or the interpretation thereof, (vi) any failure by the Company to meet any internal or published projections, estimates, predictions or expectations of the Company’s revenue, earnings or other financial performance or results of operations or operating metrics for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or operating metrics, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account), (vii)  geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof, or changes in such conditions, (viii) the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions, including the impact thereof on relationships, contractual or otherwise, with officers, employees, customers, suppliers, distributors, vendors, licensors, licensees, lenders, Governmental Entities, Governmental Officials and other Persons with whom the Company has material business relations (provided that this clause (viii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions) (ix) any action or failure to take any action which action or failure to act is requested in writing by Parent or required by this Agreement, and (x) any Stockholder Litigation provided that with respect to the exceptions set forth in clauses (i), (ii), (iv), (v) and (vii) shall not be excluded to the extent such Effect has had a disproportionate adverse impact on the Company or any Company Subsidiary relative to other similarly-situated oil and gas exploration, development or production companies.

“Company PSU” means each restricted share unit award subject to performance-based vesting conditions granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time.

“Company Restricted Share Award” means each award of restricted stock granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time.

“Company RSU” means each restricted stock unit award (other than a Company PSU) granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time.

“Company Stockholders Meeting” means the special meeting of the Company Stockholders to approve the adoption of this Agreement (including any postponement, adjournment or recess thereof).

“Company Subsidiaries” means the Subsidiaries of the Company.

“Confidentiality Agreement” means the Confidentiality Agreement, effective as of October 16, 2018, between Parent and the Company, as amended hereby.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 23, 2018, among Newfield Exploration Company, JPMorgan Chase Bank, N.A., as the administrative agent, Wells Fargo Bank, National Association, The Bank of Nova Scotia, Houston Branch and The Bank of Tokyo Mitsubishi UFJ, Ltd, as co-syndication agents, and BMO Harris Bank N.A., Citibank, N.A., Credit Suisse AG, Cayman Islands Branch, Sumitomo Mitsui Banking Corporation and U.S. Bank National Association, as co-documentation agents, and the lenders party thereto, as the same may be amended, supplemented, replaced or otherwise modified from time to time.

“Derivative” means a derivative transaction within the coverage of Statement of Financial Accounting Standard No. 133, including any swap transaction, option, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction, whether or not entered into for hedging purposes, and relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transaction.

“Effect” means any change, effect, development, event or occurrence.

“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of or exposure to Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act or any other Law of similar effect.

“Environmental Permits” means applicable permits, licenses, certificates, consents, registrations, exemptions, variances, approvals and authorizations issued by Governmental Entities or required under Environmental Laws for the business of the Company and the Company Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Form S-4” means the registration statement on Form S-4 to be filed with the SEC by Parent, which will include the Joint Proxy Statement, pursuant to which Parent Common Shares issuable under this Agreement will be registered with the SEC (including any amendments or supplements thereto).

“Good Title” means such title that a prudent Person engaged in the business of purchasing and owning, developing, and operating producing or non-producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.

“Governmental Entity” means (a) any supranational, national, federal, provincial, state, county, municipal, local, or foreign government, court, tribunal, commission, instrumentality, regulatory body or self-regulatory body (including any securities exchange) or any other entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices, self-regulatory organizations (including the NYSE and the TSX) and public and private arbitrators).

“Governmental Official” means (i) any official, officer, employee or representative of, or any Person acting in an official capacity for, or on behalf of, any Governmental Entity or (ii) any political party or political party official or candidate or political office.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids and other liquids or gaseous hydrocarbons or other substances (including minerals) produced or associated therewith.

“Indebtedness” means with respect to any Person at any date means, without duplication, all obligations of such Person under the applicable governing documentation to pay principal, interest, penalties, fees, guarantees, reimbursements, damages, “make whole” amounts, costs of unwinding and other liabilities with respect to (a) all obligations for borrowed money, whether current, fixed or contingent, secured or unsecured, (b) all obligations evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed, (d) all direct or indirect guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness, (e) all capital lease obligations and all synthetic lease obligations, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments, (g) all securitization transactions and all obligations under Derivative instruments or agreements, (h) all obligations representing the deferred and unpaid purchase price of property, goods or services (other than trade payables incurred in the ordinary course of business consistent with past practice), and (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances.

“Intellectual Property” means any of the following: (a) patents, including design patents, and applications relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, continuing prosecution applications, provisionals, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patents and patent applications that are counterparts to such patents and patent applications; (b) trademarks, trade names, service marks, service names, trade dress, logos, slogans, certification marks, collective marks, d/b/a’s, Internet domain names, URLs, corporate names, brand names and other indicia of origin, together with any registrations and applications for registration thereof, including all renewals of the same, and any goodwill associated therewith; (c) rights in works of authorship, whether copyrightable or not (including rights in Software, databases and other compilations of information), copyrights therein and thereto, and other similar exclusive exploitation rights and moral rights, and any registrations and applications for registration thereof, and all renewals, extensions, restorations and reversions thereof; (d) trade secret rights and other rights in know-how and confidential or proprietary information, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; and (e) all other intellectual property or proprietary rights.

“Joint Proxy Statement” means the definitive joint proxy statement/prospectus (including, in the case of Parent, the notice of the Parent Shareholders Meeting and accompanying management proxy circular, including all schedules, appendices and exhibits thereto) included in the Form S-4 at the time it becomes effective to be sent to the Company Stockholders in connection with the Company Stockholders Meeting and the Parent Shareholders in connection with the Parent Shareholders Meeting (including any amendments or supplements thereto)

“Knowledge” means, as the case may be, the actual knowledge of (a) with respect to Parent or Merger Sub, the individuals listed in Section 1.1 of the Parent Disclosure Letter or (b) with respect to the Company, the individuals listed in Section 1.1 of the Company Disclosure Letter.

“Labor Laws” means all federal, state and local Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, nondiscrimination in employment, occupational safety and health, the calculation and payment of wages, equal employment opportunity (including Laws prohibiting discrimination and/or harassment on the basis of race, national origin, religion, gender, disability, age, or any other protected classification), workers’ compensation, unemployment, employment of minors, labor relations, unions, tips and overtime of any kind, pay equity, employee classification, family and medical leave, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Act of 1998 or any similar applicable Laws.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, covenant, condition, charge, claim, option, right of first refusal, easement, title defect, right of way, encroachment, occupancy right, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA.

“NYSE” means the New York Stock Exchange.

“Oil and Gas Contracts” means any of the following Contracts to which the applicable Person is a party (other than, in each case, an Oil and Gas Lease): all farm-in and farm-out agreements, areas of mutual interest agreements, joint venture agreements, development agreements, production sharing agreements, operating agreements, unitization, pooling and communitization agreements, declarations and orders, divisions orders, transfer orders, royalty deeds, oil and gas sales agreements, exchange agreements, gathering and processing Contracts and agreements, drilling, service and supply Contracts, geophysical and geological Contracts, land broker, title attorney and abstractor Contracts and all other Contracts relating to Oil and Gas Interests.

“Oil and Gas Interests” means (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests; (b) Hydrocarbons or revenues therefrom and claims and rights thereto; (c) all Oil and Gas Leases and the leasehold estates created thereby and the lands covered by the Oil and Gas Leases or included in units with which the Oil and Gas Leases may have been pooled or united; (d) all Oil and Gas Contracts; (e) surface interests, fee interests, reversionary interests, reservations and concessions; (f) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, (g) all rights and interests in, under or derived from unitization and pooling agreements in effect with respect to clauses (a) and (b) above and the units created thereby which accrue or are attributable to the interests of the holder thereof; (h) all interests in machinery, equipment and inventory (including Wells, equipment, machinery, pipe, and other goods and materials purchased by any operator for the joint account of the operator and non-operators, without regard to whether any thereof is located on the Oil and Gas Leases or the Wells), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering Systems and metering equipment), pumps, water plants, electric plants, gasoline and gas platforms, processing plants, separation plants, refineries, testing and monitoring equipment, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (i) all other property or interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.

“Oil and Gas Leases” means all Hydrocarbon and mineral leases and subleases, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests, and other rights to Hydrocarbons in place, and mineral servitudes, and all leases, subleases, licenses or other occupancy or similar agreements under which a Person acquires or obtains operating rights in and to Hydrocarbons or any other real property which is material to the operation of such Person’s oil and gas business.

“Order” means any judgment, settlement, order, decision, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by, any Governmental Entity.

“Parent Acquisition Proposal” means (a) any proposal or offer with respect to a merger, consolidation, business combination, recapitalization, reorganization, joint venture, partnership, liquidation, dissolution or similar transaction involving Parent or any of the Parent Subsidiaries or (b) any proposal or offer to acquire, by tender offer, share exchange, stock or asset purchase or in any other manner, which, in each case with respect to clauses (a) and (b), if consummated, would result in any Person (other than the Company or any Company Subsidiary) becoming, in one or a series of related transactions, directly or indirectly, the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of (i) twenty-five percent (25%) or more of the total voting power or of any class of equity securities of Parent or, in the case of a transaction described in clause (a), the entity resulting from such transaction or (ii) assets (including equity securities of any of the Parent Subsidiaries) comprising twenty-five percent (25%) or more of the consolidated revenues, consolidated net income or consolidated total assets of Parent and the Parent Subsidiaries, taken as a whole.

“Parent DSU” means each deferred share unit award granted under any Parent Equity Plan that is outstanding immediately prior to the Effective Time.

“Parent Equity Plans” means (i) the Encana Corporation Employee Stock Option Plan, (ii) the Encana Corporation Employee Stock Appreciation Rights Plan, (iii) the Performance Share Unit Plan for Employees of Encana Corporation, (iv) the Restricted Share Unit Plan for

Directors of Encana Corporation, (v) the Restricted Share Unit Plan for Employees of Encana Corporation (vi) the Deferred Share Unit Plan for Employees of Encana Corporation, (vii) the Deferred Share Unit Plan for Directors of Encana Corporation, and (viii) any other incentive equity or equity-based plans maintained by Encana or its affiliates.

“Parent Expenses” means $50,000,000.

“Parent Lease” means any Contract pursuant to which the Parent leases, subleases or occupies any real property or has the right to do so (excluding any and all Oil and Gas Leases and Oil and Gas Interests).

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to (a) have a material adverse effect on the financial condition, business, capitalization or operations of Parent and the Parent Subsidiaries, taken as a whole or (b) prevent, materially impede or delay beyond the Outside Date the ability of Parent and Merger Sub to consummate the Transactions, including the Merger; provided, however, that in the case of clause (a), no Effects (individually or when aggregated or taken together with all other Effects) resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred or would reasonably expected to exist or occur: (i) general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions (including commodity prices, interest rates and exchange rates) or changes thereof, (ii) general conditions in the oil and gas exploration, development or production industries or changes thereof, (iii) general political conditions or changes thereof, (iv) any changes after the date hereof in GAAP or the interpretation thereof, (v) any changes after the date hereof in applicable Law or the interpretation thereof, (vi) any failure by Parent to meet any internal or published projections, estimates, predictions or expectations of Parent’s revenue, earnings or other financial performance or results of operations or operating metrics for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or operating metrics, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Parent Material Adverse Effect” may be taken into account), (vii) geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof, or changes in such conditions, (viii) the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions, including the impact thereof on relationships, contractual or otherwise, with officers, employees, customers, suppliers, distributors, vendors, licensors, licensees, lenders or Governmental Entities or Governmental Officials and other Persons with whom Parent has material business relations (provided that this clause (viii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions), (ix) any action or failure to take any action which action or failure to act is requested in writing by the Company or required by this Agreement and (x) any Stockholder Litigation; provided that with respect to the exceptions set forth in clauses (i), (ii), (iv), (v) and (vii) shall not be excluded to the extent such Effect has had a disproportionate adverse impact on Parent or any Parent Subsidiary relative to other similarly-situated oil and gas exploration, development or production companies.

“Parent PSU” means each restricted share unit award subject to performance-based vesting conditions granted under any Parent Equity Plan that is outstanding immediately prior to the Effective Time.

“Parent RSU” means each restricted share unit award (other than a Parent PSU) granted under any Parent Equity Plan that is outstanding immediately prior to the Effective Time.

“Parent SAR” means each share appreciation rights granted under any Parent Equity Plan that is outstanding immediately prior to the Effective Time.

“Parent Shareholders Meeting” means the special meeting of the Parent Shareholders to consider the approval of the Parent Share Issuance (including any postponement, adjournment or recess thereof).

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Parent Superior Proposal” means a bona fide, written Parent Acquisition Proposal (with references to “twenty-five (25%) or more” being deemed to be replaced with references to “one hundred percent (100%)”) by a third party, which the Parent Board of Directors determines in good faith after consultation with Parent’s outside legal and financial advisors to be more favorable to the Parent Shareholders than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and this Agreement).

“Parent Trading Price” means the volume weighted averages of the trading price of Parent Common Shares on the NYSE as displayed under the heading “Bloomberg VWAP” on Bloomberg page “ECA US <equity>“ (or its equivalent successor if such page is not available) on each of the five (5) consecutive trading days ending on the trading day that is three (3) trading days prior to the date of the Effective Time, rounded down to the nearest penny (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Per Share Total Consideration” means the product of (a) the Exchange Ratio multiplied by (b) the Parent Trading Price.

“Permitted Liens” means, collectively, any Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet due or that is being contested in good faith by appropriate Proceedings and for which adequate reserves have been established on the Company’s or Parent’s (as applicable) financial statements in accordance with GAAP, (b) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice, which is not yet due or is being contested in good faith by appropriate Proceedings and for which adequate reserves have been established on the Company’s or Parent’s (as applicable) financial statements, (c) which is specifically disclosed on the most recent consolidated balance sheet of the Company or Parent (as applicable) or the notes thereto included in the Company SEC Documents or Parent SEC Documents (as applicable) as of the date hereof, (d) which is a statutory or common law Lien to secure landlords or lessors under leases or rental agreements, (e) which is imposed on the underlying fee interest in real property subject to a Company Lease or any Contract pursuant to which Parent or any Parent Subsidiary leases, subleases or occupies any real property or has the right to do so (as applicable), (f) which is a common law or statutory Lien securing obligations for labor, services, materials and supplies furnished to mineral interests, (g) which is a Lien on pipeline or pipeline facilities that arise out of operation of Law, (h) which is a Lien (i) arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business and (ii) customarily granted in the oil and gas industry, (i) that arises from the rights reserved to or vested in any Governmental Entity to control or regulate any of the Company’s or the Company Subsidiaries’, or Parent’s or the Parent Subsidiaries’, as applicable, properties or assets in any manner, (j) that arises in connection with production burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report or the Parent Reserve Report, as applicable, and any production burdens payable to third parties affecting any Oil and Gas Interest that was acquired subsequent to the date of the Company Reserve Report or Parent Reserve Report, as applicable, (k) consisting of any easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Company or of any Company Subsidiary, or of Parent or of any of the Parent Subsidiaries, as applicable, that are customarily granted in the oil and gas industry and do not (i) materially interfere with the operation, value or use of the property or asset affected or (ii) increase the burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report or the Parent Reserve Report, as applicable, including any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest, (l) that is a Lien which Parent (in the case of title defects with respect to properties or assets of the Company or the Company Subsidiaries) has expressly waived in writing, (m) that arises as a result of a non-exclusive license or other non-exclusive grant of rights under Intellectual Property rights to use products and services, (n) that will be discharged at or prior to the Effective Time (including Liens securing any Indebtedness that will be paid off in connection with the Closing) and (o) consisting of any other non-monetary Liens, defects and irregularities not arising in connection with Indebtedness, and any encroachments, overlapping improvements, and other state of facts as would be shown on an accurate survey of any real property, that are not such as to materially interfere with the operation, value or use of the property or asset affected.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, grievances, audits, investigations, examinations or other proceedings, in each case, by or before any Governmental Entity.

“Production Burden” means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts), only to the extent that any such royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests are valid and subsisting under applicable Law and are set out in the public records of the counties or parishes in which such burdened Oil and Gas Interest or Oil and Gas Lease is located, provided that Taxes and assessments of Governmental Entities shall not constitute Production Burdens.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.

“Sanctioned Country” means any of the Crimea region, Cuba, Iran, North Korea, Sudan and Syria.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under the Sanctions Laws of the United States, Canada, the United Kingdom, the European Union or any member state of the European Union, or the United Nations, including (i) any Person identified in any list of sanctioned persons maintained by (A) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (B) Canada; (C) the United Kingdom; (D) any committee of the United Nations Security Council; or (E) the European Union or any member state of the European Union; (ii) any Person located, organized, or resident in, or a Governmental Entity or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii).

“Sanctions Laws” means all Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of a targeted Person, the ability to engage in transactions with specified Persons or countries, or the ability to take an ownership interest in assets of a specified Person or located in a specified country, including any Laws threatening to impose economic sanctions on any Person for engaging in proscribed behavior.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a bona fide, written Acquisition Proposal (with references to “twenty-five percent (25%) or more” being deemed to be replaced with references to “one-hundred percent (100%)”) by a third party, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors to be more favorable to the Company Stockholders than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and this Agreement (and any changes to the terms of this Agreement proposed by Parent pursuant to Section 5.3)).

“Systems” means the refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery and equipment that are owned by the Company and the Company Subsidiaries and used for the conduct of their respective businesses.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, capital gains, goods and services, license, branch, use, net worth, capital stock, payroll, employment, social security (or similar), workers’ compensation, unemployment compensation, utility, escheat, excise, severance, production, withholding, ad valorem, stamp, transfer, value-added, gains, premium, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, disclosure, estimated Tax filing or declaration filed, required to be filed or otherwise required to be supplied to any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Treasury Regulations” means the U.S.  Treasury regulations promulgated under the Code.

“TSX” means the Toronto Stock Exchange.

“Units” means all pooled, communitized or unitized acreage that includes all or a part of any Oil and Gas Lease.

“Wells” means all oil and/or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on any Oil and Gas Lease or Unit or otherwise associated with any Oil and Gas Interest of the applicable Person, together with all oil, gas and mineral production from such well.

Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
401(k) Termination Date	6.7(b)
Agreement	Preamble
Base Amount	6.4(c)
Benefits Continuation Period	6.7(a)
Book Entry Shares	2.2(b)
Cancelled Shares	2.1(b)
CBCA	4.1(a)
Certificate of Merger	1.3
Certificates	2.2(b)
Change of Recommendation	5.3(a)
Charter	1.4(a)
Closing	1.2
Closing Date	1.2
Company	Preamble
Company Acquisition Agreement	5.3(a)
Company Benefit Plan	3.10(a)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Capitalization Date	3.2(a)
Company Common Stock	3.2(a)
Company Designated Directors	1.6
Company Disclosure Letter	III
Company IP	3.14(a)
Company Material Contract	3.17(a)
Company Owned Real Property	3.15(d)
Company Preferred Stock	3.2(a)
Company Report Preparer	3.16
Company Reserve Reports	3.16
Company SEC Documents	3.5(a)
Company Stockholder Approval	3.3(b)

Term	Section
Company Stockholders	Recitals
Company Subsidiary Governing Documents	3.1(b)
Continuing Employees	6.7(a)
Credit Suisse	4.21
DGCL	Recitals
DOJ	6.2(b)
Effective Time	1.3
Enforceability Limitations	3.3(c)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(a)
Fractional Share Consideration	2.1(a)
FTC	6.2(b)
GAAP	3.5(b)
Indemnified Parties	6.4(a)
Intervening Event	5.3(d)
ITAR	3.9(e)
J.P. Morgan	3.21
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
Merger Sub Board of Directors	Recitals
Merger Sub Shares	2.1(c)
New Plans	6.7(a)
Notional Stock	2.4(d)
Old Plans	6.7(a)
Outside Date	8.1(d)
Parent	Preamble
Parent Acquisition Agreement	5.4(a)
Parent Benefit Plan	4.10(a)
Parent Board of Directors	Recitals
Parent Board Recommendation	Recitals
Parent Capitalization Date	4.2(a)
Parent Change of Recommendation	5.4(a)
Parent Common Shares	Recitals
Parent CSA Documents	4.5(e)
Parent Disclosure Letter	IV
Parent Governing Documents	4.1(a)
Parent Intervening Event	5.4(d)
Parent IP	4.14(a)
Parent Material Contracts	4.17(a)
Parent Owned Real Property	4.15(c)
Parent Preferred Stock	4.2(a)
Parent Report Preparer	4.16
Parent Reserve Reports	4.16

Term	Section
Parent SEC Documents	4.5(a)
Parent Share Issuance	Recitals
Parent Shareholder Approval	4.3(b)
Parent Shareholders	Recitals
Parent Subsidiary Governing Documents	4.1(a)
Parent Termination Fee	8.2(b)(v)
Parties	Preamble
Party	Preamble
Payoff Amount	6.13(b)
Payoff Letter	6.13(b)
Permits	3.9(b)
Related Person	4.23
Sarbanes-Oxley Act	3.5(a)
Stockholder Litigation	6.9
Subject Indebtedness	6.13(b)
Surviving Corporation	1.1
Takeover Statute	3.22
TD Securities	4.21
Termination Fee	8.2(b)(i)
Transactions	Recitals
Willful Breach	8.2(a)
US Holdco	Recitals
US Opco	Recitals